Exhibit 10.6

GROUND LEASE

dated as of

June 12, 1998

between

UNIVERSAL CITY

DEVELOPMENT

PARTNERS

and

UNIVERSAL CITY

FLORIDA PARTNERS

and

UCF HOTEL VENTURE

		PAGE
ARTICLE I
DEFINITIONS
Section 1.1	Definitions	2
Section 1.2	Partnership Agreement Definitions	14
ARTICLE II
GRANT AND TERM
Section 2.1	Lease of Site	14
Section 2.2	Term	14
Section 2.3	Condition	14
Section 2.4	Ownership of Hotels, FF&E, etc.	15
Section 2.5	Landlord’s Right to Inspect	15
ARTICLE III
INITIAL CONSTRUCTION; ALTERATIONS
Section 3.1	Initial Construction; Development Period Remedies	16
Section 3.2	Alterations	16
Section 3.3	Site Inspection	19
Section 3.4	No Subordination of Fee	20
ARTICLE IV
RENT
Section 4.1	Rent	20
Section 4.2	Payment of Base Rent and Additional Rent; Right to Audit	21
Section 4.3	Manner of Payment	23
Section 4.4	No Partnership Created	23
Section 4.5	Survival	23
Section 4.6	Rent to Market Adjustment	23
Section 4.7	Rent Suspension	24
ARTICLE V
CERTAIN COVENANTS
Section 5.1	Net Lease Generally	24
Section 5.2	Repairs and Maintenance	24

(i)

(CONTINUED)

(ii)

(CONTINUED)

(iii)

(CONTINUED)

(iv)

(CONTINUED)

(v)

EXHIBITS AND SCHEDULES

Exhibit A	Resort Property Site Plan
Exhibit B	Legal Description of Resort Property
Exhibit C	Legal Description of UCDP’s portion of Resort Property and Legal Description of UCFP’s portion of Resort Property
Exhibit D	Legal Descriptions of Sites and Phase II Sites
Exhibit E	Memorandum of Lease
Schedule 1.1	Property Restrictions
Schedule 4.1	Income After Debt Service; Available Cash

(vi)

GROUND LEASE

GROUND LEASE, dated as of June 12, 1998 (this “LEASE”), between Universal City Development Partners, a general partnership formed under the laws of the State of Florida (“UCDP”), and Universal City Florida Partners, a general partnership formed under the laws of the State of Florida (“UCFP” and, together with UCDP, “LANDLORD”), and UCF Hotel Venture, a general partnership formed under the laws of the State of Florida (“TENANT”).

W I T N E S S E T H :

WHEREAS, concurrently herewith, URH (as hereinafter defined), an Affiliate of Landlord, and LOH (as hereinafter defined) have entered into the Partnership Agreement (as hereinafter defined) for the purpose of, inter alia, planning, financing, constructing, developing, maintaining, managing, owning and operating the Project (as hereinafter defined) within the resort located in the City of Orlando, Orange County, Florida currently known as Universal Studios Escape and pursuant to which URH and LOH have formed Tenant;

WHEREAS, the land on which Universal Studios Escape is situated (the “RESORT PROPERTY”) is described on the site plan attached hereto as Exhibit A and legally described in Exhibit B hereto, and the portion of the Resort Property described in Item 1 of Exhibit C is owned by UCDP, and the portion of the Resort Property described in Item 2 of Exhibit C is owned by UCFP; and

WHEREAS, UCFP currently owns, and, together with its Affiliates, operates, Universal Studios Florida, a motion picture and television themed Tourist Attraction (as hereinafter defined), on a portion of the Resort Property identified as “First Gate” on Exhibit A hereto (the “FIRST GATE”).

WHEREAS, UCDP is constructing adjacent to the First Gate “Universal’s Islands of Adventure,” a themed Tourist Attraction to be owned by UCDP and operated by Theme Park Owner (as hereinafter defined) and its Affiliates, which is being constructed on a portion of the Resort Property identified as “Second Gate” on Exhibit A hereto (the “SECOND GATE”) along with a planned entertainment district that will include restaurants, entertainment and shopping facilities and two (2) parking garages and related facilities (such district, restaurants, entertainment and shopping facilities, parking garages and related facilities, the First Gate, the Second Gate and any other Tourist Attraction constructed on the Resort Property, collectively, the “THEME PARK”);

WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the following portions of the Resort Property (each such portion, a “SITE”, which Sites are described on Exhibit A hereto and legally described on Exhibit D hereto) on which Tenant intends to construct and operate the following: (a) The Portofino Bay Hotel, a Loews Hotel (the “PORTOFINO”) to be constructed on the portion of the Resort Property identified as the “Portofino Hotel” on Exhibit A hereto and legally described in Item 1 of Exhibit D hereto; (b) The Hard Rock Hotel (the “HARD ROCK HOTEL”), to be constructed on the portion of the Resort Property identified as “Hard Rock Hotel” on Exhibit A hereto and legally described in Item 2 of Exhibit D hereto; (c) a third hotel currently having a South Seas theme but which hotel has not yet been named (the “THIRD HOTEL”) to be constructed on the portion of the Resort Property identified as “Third Hotel Site” on Exhibit A hereto and legally described in Item 3 of Exhibit D hereto; and (d) a common support facility (the “SUPPORT FACILITY”) to be constructed on the portion of the Resort Property identified as the “Support Facility” on Exhibit A hereto and legally described in Item 4 of Exhibit D hereto (each of the Hotels (as hereinafter defined) and the Support Facility described in clauses (a), (b), (c) and (d) of this Whereas clause, a “PROPERTY” and all Properties, together with the Building & Appurtenances and FF&E (as hereinafter defined) applicable thereto, the “PROJECT”), all in accordance with the terms and conditions hereinafter set forth;

WHEREAS, the Hotels are intended to be components of a “full-service destination resort” with a high degree of integration and cooperation with the Theme Park, with an objective of presenting to the Hotel guest and Theme Park customer (and potential Hotel guest and Theme Park customer) a “seamless” experience with respect to the various elements of the Project and the Theme Park, all as more fully provided in the Resort Covenants and Reciprocal Easement Agreement dated as of the date hereof between Tenant and the Theme Park Owner (the “RESORT AGREEMENT”) and

WHEREAS, pursuant to Section 9 of the Partnership Agreement, URH and LOH, through their Affiliates, may elect to develop, own and operate an additional three (3) hotels on the Resort Property, which development would include two (2) hotels having a total of approximately 2,600 keys and approximately 150,000 square feet of meeting space (the “PRIMARY PHASE II HOTELS”) to be constructed on the portions of the Resort Property identified as Sites C and D, respectively, on Exhibit A hereto and described in Item 5 of Exhibit D hereto (the “PRIMARY PHASE II SITES”) and a third hotel (the “THIRD PHASE II PROPERTY” and, together with the Primary Phase II Hotels, the “PHASE II HOTELS”) having approximately 300 time share units to be constructed on the portion of the Resort Property identified as Site F on Exhibit A hereto and described in Item 6 of Exhibit D hereto (the “THIRD PHASE II SITE” and, together with the Primary Phase II Sites, the “PHASE II SITES”).

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 DEFINITIONS. For purposes of this Lease, the following definitions shall apply:

“AAA” shall have the meaning set forth in Section 18.1(a).

“AAA RULES” shall mean the American Arbitration Association.

“ACCOUNTANT’S STATEMENT” shall have the meaning set forth in Section 4.2(a).

“ADDITIONAL RENT” for each Fiscal Year, shall mean (i) 1% of Total Revenues during such Fiscal Year plus (ii) $7,000,000, adjusted for inflation from the month in which the Opening Date of the Portofino occurs.

“AFFILIATE” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (and, for purposes of this definition, “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise); provided that so long as Universal and Rank, or Affiliates of Universal and Rank, jointly control a Person, each of Universal and Rank, and each such Affiliate of Universal and Rank (if applicable), shall be Affiliates of such Person; and each such Person who is so jointly controlled shall be an Affiliate of (A) each other Person who is so jointly controlled and (B) each other Affiliate of Universal and Rank.

“ALTERATIONS” shall have the meaning set forth in Section 3.2(a).

“APPROVED SUBLEASE” shall have the meaning set forth in Section 10.5(e).

“ASSIGNEE PARTIES” shall have the meaning set forth in Section 10.3(a)(iv).

“AVAILABLE CASH” shall have the meaning set forth in the Partnership Agreement.

“BANKRUPTCY CODE” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto.

“BASE RENT” for each Fiscal Year, shall mean 1% of Total Revenues during such Fiscal Year.

“BUILDING & APPURTENANCES” shall mean a building or structure, including all installations incorporated in or attached thereto and used or useable in the operation thereof such as machinery, motors, engines, dynamos, energy co-generation equipment, compressors, pumps, boilers and burners, heating, plumbing, electric, ventilating, air cooling and air conditioning equipment, chutes, ducts, pipes, tanks, conduits and wiring, elevators, escalators and hoists, washroom, toilet and lavatory plumbing equipment, window washing hoists and equipment, and built-in kitchen fixtures and equipment (excluding FF&E and Operating Equipment).

“CAPITAL INVESTMENT” shall have the meaning set forth in the Partnership Agreement.

“COMMENCEMENT DATE” shall have the meaning set forth in Section 2.2.

“CONCESSIONAIRE” shall mean a Person (other than the Hotel Manager), including a shopkeeper, retailer, operator of a bar, restaurant or similar establishment, or other provider of services, that has entered into a lease, sublease, or similar agreement with Tenant granting a possessory right to occupy space at the Premises.

“CONSUMER PRICE INDEX” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled and published by the Bureau of Labor Statistics of the United States Department of Labor for the Miami, Florida area.

“CONTAMINATION” shall mean the presence of any Hazardous Substance on, in, at, under or within the Premises, or the Release of any Hazardous Substance on, in, at, under, within, from or to the Premises, to the extent such presence or Release would be in violation of any Environmental Law.

“COUNTY” shall mean Orange County, Florida.

“DISNEY” shall mean (i) The Walt Disney Company (which shall include, for the purposes of this Lease, any corporate successor thereto), (ii) its parent (for purposes of this definition, the term “parent” shall mean any Person that owns, directly or indirectly, greater than fifty percent (50%) of the equity of The Walt Disney Company or that has the ability to elect a majority of the board of directors or similar governing body of The Walt Disney Company) and (iii) any Person in which such parent, directly or indirectly, owns greater than fifty percent (50%) of the equity, or of which such parent, directly or indirectly, has the ability to elect a majority of the board of directors or similar governing body.

“DISPUTE” shall have the meaning set forth in Section 18.1(a).

“ENVIRONMENTAL LAWS” shall mean any federal, state or local laws, regulations, statutes, ordinances or common law theories relating to the protection of the environment or to the protection of individuals from exposure to Hazardous Substances, as the same may hereafter be amended, supplemented or otherwise modified from time to time, including but not limited to the following:

(i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.(Sections)9601 et seq.;

(ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C.(Sections)1802 et seq.;

(iii) the Resources Conservation and Recovery Act of 1976, 42 U.S.C.(Sections)6901 et seq.;

(iv) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C.(Sections)2601 et seq.;

(v) the Federal Water Pollution Control Act, 33 U.S.C. (Sections)1251 et seq.;

(vi) the Clean Air Act, 42 U.S.C.(Sections)7401 et seq.;

(vii) the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613;

(viii) the National Environmental Policy Act of 1969, 42 U.S.C. Section 4321;

(ix) the Safe Drinking Water Act, 42 U.S.C. Sections 300F, et seq.;

(x) all rules, regulations and orders promulgated in connection with any of the foregoing;

(xi) Environmental Protection Agency rules, regulations and orders pertaining to asbestos and asbestos-containing material (including, without limitation, 40 C.F.R. Part 61, Subpart M);

(xii) Occupational Safety and Health Administration rules, regulations and orders pertaining to asbestos and asbestos-containing material (including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58); and

(xiii) any and all other federal, state and local laws, rules, regulations and orders relating to Hazardous Substances, now existing or hereafter promulgated.

“EVENT OF BANKRUPTCY” shall mean, with respect to a Person, any of the following events: (i) if such Person shall commence a voluntary case under the Bankruptcy Code; (ii) if an involuntary case is commenced under the Bankruptcy Code against such Person and the petition is not controverted within one hundred fifty (150) days, or is not dismissed within one hundred eighty (180) days, after commencement of the case; (iii) if a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of such Person and such appointment has not been vacated or stayed on appeal or otherwise within one hundred fifty (150) days or, if within one hundred eighty (180) days after the expiration of any such stay, such appointment has not been vacated; (iv) if such Person commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which is not stayed or dismissed within a period of one hundred fifty (150) days; (v) if such Person makes a general assignment for the benefit of creditors; (vi) if such Person admits, in writing, that it is generally unable to pay its debts as they become due; or (vii) if such Person is adjudicated insolvent or bankrupt.

“EVENT OF DEFAULT” shall have the meaning set forth in Section 12.1.

“EVENT OF DEFAULT NOTICE” shall have the meaning set forth in Section 12.1.

“EXPIRATION DATE” shall have the meaning set forth in Section 2.2.

“FF&E” shall mean all furniture, fixtures and equipment (other than Building & Appurtenances, Operating Equipment and Operating Supplies) located at or used in connection with the Project, including (without limitation): (i) all furniture, furnishings, built-in furniture, carpeting, draperies, decorative millwork, decorative lighting, doors, cabinets, hardware, partitions (but not permanent walls), televisions and other electronic equipment, interior plantings, interior water features, artifacts and artwork, and interior and exterior graphics; (ii) communications equipment; (iii) all fixtures and specialized hotel equipment used in the operation of kitchens, laundries, dry cleaning facilities, bars and restaurants; (iv) telephone and call accounting systems; (v) rooms management systems, point-of-sale accounting equipment, front and back office accounting, computer, duplicating systems and office equipment; (vi) cleaning and engineering equipment and tools; (vii) vehicles; (viii) recreational equipment; and (ix) all other similar items which are used in the operation of the Project, excluding, however, any personal property which is owned by subtenants, licensees, Concessionaires or contractors.

“FF&E RESERVE ACCOUNT” shall have the meaning set forth in Section 5.11(a).

“FIRST GATE” shall have the meaning set forth in the third Whereas clause hereof.

“FIRST PERMITTED LEASEHOLD MORTGAGE” shall mean (i) the Permitted Leasehold Mortgage that is prior in lien among all such mortgages in effect and (ii) collectively, a First Permitted Leasehold Mortgage and a Permitted Leasehold Mortgage if such Permitted Leasehold Mortgage is second in priority in lien among such mortgages in effect and both such mortgages are held by the same Permitted Leasehold Mortgagee or the Permitted Leasehold Mortgagees under such mortgages are Affiliates.

“FIRST PERMITTED LEASEHOLD MORTGAGEE” shall mean the holder of or secured party under the First Permitted Leasehold Mortgage.

“FISCAL YEAR” shall mean the twelve (12) month period commencing January 1 and ending December 31, except that the first Fiscal Year of the Project shall be that period commencing on the Opening Date of the first Hotel to open and ending on the next December 31 which is at least one (1) year thereafter.

“FORCE MAJEURE EVENT” shall mean a strike, slowdown, lockout, act of God, inability to obtain labor or materials, war, enemy action, civil commotion, fire, casualty, catastrophic weather condition, a court order which causes a delay (unless resulting from disputes between or among the Person alleging a Force Majeure Event, present or former employees, officers, members, partners or shareholders of such alleging Person or Affiliates (or present or former employees, officers, partners, members or shareholders of such Affiliates) of such alleging Person), the application of any Legal Requirement, or another cause beyond such Person’s control or which, if susceptible to control by such Person, shall be beyond the reasonable control of such Person.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“GOVERNMENTAL AUTHORITY” shall mean the United States of America, the State of Florida, and any agency, quasi-governmental agency, department, commission, board, bureau, instrumentality or political subdivision (including any city, county or district) of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises or any portion thereof.

“HARD ROCK HOTEL” shall have the meaning set forth in the fifth Whereas clause hereof.

“HAZARDOUS SUBSTANCES” shall mean any substance, material or waste which is regulated by any Governmental Authority, including, without limitation, asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum products and by-product substances, any material or substance which is defined in any Legal Requirement as “hazardous substances”, “hazardous waste”, “hazardous material”, “restricted hazardous waste”, “industrial waste”, “solid waste”, “contaminant”, “pollutant”, “toxic waste” or “toxic substances” and any oil or petroleum or chemical liquids or solid, liquid or gaseous products or hazardous waste, the discharge, spillage, uncontrolled loss, seepage or filtration of which constitutes a violation of any Legal Requirement.

“HOTEL” shall mean each of the Portofino, the Hard Rock Hotel and the Third Hotel, and “HOTELS” shall mean, collectively, all such Hotels.

“HOTEL MANAGER” shall have the meaning set forth in Section 10.12(a).

“INCOME AFTER DEBT SERVICE” shall have the meaning set forth in the Partnership Agreement.

“INITIAL CONSTRUCTION” shall mean Tenant’s proposed construction of the Project in accordance with the terms and provisions of the Partnership Agreement.

“LANDLORD” shall have the meaning set forth in the first paragraph hereof.

“LANDLORD COMPETITOR” shall mean a “Prohibited LOH Transferee” as defined in the Partnership Agreement.

“LANDLORD INDEMNIFIED PARTIES” shall have the meaning set forth in Section 8.2(b).

“LEASE” shall have the meaning set forth in the first paragraph hereof.

“LEGAL REQUIREMENTS” shall mean any and all laws, rules, regulations, constitutions, orders, ordinances, charters, statutes, codes, executive orders and requirements of all Governmental Authorities having jurisdiction over a Person and/or the Premises or any street, road, avenue or sidewalk comprising a part of, or lying in front of, the Premises or any vault in or under the Premises (including, without limitation, any of the foregoing relating to handicapped access or parking, and the laws, rules, regulations, orders, ordinances, statutes, codes and requirements of any applicable Fire Rating Bureau or other body exercising similar functions).

“LENDING INSTITUTION” shall mean any Person (which is not, and which shall not become during the term of any Permitted Leasehold Mortgage held by it, a Tenant Competitor or Landlord Competitor, as applicable, or an Affiliate of Tenant or Landlord, as applicable) subject to the personal jurisdiction of the federal or state courts located in any state of the United States of America or the District of Columbia which is, at all times during the term of any Permitted Leasehold Mortgage, (i) a commercial bank, national bank or savings bank, savings and loan association, trust company, credit union, foreign banking institution, or insurance company, (ii) a state, municipal or private employees’ welfare, pension or retirement fund or system, (iii) an investment banking firm, (iv) a publicly held real estate investment trust (but excluding any “paired-share” or “paper clip” real estate investment trust or any other real estate investment trust, or an Affiliate thereof, that is permitted under the Internal Revenue Code of 1986, as amended, to manage or operate (or control the operation of) hotels), (v) an entity that qualifies as a “REMIC” under the Internal Revenue Code of 1986, as amended, or (vi) any governmental agency or entity insured by a governmental agency, whether any of the foregoing is acting individually or in a fiduciary or representative capacity and in each case having total assets of at least $100,000,000 (adjusted for inflation) and a net worth of at least $25,000,000 (adjusted for inflation) as shown, in each case, by its most recent financial statements distributed to its shareholders, unless the Landlord’s prior written waiver of such requirement shall have been obtained.

“LOH” shall mean Loews Orlando Hotel Partner, Inc., a Delaware corporation and, as of the date of this Lease, a general partner of Tenant.

“MAJOR ALTERATIONS” shall have the meaning set forth in Section 3.2(c).

“MANAGEMENT AGREEMENT” shall have the meaning set forth in Section 10.12(a).

“MANAGEMENT FEE” shall mean the “Basic Fee” (as defined in the Management Agreement) payable by the Tenant to the Hotel Manager pursuant to Section 13 of the Management Agreement.

“MANAGEMENT STANDARD” shall have the meaning set forth in Section 5.6.

“NET CONDEMNATION AWARD” shall have the meaning set forth in Section 11.2(a).

“NET INSURANCE PROCEEDS” shall have the meaning set forth in Section 11.1(a).

“NON-AFFILIATED LENDER” shall mean any Person who is not an Affiliate of URH (or its successor as a Partner).

“NOTICE” shall have the meaning set forth in Section 16.7.

“NOTICE OF FAILURE TO CURE” shall have the meaning set forth in Section 13.2(b).

“OPENING DATE” shall mean, as the context requires, the date (i) that a Property is opened for business to the public or (ii) that the Project is completed and every Property is opened for business to the public.

“OPERATING EQUIPMENT” shall mean all cooking utensils, chinaware, glassware, linens, silverware, uniforms, menus and other similar items.

“OPERATING EXPENSES” shall have the meaning set forth in the Management Agreement.

“OPERATING SUPPLIES” shall mean all paper supplies, cleaning materials, fuel, food and beverages, light bulbs and other consumable and expendable items.

“PARTNER” shall mean each general partner in Tenant so long as Tenant is a partnership and “PARTNERS” shall mean all of them.

“PARTNERSHIP AGREEMENT” shall mean the UCF Hotel Venture Partnership Agreement, dated as of June 12, 1998, by and between URH and LOH, as amended, modified, or supplemented from time to time.

“PERMITTED LEASEHOLD MORTGAGE” shall mean any mortgage made pursuant to Article XIII, together with any applicable security instruments entered into in connection therewith, including mortgages, deeds of trust, mortgage deeds, security deeds, conditional deeds, financing statements, security agreements and any other documentation that the applicable lender may require.

“PERMITTED LEASEHOLD MORTGAGEE” shall mean the holder of or secured party under a Permitted Leasehold Mortgage.

“PERSON” shall mean (i) an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated association or other entity, (ii) a Federal, state, county or municipal government or any bureau, department, political subdivision or agency thereof or (iii) a fiduciary acting in such capacity on behalf of any of the foregoing.

“PHASE II HOTELS” shall have the meaning set forth in the seventh Whereas clause hereof.

“PHASE II NOTICE PROVIDER” shall have the meaning set forth in Section 5.13(c).

“PHASE II NOTICE RECIPIENT” shall have the meaning set forth in Section 5.13(c).

“PHASE II PARTNERSHIP” shall have the meaning set forth in the Partnership Agreement.

“PHASE II SITES” shall have the meaning set forth in the seventh Whereas clause hereof.

“PORTOFINO” shall have the meaning set forth in the fifth Whereas clause hereof.

“PREMISES” shall mean, collectively, the Sites, the Hotels, the FF&E, and the Building & Appurtenances.

“PRIMARY PHASE II HOTELS” shall have the meaning set forth in the seventh Whereas clause hereof.

“PRIMARY PHASE II SITES” shall have the meaning set forth in the seventh Whereas clause hereof.

“PROJECT” shall have the meaning set forth in the fifth Whereas clause hereof.

“PROPERTY” shall have the meaning set forth in the fifth Whereas clause hereof.

“PROPERTY RESTRICTIONS” shall mean all mortgages, encumbrances, liens, leases, covenants, conditions, restrictions, limitations, regulations, easements and other instruments and agreements recorded in the land records of the County as of the date hereof and set forth on Schedule 1.1 hereto and encumbering the Sites or any portion thereof, including any covenants or restrictions adopted by a property owners’ association, community association or similar organization as of the date hereof and set forth on Schedule 1.1 hereto.

“RANK” shall mean The Rank Group Plc, a corporation organized under the laws of England or its successor, provided, however, that if The Rank Group Plc (or such successor) is not the parent of the business of Rank Parks (as described in the definition of Rank Parks), then “Rank” shall mean the Person that is then the parent of such business (but excluding any parent or shareholder of Rank).

“RANK PARKS” shall have the meaning provided in the Partnership Agreement.

“RELEASE” shall mean the intentional or unintentional spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release or threatened release (as defined in any Environmental Law) of any Hazardous Substance.

“RENT” shall mean collectively, any Base Rent and Additional Rent, Taxes and any other sums, costs, expenses or deposits which Tenant is obligated, pursuant to the terms of this Lease, to pay to Landlord or to a third party or deposit with a third party.

“RESORT AGREEMENT” shall have the meaning set forth in the sixth Whereas clause hereof.

“RESORT PROPERTY” shall have the meaning set forth in the second Whereas clause hereof.

“SEAGRAM” shall mean The Seagram Company Ltd., a corporation organized under the laws of Canada.

“SECOND GATE” shall have the meaning set forth in the fourth Whereas clause hereof.

“SECTION 11.1(D) PROCEEDS” shall have the meaning set forth in Section 11.1(d).

“SIGNIFICANT ALTERATIONS” shall have the meaning set forth in Section 3.2(b).

“SITE” shall have the meaning set forth in the fifth Whereas clause hereto and shall include all rights, easements, privileges and appurtenances belonging or appertaining to such portions of the Resort Property on the date hereof or at any time thereafter and “SITES” shall mean all of them.

“SUBSIDIARY” shall have the meaning set forth in the Partnership Agreement.

“SUPPORT FACILITY” shall have the meaning set forth in the fifth Whereas clause hereof.

“TAXES” shall mean, collectively, the following:

(i) all real estate taxes, assessments (special or otherwise), sewer rents, rates and charges, county taxes, transit taxes and any other governmental charge of a similar or dissimilar nature, whether general, special, ordinary or extraordinary, foreseen or unforeseen, which may be charged, laid, levied, assessed, imposed, become due and payable or liens upon, or arise in connection with the use, occupancy or possession of, or grow due or payable out of or for, the Premises by the City of Orlando, Florida, the County or any other taxing authority having jurisdiction over the Premises; and

(ii) any sales tax, use tax, occupancy tax or other tax or assessment charged by any Governmental Authority to Landlord or Tenant based upon any rents or other amounts payable by Tenant to Landlord hereunder;

provided, that, in each such case, if at any time after the date hereof the methods of taxation prevailing on the date hereof shall be altered so that, in addition to, in lieu of or as a substitute for the whole or any part of the Taxes now levied, assessed or imposed on all or any part of the Premises, there shall be levied, assessed or imposed any other tax, however described or imposed, then all such taxes or the part thereof so measured or based shall be deemed to be included in Taxes; and, provided, further, that, in each such case, (A) any municipal, state or federal income or gross receipts taxes assessed against Landlord, (B) any municipal, state or federal capital levy, estate, succession, inheritance, transfer or gains taxes of Landlord, (C) any corporation or franchise taxes imposed on Landlord and (D) any penalties or late charges assessed against Landlord resulting from Landlord’s failure to timely pay any Taxes or to otherwise take timely action with respect thereto, unless such failure resulted solely from the failure of Tenant to pay Landlord its proportionate share of such Taxes as determined pursuant to Section 5.4, shall be excluded from “Taxes” unless expressly imposed by the taxing authority in substitution for an item that had been included in “Taxes”.

“TENANT” shall have the meaning set forth in the first paragraph hereof.

“TENANT COMPETITOR” shall mean a “Prohibited URH Transferee” as defined in the Partnership Agreement.

“TENANT INDEMNIFIED PARTIES” shall have the meaning set forth in Section 8.2(c).

“TERM” shall have the meaning set forth in Section 2.2.

“THEME PARK” shall have the meaning set forth in the fourth Whereas clause hereof.

“THEME PARK OWNER” shall mean, collectively, UCDP and UCFP and any successors and permitted assigns thereof who own and operate the Theme Park.

“THEME PARK RELATED TRANSFER” shall have the meaning set forth in Section 10.7.

“THIRD HOTEL” shall have the meaning set forth in the fifth Whereas clause hereof.

“THIRD PHASE II PROPERTY” shall have the meaning set forth in the seventh Whereas clause hereof.

“THIRD PHASE II SITE” shall have the meaning set forth in the seventh Whereas clause hereof.

“TOTAL REVENUE” shall mean Total Revenue as determined under the Uniform System, and in any event shall include, without limitation, all income of every kind and all proceeds of sales of every kind (whether in cash or on credit) resulting from the operation of the Project and any of the facilities therein and goods and services provided thereby, including, without limitation, all income and proceeds from the rental of rooms, food and beverage sales, sales of other goods and services, vending machine income, telephone revenues, parking revenues, revenues from any recreational facilities, entertainment charges and all income and proceeds received from tenants, transient guests, customers, lessees, licensees and Concessionaires (but not including the gross receipts of such lessees, licenses or Concessionaires) and other Persons occupying space at the Project and/or rendering services to Project guests (but exclusive of all consideration received at the Project for hotel accommodations, goods and services to be provided elsewhere, although arranged by, for or on behalf of the Hotel Manager), all awards (other than condemnation awards for the value of the Project), any other form of incentive payments or awards from any source whatsoever which are attributable to the operation of the Project, the proceeds from any temporary taking (after deduction from said proceeds of all necessary expenses incurred, in accordance with Section 11.4, in the restoration of the improvements as may have been necessitated by such taking), and the proceeds (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof) of business interruption insurance actually received by the Hotel Manager or Tenant with respect to the operation of the Project. The following shall, however, be excluded from Total Revenue:

(i) Federal, state and municipal excise, sales, resort, use, and other taxes collected from patrons or guests as a part of or based upon the sales price of any goods or services, including, without limitation, gross receipts, room, bed, admission, cabaret, or similar taxes;

(ii) Any gratuities collected and paid over to employees;

(iii) The proceeds of any financing or refinancing;

(iv) Interest on funds in the FF&E Reserve Fund (as defined in the Management Agreement);

(v) Proceeds from the sale of any FF&E;

(vi) Proceeds from the sale of a Hotel, the Support Facility or any recreational facilities;

(vii) Capital contributions and loans to Tenant; and

(viii) Proceeds from hazard insurance (which shall not include business interruption insurance).

“TOURIST ATTRACTION” shall mean any theme park or amusement park, whether now existing or hereafter devised.

“UCDP” shall have the meaning set forth in the first paragraph hereof.

“UCFP” shall have the meaning set forth in the first paragraph hereof.

“UNIFORM SYSTEM” shall mean the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association of the United States and Canada and in effect from time to time during the Term.

“UNIVERSAL” shall mean Universal Studios, Inc., a Delaware corporation, or its successor, provided, however, that if Universal Studios, Inc. (or such successor) is not the parent of the business of Universal Parks (as described in the definition of Universal Parks), then “Universal” shall mean the Person that is then the parent of such business (but excluding any parent or shareholder of Universal).

“UNIVERSAL PARKS” shall have the meaning provided in the Partnership Agreement.

“UNIVERSAL PLAT” shall mean the Plat of Universal City Florida, according to the Plat thereof recorded in Plat Book 35, Pages 84 through 87, of the Public Records of Orange County, Florida.

“URH” shall mean Universal Rank Hotel Partners, a Florida general partnership and, as of the date of this Lease, a general partner of Tenant.

SECTION 1.2 PARTNERSHIP AGREEMENT DEFINITIONS. Any term that is defined by reference to a definition in the Partnership Agreement shall mean such definition as in effect from time to time in the Partnership Agreement or, if such Partnership Agreement is terminated, as in effect as of the date of such termination; provided, however, that at such time that an Affiliate of Landlord no longer owns an equity interest in Tenant such term shall thereafter have the definition (a) in effect as of the date on which such event occurs or (b) as such definition is modified with Landlord’s approval.

ARTICLE II

GRANT AND TERM

SECTION 2.1 LEASE OF SITE. Landlord does hereby grant, demise and lease to Tenant, and Tenant does hereby lease and take from Landlord, the Sites in accordance with, and subject to, the terms and conditions of this Lease.

SECTION 2.2 TERM. The term of this Lease (the “TERM”) shall commence as of the date hereof (the “COMMENCEMENT DATE”) and shall terminate on the date one hundred (100) years after the date hereof (such date, or any prior date upon which this Lease shall terminate pursuant to the terms and conditions hereof, shall be hereinafter referred to as the “EXPIRATION DATE”).

SECTION 2.3 CONDITION. Upon Tenant’s execution and delivery of this Lease, except as expressly set forth in this Lease or in the Resort Agreement, Tenant shall be deemed to have accepted the Sites in their “as-is” condition as of the date of this Lease. Landlord hereby represents and warrants that, (i) UCDP is the owner of fee simple title to the property described in Item 1 of Exhibit C, (ii) UCFP is the owner of fee simple title to the property described in Item 2 of Exhibit C, (iii) Schedule 1.1 hereto contains a list of each Property Restriction to which any portion of any Site is subject and (iv) to the best of Landlord’s knowledge, there are no outstanding obligations under that certain Agreement by and between the City of Orlando and Major Realty Corporation, dated February 12, 1968, and recorded in official Records Book 1709, Page 813, of the Public Records of Orange County, Florida, as amended and assigned; provided however, Landlord shall only be liable to Tenant for a breach of such representations and warranties pursuant to Section 8.2(c) to the extent that any of the loss arising out of such breach is not covered by title insurance. Tenant acknowledges that it has fully examined the Sites and is familiar with the physical condition thereof and that, except as may be expressly set forth herein, no representations, warranties, guarantees or assurances, whether express or implied, have been made by Landlord, or any Person representing or acting on behalf of Landlord, to Tenant with respect to the condition of the Sites, any easements, covenants, liens or encumbrances affecting the Sites, or the environmental history or environmental condition of the Sites, and Tenant acknowledges that it has not relied on any such representations or warranties other than those expressly set forth herein. Each of Landlord and Tenant acknowledges that, except as expressly set forth herein, no representations, warranties, guarantees or assurances, whether express or implied, have been made to it by the other party hereto, or any Person representing or acting on behalf of such other parry, with respect to the projected revenues, expenses or operating results of the Project, the obtainability of any licenses or permits which may be necessary or desirable in connection with the use and operation of the Sites, the Support Facility or the Hotels, the zoning and other Legal Requirements applicable to the Sites or the compliance of the Sites therewith, the use or occupancy of the Sites or any part thereof, or any other matter whatsoever relating to the Sites, and each of Landlord and Tenant acknowledge that it has not relied on any such representations or warranties other than those expressly set forth herein. Landlord shall have no liability because of, or as a result of, the existence of any subsurface or soil condition, either on the Sites or land adjacent thereto, which might affect Tenant’s construction unless such existence is a breach of Landlord’s representations and warranties set forth in Section 6.1 or caused by Landlord’s operations on the Resort Property.

SECTION 2.4 OWNERSHIP OF HOTELS, FF&E, ETC. Subject to the terms and conditions of this Lease, at all times during the Term, Tenant is and shall be the owner of the Properties, the FF&E, the Building & Appurtenances, the Operating Equipment and Operating Supplies, except for equipment leases for electronic, telecommunications, computer and similar equipment, vehicles and any leases for FF&E, which are entered into in the ordinary course of business. On the Expiration Date, the Properties, the Building & Appurtenances, the FF&E, the Operating Equipment and the Operating Supplies shall vest in Landlord pursuant to Article XIV.

SECTION 2.5 LANDLORD’S RIGHT TO INSPECT. Landlord and its agents, employees and contractors shall have the right upon at least two (2) days’ prior written notice to the Hotel Manager (provided, that, in the event of an emergency, only such notice as is reasonable under the circumstances need be provided) to enter upon the Premises at any reasonable time to inspect the operation, sanitation, safety, maintenance and use of the Premises, or any portions thereof (including, without limitation, kitchens, housekeeping rooms and unoccupied guest rooms), or any construction work or Alterations being performed at the Premises, in order to determine whether Tenant is in compliance with its obligations under this Lease (but Landlord shall not thereby assume any responsibility for the performance of any of Tenant’s obligations hereunder, nor any liability arising from the improper performance thereof); provided, that such entry shall not unreasonably interfere with the operation of the Premises. Notwithstanding anything to the contrary contained in this Section 2.5, this Section 2.5 shall not be effective until such time as an Affiliate of Landlord does not own, directly or indirectly, an equity interest in Tenant.

ARTICLE III

INITIAL CONSTRUCTION; ALTERATIONS

SECTION 3.1 INITIAL CONSTRUCTION; DEVELOPMENT PERIOD REMEDIES.

(a) Tenant shall in accordance with the applicable provisions of the Partnership Agreement and in accordance with all applicable Legal Requirements, at its sole cost and expense, construct, furnish and equip each Property. Landlord acknowledges that, in accordance with Section 12 of the Partnership Agreement, URH shall be responsible for monitoring, managing and implementing the design, development, construction, furnishing and equipping of the Project on behalf of Tenant, subject to the rights of consent and participation of LOH set forth in such Section 12 of the Partnership Agreement. The Landlord (solely in its capacity as the owner of the Sites) shall reasonably cooperate with Tenant in obtaining the permits and approvals required to be issued by Governmental Authorities in connection with the Initial Construction required pursuant to the terms of this Lease and any necessary utility access agreements, shall sign any application reasonably made by Tenant which is required in order to obtain such permits and approvals and utility access agreements and shall provide Tenant with any information and/or documentation not otherwise reasonably available to Tenant (if available to the Landlord) which is necessary to procure such permits and approvals and utility access agreements.

(b) If Tenant shall fail to timely develop or complete the Project in accordance with the requirements of the Partnership Agreement and subject to the rights of Permitted Leasehold Mortgagee pursuant to Article XIII, Landlord’s sole remedy shall be to terminate this Agreement, notwithstanding the provisions of Section 16.1(b)(iii) hereof or anything contained in the Resort Agreement to the contrary.

SECTION 3.2 ALTERATIONS.

(a) Alterations. Tenant shall have the right to make, at its sole expense, alterations, modifications, additional installations, substitutions, improvements, renovations or betterments made at or to the Premises, or any part thereof, from and after the completion of the Initial Construction (collectively, “ALTERATIONS”, but excluding the addition, renewal and replacement of FF&E), subject to the requirements set forth in this Section 3.2.

(i) Tenant, at its expense, shall obtain all necessary permits and certificates from Governmental Authorities for the commencement and prosecution of any Alterations and final approval from Governmental Authorities and upon completion, promptly deliver copies of the same to Landlord and cause any Alterations to be performed in compliance with all applicable Legal Requirements and requirements of Permitted Leasehold Mortgagees and insurers of the Premises, and in a good and workmanlike manner, using materials and equipment at least equal in quality to the original quality of the installations at the Premises that are being replaced.

(ii) The Landlord (solely in its capacity as the owner of the Sites) shall reasonably cooperate with Tenant in obtaining the permits and approvals required to be issued by Governmental Authorities in connection with construction on the Premises, including Alterations, required pursuant to the terms of this Lease and any necessary utility access agreements, shall sign any application reasonably made by Tenant which is required in order to obtain such permits and approvals and utility access agreements and shall provide Tenant with any information and/or documentation not otherwise reasonably available to Tenant (if available to the Landlord) which is necessary to procure such permits and approvals and utility access agreements. Tenant shall reimburse the Landlord, within ten (10) days after the Landlord’s demand accompanied by reasonably sufficient documentation, for any reasonable out-of-pocket cost or expense incurred by the Landlord in connection with Landlord’s assistance in obtaining the permits and approvals and utility access agreements. Notwithstanding anything to the contrary contained in the foregoing sentence, for so long as an Affiliate of Landlord owns, directly or indirectly, an equity interest in Tenant, Landlord shall not be entitled to any such reimbursement from Tenant other than as provided in the Partnership Agreement.

(iii) No Alteration materially affecting the structural portions, roofs or the heating, air conditioning, elevator, plumbing, electrical, sanitary, mechanical or other service or utility systems of such Property shall be undertaken except under the supervision of a licensed architect or licensed professional engineer.

(iv) The costs of all Alterations shall be borne by Tenant.

(v) Landlord and Tenant acknowledge and agree that any Alterations shall be subject to the approval rights of the Theme Park Owner with respect to Creative Aspects (as defined in the Resort Agreement) as set forth in the Resort Agreement; provided, that to the extent there is any conflict arising out of Landlord’s approval rights pursuant to clause (i) or (ii) of Section 3.2(c) and the Theme Park Owner’s approval rights pursuant to the Resort Agreement as required thereby, Tenant and Landlord acknowledge and agree that the rights of the Theme Park Owner shall govern and control.

(b) Significant Alterations. In addition to, but not in limitation of, the terms and provisions of Section 3.2(a), any Alterations (or series of related Alterations as part of the same project) to a Property or related Site estimated to cost more than $1,500,000 (as reasonably estimated by Tenant’s architect or engineer), adjusted for inflation (“SIGNIFICANT ALTERATIONS”), may be made by Tenant, at any time and from time to time, at Tenant’s sole expense, from and after the completion of the Initial Construction subject to the requirements set forth in clauses (i) through (v) of this Section 3.2(b).

(i) Tenant shall provide broad form builders risk insurance, on a completed value (or reporting form) basis and general liability insurance, which insurance shall be effected by policies complying with the applicable provisions of Article VII, and shall deliver certificates of insurance to Landlord evidencing such coverage with respect to each Significant Alteration.

(ii) No Significant Alteration shall be undertaken except under the supervision of a licensed architect or licensed professional engineer.

(iii) Prior to the commencement of any Significant Alteration, Tenant shall deliver to Landlord (A) notice of such commencement together with a general description of the scope and estimated cost of such Significant Alteration and (B) at Tenant’s option, either (1) a performance bond and a labor and materials payment bond (issued by a surety company reasonably satisfactory to Landlord and licensed to do business in the State of Florida), each in an amount equal to 100% of the estimated cost, naming Landlord and Tenant as co-obligees, and otherwise in customary form and content, or (2) such other security for the completion of such Significant Alteration as may be reasonably satisfactory to Landlord.

(iv) Prior to the commencement of any Significant Alteration, if required by any Legal Requirement, Tenant shall execute, and record in the land records of the County, a “Notice of Commencement” in accordance with applicable Florida law with respect to such Significant Alteration, and Tenant shall send to Landlord, contemporaneously with the recordation of such Notice of Commencement, a copy thereof.

(v) Promptly after completion of any Significant Alteration, Tenant shall furnish Landlord with (A) if and to the extent that such Property is relocated and/or reconfigured, a final “as built” survey showing the location and configuration of the buildings and improvements on the applicable Site and (B) copies of all evidences of such completion (including, without limitation, certificates of any architect or construction consultant) which Tenant delivers to any Permitted Leasehold Mortgagee in connection with such Alterations.

(c) Major Alterations. In addition to, but not in limitation of, the terms and provisions of Sections 3.2(a) and (b), any Alterations (or series of related Alterations as part of the same project) to a Property or related Site estimated to cost more than $3,000,000 (as reasonably estimated by Tenant’s architect or engineer), adjusted for inflation, that relates to or affects (A) the exterior of such Property if such Property is a Hotel, (B) any electrical, heating, air conditioning, ventilating, elevator, plumbing, sprinkler, exhaust, security, life-safety, emergency generator, gas or swimming pool-related systems installed at any time as part of such Property, or (C) any areas of the applicable Site outside of such Property if such Property is a Hotel (“MAJOR ALTERATIONS”) may be made by Tenant, at any time and from time to time, at Tenant’s sole expense, in and to such Property from and after the completion of the Initial Construction subject to the prior approval of Landlord and the requirements set forth in clauses (i) through (v) of this Section 3.2(c).

(i) Tenant shall submit to Landlord for its approval plans and specifications showing in reasonable detail any proposed Major Alteration. Within forty-five (45) days after Landlord’s receipt of such plans and specifications, Landlord shall notify Tenant of its approval or, with specificity of its reasons therefor, its disapproval thereof and the failure of Landlord to so notify Tenant within such forty-five (45) day period shall be deemed to constitute the approval by Landlord thereof.

(ii) If Tenant desires to modify in any material respect previously approved plans and specifications for a Major Alteration (as such may have been modified by approved plans and specifications), Tenant shall submit any such proposed modifications to Landlord for Landlord’s approval. Within twenty (20) days after Landlord’s receipt of such proposed modifications, Landlord shall notify Tenant in writing of its approval or, with specificity of its reasons therefor, its disapproval thereof and the failure of Landlord to so notify Tenant within such twenty (20) day period shall be deemed to constitute the approval by Landlord thereof.

(iii) If a Major Alteration is required because of any Legal Requirement, no approval or consent by Landlord with respect to such Major Alteration shall be required to be obtained by Tenant prior to performing and completing such Major Alteration; provided, that Tenant gives Landlord notice of such Major Alteration prior to commencement thereof.

(iv) Tenant shall reimburse Landlord for all actual out-of-pocket expenses reasonably incurred by Landlord in connection with (A) its decision to grant or withhold its approval of a proposed Major Alteration and (B) its inspection of such Major Alteration to determine whether the same is being or has been performed in accordance with the terms of this Lease.

(v) Tenant shall cause any Major Alterations to be completed substantially in accordance with the plans and specifications (including any material modifications thereto) submitted to and approved by Landlord pursuant to clauses (i) and (ii) of this Section 3.2(c).

SECTION 3.3 SITE INSPECTION. Landlord shall have (a) the right, with respect to Alterations, to inspect any construction work at all times during normal working hours, and (b) the right, during the construction period for any Major Alterations, to maintain at the Premises for the purpose set forth in the foregoing clause (a) (at its own expense) one on-site individual representative, so long as such inspections and such individual maintained at the Premises do not interfere in any material respect with Tenant’s construction work and shall comply with all safety standards and other job-site rules and regulations of Tenant (but Landlord shall not thereby assume any responsibility for the proper performance of such work in accordance with the terms of this Lease, nor any liability arising from the improper performance thereof). If any time such work is not being performed in substantial accordance with the approved plans and specifications, Tenant shall promptly correct such situation upon notice thereof from Landlord. The Landlord’s on-site representative is an inspector only. Such on-site representative shall make only such communications with Tenant’s construction manager(s), the general contractor, its subcontractors, or any other Person involved in the construction of the

Major Alteration, as are reasonably necessary to enable such on-site representative to conduct its investigations, and in no event shall the on-site representative give directions to such Persons. Notwithstanding anything to the contrary contained in this Section, this Section 3.3 shall not be effective until such time as an Affiliate of Landlord does not own, directly or indirectly, an equity interest in Tenant.

SECTION 3.4 NO SUBORDINATION OF FEE. In no event will Landlord be required to subordinate its fee interest in the Sites to the lien of any Person providing financing to Tenant in connection with the performance of the Initial Construction or any Alterations, the purchase of FF&E, Operating Equipment and Operating Supplies, or the maintenance and operation o(pound) the Premises. All liabilities and obligations relating to any such financing shall be the sole responsibility of Tenant, and such financing shall be subject to the provisions of Article XIII. Landlord and Tenant acknowledge the existence of a landlord’s lien pursuant to Chapter 83, Laws of Florida. Notwithstanding the foregoing, Landlord hereby waives its statutory lien with respect to Tenant’s bona fide lenders and, if requested, will execute a landlord waiver agreement with such lender(s).

ARTICLE IV

RENT

SECTION 4.1 RENT.

(a) During each Fiscal Year, Tenant shall pay to Landlord the Base Rent and Additional Rent in accordance with the terms of this Lease.

(b) For so long as an Affiliate of Landlord owns, directly or indirectly, an equity interest in Tenant, Tenant shall pay to Landlord the Base Rent and Additional Rent out of Income After Debt Service, to the extent of Available Cash, in accordance with the priority of distribution set forth in Section 18.4 of the Partnership Agreement for the applicable Fiscal Year. To the extent that there is insufficient Income After Debt Service to pay to Landlord all or any portion of Base Rent or Additional Rent for a Fiscal Year, such Base Rent or Additional Rent or portion thereof shall not be deemed earned or payable with respect to such Fiscal Year, and shall not be curried forward to any subsequent Fiscal Year.

(c) If an Affiliate of Landlord does not own, directly or indirectly, an equity interest in Tenant, Tenant shall pay to Landlord the Base Rent and Additional Rent out of Income After Debt Service, to the extent of Available Cash, in accordance with the priority of distributions and the other provisions set forth in Schedule 4.1 hereto for the applicable Fiscal Year, except that the amount of debt service that shall be deducted when computing Income After Debt Service and the amount of Capital Investment for each Partner used for calculating the Priority Returns before any payment of Additional Rent shall each be determined as follows:

(A) the ratio of secured debt to Non-Affiliated Lenders to total capital contributions plus secured debt to Non-Affiliated Lenders and loans provided by the Partners shall be determined on the last day of the most recently completed Fiscal Year prior to the date on which an Affiliate of Landlord no longer owned, directly or indirectly, an equity interest in Tenant;

(B) on each date on which Income After Debt Service is determined for purposes of distributions in accordance with Schedule 4.1 hereto, a deemed amount of secured debt and a deemed amount of capital contributions shall be determined by adding together the actual amount of secured debt to Non-Affiliated Lenders, the actual amount of loans provided by Partners and the actual amount of capital contributions (collectively, “Total Financing”), in each case as of such date, and then multiplying such Total Financing by the ratio determined pursuant to (A) above;

(C) the amount of deemed debt service to be used solely for purposes of determining Income After Debt Service shall then be calculated by multiplying the then existing interest rate of the actual secured debt to Non-Affiliated Lenders by the deemed amount of such secured debt determined pursuant to (B) above, which amount shall not exceed one hundred ten (110%) percent of the interest payments paid during the most recently completed Fiscal Year prior to the date on which an Affiliate of Landlord no longer owned, directly or indirectly, an equity interest in Tenant; and

(D) the amount of deemed capital contributions to be used solely for purposes of calculating the priority return on Capital Investment for each Partner set forth in subparagraph (a)(v) of Schedule 4.1 before any payment of Additional Rent shall be Total Financing minus the deemed amount of secured debt determined pursuant to (B) above.

To the extent that there is insufficient Income After Debt Service (as determined pursuant to this Section 4.1(c)) to pay to Landlord all or any portion of the Base Rent or Additional Rent for a Fiscal Year, such Base Rent and such Additional Rent or portion thereof shall not be deemed earned or payable with respect to such Fiscal Year, and shall not be carried forward to any subsequent Fiscal Year.

SECTION 4.2 PAYMENT OF BASE RENT AND ADDITIONAL RENT; RIGHT TO AUDIT.

(a) Within one hundred twenty (120) days after the end of each Fiscal Year, Tenant shall, or shall cause the Hotel Manager to, furnish to Landlord a statement (the “ACCOUNTANT’S STATEMENT”) prepared in accordance with the Uniform System and GAAP and reported by a reputable nationally recognized independent certified public accountant with experience in the hotel industry and by Tenant’s chief financial officer, setting forth a calculation, in reasonable detail, of the following amounts for such Fiscal Year: (i) Total Revenues; (ii) Income After Debt Service; (iii) Available Cash; and (iv) any required adjustments to the amount of Base Rent or Additional Rent, if any, paid by Tenant to Landlord during such Fiscal Year. Landlord shall have the right to approve any independent certified public accountant of Tenant that does not satisfy the standard set forth therefor in this Section 4.2(a).

(b) Tenant shall, or shall cause the Hotel Manager to, provide Landlord with a reasonably detailed statement within thirty (30) days after the end of each calendar month of each

Fiscal Year during the Term, certified by Tenant’s chief financial officer, setting forth, for the immediately preceding calendar month and for the Fiscal Year to date, a summary of the information required to be set forth in the Accountant’s Statement, which statement shall be prepared in accordance with the Uniform System.

(c) If the aggregate Base Rent and/or Additional Rent, if any, paid by Tenant in respect of any Fiscal Year, or portion thereof, shall be more or less than the actual amount of Base Rent and/or Additional Rent, if any, determined to be due and payable in respect of such Fiscal Year, or portion thereof (if such determination is based upon the Accountant’s Statement), an adjusting payment for such difference shall be made between the parties within thirty (30) days after receipt of the Accountant’s Statement.

(d) Tenant shall, or shall cause the Hotel Manager to, keep and maintain at Tenant’s offices on the Premises a full and accurate set of books and records relating to the calculation of Total Revenues and Income After Debt Service, and such books and records shall be kept and maintained in accordance with the Uniform System and GAAP. Tenant further shall, or shall cause the Hotel Manager to, keep, retain and preserve for at least five (5) years after each respective Fiscal Year all such books and records for such Fiscal Year as would be customarily preserved or kept for an audit by an independent certified public accountant of the operation of hotels of similar size and quality to the Hotels.

(e) If Landlord disagrees with the Accountant’s Statement, Landlord, and Landlord’s agents, employees and/or accountants, shall thereafter have the right at any reasonable time, upon reasonable notice, to inspect and to audit all of the books of account and records of Tenant to the extent reasonably required to establish Base Rent and Additional Rent due for any Fiscal Year or portion thereof, and Tenant, upon request by Landlord, shall make all such books and records available at the Premises for such examination and for copying. If Landlord shall request that an audit be conducted and if, as a result of such audit, Base Rent and Additional Rent due and payable for the applicable Fiscal Year pursuant to Schedule 4.1 hereto shall be found to be greater than Base Rent and Additional Rent theretofor paid for such Fiscal Year, then Tenant shall pay to Landlord, promptly after written demand, all understated amounts of Base Rent and Additional Rent and interest thereon at the rate of interest provided for in Section 16.12, from the date on which such understated amounts should have been paid until actual payment thereof. If Base Rent and Additional Rent, was in the aggregate, understated by more than five percent (5%) of the actual amount thereof determined pursuant to such audit, then Tenant shall pay to Landlord, in addition to the sums due pursuant to the immediately preceding sentence, promptly after written demand therefore, the costs and expenses incurred by Landlord in connection with such audit. In all other cases, Landlord shall pay the costs and expenses incurred by Landlord in connection with such audit. Landlord’s right to commence such an audit with respect to the Accountant’s Statement for a particular Fiscal Year shall expire one (1) year after the Accountant’s Statement for such Fiscal Year shall have been delivered to Landlord. Landlord shall be deemed to have waived any objection to any Annual Statement not specified to Tenant in writing within one (1) year after such Annual Statement shall have been delivered to Landlord. The acceptance by Landlord of any amounts paid to Landlord by Tenant as Base Rent and Additional Rent as shown by any statements shall not be an admission of the accuracy of said statements or of the sufficiency of the amount of said payment. All information acquired by Landlord pursuant to the exercise of its inspection and audit rights set forth in this Section 4.2(d) shall be used solely for the purpose of establishing Base Rent and Additional Rent for such Fiscal Year and shall be subject to the terms of Section 16.20.

SECTION 4.3 MANNER OF PAYMENT. All Rent and other sums of money which are paid by Tenant to Landlord hereunder shall be paid in lawful money of the United States at the address for UCDP set forth in Section 16.7 or at such other place as Landlord may from time to time designate in writing.

SECTION 4.4 NO PARTNERSHIP CREATED. The relationship between Landlord and Tenant pursuant to this Lease is and at all times shall remain that of lessor and lessee. Neither party shall be construed or held to be a partner, joint venturer or associate of the other party for the purpose of this Agreement, nor shall either party be liable for any debts incurred by the other party in the conduct of such other party’s business, or for any loss incurred by such other party from operations or otherwise.

SECTION 4.5 SURVIVAL. The obligation, if any, to pay all Rent and any other payments, charges, expenses or amounts due hereunder shall survive the expiration or prior termination of this Lease to the extent such Rent or such other payments, charges, expenses or amounts due hereunder were due and payable with respect to any portion of the Term prior to such expiration or prior termination.

SECTION 4.6 RENT TO MARKET ADJUSTMENT. If, at any time during the Term, the Theme Park is no longer operated at the Resort Property (other than temporary closings due to a Force Majeure Event or as described in Section 13.4(a), (b) or (c) of the Resort Agreement), at Tenant’s option, Base Rent and Additional Rent payable hereunder for any portion of any Fiscal Year during which such event has occurred and is continuing shall be adjusted to equal fair market rent for the Properties based on use of the Sites (excluding the Site described in Item 4 of Exhibit D) solely for hotels but otherwise vacant and unimproved as determined by a nationally known investment banking firm experienced in such valuations which is reasonably acceptable to the Leasehold Mortgagee and at the time of retention is not providing services to either of the parties hereto or any of their Affiliates, and within the two (2) years prior to such retention did not receive more than $500,000 of revenues from such persons or entities; provided, that in no event shall Base Rent and Additional Rent after such adjustment be higher than Base Rent and Additional Rent payable, immediately prior to such adjustment, pursuant to Section 4.1. If the parties hereto are unable to agree upon the selection of such investment banking firm within thirty (30) days of the date of the exercise by Tenant of such option, then each party hereto shall choose one (1) investment banking firm so qualified, and such two firms shall select a third such firm so qualified. The investment banking firm so selected shall furnish the parties hereto with a written valuation within sixty (60) days of such selection, setting forth its determination of such fair market rent. The determination of the investment banking firm shall be final and binding on the parties hereto and a judgment upon the determination of the investment banking firm may be entered and enforced in any court of competent jurisdiction. Such adjusted Rent shall be paid out of Income After Debt Service, to the extent of Available Cash, in accordance with the priority of distributions set forth (a) in Section 18.4 of the Partnership Agreement (for so long as an Affiliate of Landlord owns an equity interest in Tenant) or (b) in Schedule 4.1 hereto (if an Affiliate of Landlord does not own an equity interest in Tenant) for the applicable Fiscal Year.

SECTION 4.7 RENT SUSPENSION. If at any time Theme Park Owner closes the Theme Park (other than temporary closings as described in Section 13.4(a) of the Resort Agreement or due to a Force Majeure Event) in accordance with the terms of Section 13.4(b) or (c) of the Resort Agreement, Tenant shall have no obligation to pay Base Rent or Additional Rent to Landlord during such periods of closure and the Total Revenues of the Hotels during such periods shall be excluded from Total Revenues used to determine Base Rent and Additional Rent for the months and Fiscal Years in which such closings occur.

ARTICLE V

CERTAIN COVENANTS

SECTION 5.1 NET LEASE GENERALLY. Tenant acknowledges and agrees that the Rent set forth in Article IV have been established on the assumption that Landlord will not be obligated to pay any expenses or incur any liabilities of any kind relating to, or in connection with, the Premises during the Term, except as expressly assumed by Landlord elsewhere in this Lease. Accordingly, Tenant shall promptly pay all costs, expenses, fees, charges, amounts and obligations of every kind and description relating to, or arising out of, the Premises during the Term, except as expressly assumed by Landlord elsewhere in this Lease.

SECTION 5.2 REPAIRS AND MAINTENANCE. With respect to each Property, once such Property has opened, subject to Article XI, Tenant shall, at all times thereafter during the Term and at its own cost and expense (whether or not insurance proceeds are available for such purpose), and in accordance with the Management Standard, put, keep, replace and maintain such Property and the entire Premises (including the structural portions of such Property, the entrances, windows, partitions, doors, lighting and plumbing fixtures, the grounds and all landscaping, the paving and other surfaces, and all fixtures, equipment and appurtenances relating to the Project and the Premises) in good repair and in good, safe order and condition, shall make all repairs thereto, both inside and outside, structural and non-structural, extraordinary and ordinary, howsoever the necessity for repairs may occur, whether or not necessitated by wear, tear, obsolescence or defects, latent or otherwise, and shall not commit, suffer or permit waste, damage, defacing, public nuisance or injury to the Premises. Tenant shall also, at its own cost and expense, put, keep and maintain in good repair and in good, safe order and condition, and free from dirt, standing water, rubbish and other obstructions or obstacles, the sidewalks on the Premises. Tenant shall also, at its own cost and expense, put, keep and maintain the FF&E in good repair and in good, safe order and condition, howsoever the necessity or desirability for repairs may occur, whether or not necessitated by wear, tear, obsolescence or defects. Tenant may at any time and from time to time remove and dispose of any of the FF&E which have become obsolete or unfit for use or which are no longer useful in the operation of the hotel business conducted by Tenant on the Premises; provided, however, that the FF&E so disposed of shall be promptly replaced with other FF&E required to enable Tenant to operate each Property in accordance, and in compliance, with the applicable Management Standard. Landlord shall not be required to make any Alterations or repairs to any Property during the Term.

SECTION 5.3 LEGAL REQUIREMENTS, ETC. Tenant, at its sole cost and expense, shall comply with and observe (a) all Legal Requirements pertaining to the Premises and the operations to be conducted by Tenant thereon and (b) any applicable requirements of any Person insuring any portion of the Premises. Without limiting the generality of the foregoing, Tenant shall (i) make such Alterations to the Premises as may be required by any such Governmental Authority, including without limitation, Alterations to the structural elements of the Hotels, (ii) obtain and maintain in full force and effect all licenses, permits, consents and approvals from any Governmental Authority as may be required in connection with the use, occupancy and operation of the Premises, and (iii) comply with all Environmental Laws. Tenant agrees to give Landlord notice of any Legal Requirement enacted, passed, promulgated, made, issued or adopted affecting the Premises, a copy of which is served upon, or received by, Tenant, or a copy of which is posted on, or fastened or attached to, the Premises, within twenty (20) days after such service, receipt, posting, fastening or attaching. At the same time, the Tenant will inform Landlord as to the work or steps which Tenant proposes to do or take in order to comply therewith.

SECTION 5.4 TAXES.

(a) During the Term, subject to receipt by Landlord from Tenant of the Taxes required to be paid by Tenant under this Section 5.4, Landlord shall pay directly to the applicable Governmental Authority all Taxes (or installments thereof) not later than the date the same may be paid without interest or penalty (which shall be the date of delinquency). Landlord shall complete and submit to the applicable Governmental Authority, in a timely manner, all filings, returns, reports and other documents required in connection with the Taxes described in this Section 5.4.

(b) At least thirty (30) business days prior to the date that any installment of Taxes is due and payable by Landlord, Landlord shall deliver to Tenant a statement setting forth the amount of such installment together with a copy of any related invoice, statement or assessment received from any Governmental Authority for each site with respect to such installment. At least five (5) business days prior to the due date of such installment Tenant shall pay to Landlord an amount equal to the amount of such installment. Landlord acknowledges that the Sites for the Portofino, Third Hotel and Support Facility are separately assessed for Taxes, but currently the Site for the Hard Rock Hotel is not separately assessed for Taxes. The Site for the Hard Rock Hotel consists of a portion of Lots 8A, 9A and 13A of the Universal Plat (the “HARD ROCK LOTS”). Notwithstanding the second sentence of this Section 5.4(b), until such time as the Site for the Hard Rock Hotel is separately assessed for Taxes, Tenant shall only pay to Landlord an amount equal to 61.49% of the installment of Taxes for the Hard Rock Lots, which percentage is based upon the square footage of the Site for the Hard Rock Hotel divided by the square footage of the Hard Rock Lots. The obligation of Tenant to pay Taxes pursuant to the immediately preceding sentences, shall be prorated at the beginning and at the end of the Term to reflect periods during the tax fiscal years at the commencement and expiration (or sooner termination) of this Lease for which said Taxes are paid in which this Lease is not in effect. If requested by Tenant, and provided that Tenant, as of the date of such request, has paid to Landlord such Taxes required to be paid by Tenant in accordance with this Section 5.4(b), Landlord shall make any payment of Taxes prior to the due date in order to take advantage of any discounts arising as a result of early payment, which discount shall be allocated between Landlord and Tenant, pro rata based on their allocable share of such Taxes.

(c) Tenant shall, upon the reasonable request of Landlord, promptly execute and deliver to Landlord any forms, filings, returns, affidavits, certificates or other instruments or documents reasonably required in connection with any applications or submissions made by Landlord to any Governmental Authority in connection with Landlord’s obligations relating to the Project or the Premises with respect to Taxes.

(d) Landlord and Tenant agree to consult with. each other and to keep each other advised concerning any controversy or contest pertaining to the amount or validity of any Taxes. Notwithstanding the foregoing, Landlord shall have the right, and upon the request of Tenant the obligation, to contest or review, by legal proceedings or in such other manner as it may reasonably deem suitable (which, if instituted, shall be conducted by Landlord at the expense of Landlord and Tenant), the amount of any assessed valuation or rate in respect of any Taxes or the validity of any Taxes enacted after the date of this Lease. Tenant may cause to be paid under protest, or Tenant may cause to be deferred to the extent permitted by any Legal Requirement the payment of, a contested item; provided, that in the case of such a deferral of payment such contest does not subject Landlord to criminal liability and that, prior to the institution of any such proceedings, Tenant shall furnish to Landlord and to any Permitted Leasehold Mortgagee if so required by the terms of its Permitted Leasehold Mortgage: (i) an agreement by Tenant, reasonably satisfactory to Landlord, to indemnify Landlord against all losses, costs, damages and expenses, including, without limitation, reasonable attorneys’ fees and disbursements incurred by reason of such contest; or (ii) a surety company bond, cash deposit or other security reasonably satisfactory to Landlord and such Mortgagee, sufficient to cover the amount of the contested item or items and interest and penalties covering the period which such proceedings may be expected to take, securing payment of such contested items, interest, penalties and all costs in connection therewith. Notwithstanding the furnishing of any such indemnity, bond or security (other than a cash deposit), if the Premises or any part thereof shall at any time be in imminent danger of being sold, forfeited or otherwise lost, then Tenant shall promptly pay such contested item or items; provided, however, that if Tenant shall have made a cash deposit, then Landlord or such Permitted Leasehold Mortgagee, as the case may be, shall thereupon pay the contested item or items out of the cash deposit, and any balance of the cash deposit remaining after the payment or cancellation thereof shall be repaid to Tenant without interest. The legal proceedings to review tax assessments, appeals from orders therein and appeals from any judgments, decrees or orders shall be commenced as soon as practicable after the imposition or assessment of any contested item and shall be prosecuted to final adjudication with dispatch. Tenant has the right to contest any Tax for which it is liable; provided, that Tenant has complied with any applicable provisions of this Section 5.4. Any refunds recovered by Tenant may be retained by and shall be the property of Tenant except that such refunds (net of the costs of collection) shall belong to Landlord if and to the extent they are in respect of any period prior to the commencement of the Term or after the expiration thereof or attributable to the portions of the tax parcel not leased to Tenant. Landlord shall not be required to join in any proceedings referred to in this Section 5.4 unless the provisions of any Legal Requirements at the time in effect shall require that such proceedings be brought by or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in its name. Landlord shall bear its pro rata share of any costs or expenses in connection with any such proceedings, and Tenant shall indemnify and save harmless Landlord from any costs and expenses incurred by Landlord in excess thereof, including reasonable attorneys’ fees and disbursements. Tenant shall make available to Landlord upon Landlord’s written request any documents related to any contest by Tenant of any Tax hereunder.

(e) Tenant shall have the right to examine and copy, during regular business hours at the office of Landlord, those portions of Landlord’s books and records which pertain to Taxes and which may be required to verify the accuracy of any amounts with respect to Taxes shown on any statement from Landlord to Tenant pursuant to this Section 5.4.

SECTION 5.5 USE OF PREMISES.

(a) The Premises shall be used exclusively by Tenant for the construction, maintenance, management and operation of the Hotels and the Support Facility (and any services, entertainment activities, amenities and ancillary activities as may be found from time to time in hotels or similar facilities) in accordance with the Management Standard and for no other purpose whatsoever, unless Tenant shall have first obtained the prior approval of Landlord and the Permitted Leasehold Mortgagee. Tenant covenants that no Hotel shall at any time contain more than 110% of the number of guest rooms in such Hotel immediately after the construction thereof is substantially completed.

(b) Tenant shall not use, occupy, suffer or permit the Premises, or any part thereof, to be used in any manner, or suffer or permit anything to be brought into or kept therein, which would, in Landlord’s reasonable judgment, (i) constitute a hazardous condition so as to increase the risk to personal health, welfare and safety and the risk involved in Tenant’s operation beyond the level of risk normally attendant upon the operation of hotels of the quality standard of the Hotels, (ii) make void or voidable any insurance policy of Tenant then in force with respect to the Project, (iii) make it commercially impossible to obtain from reputable insurance companies authorized to do business in the State of Florida at customary rates any fire insurance with extended coverage, including water damage, or general comprehensive liability, elevator, boiler and machinery or other insurance, (iv) cause injury or damage to any Property or to the FF&E, (v) constitute waste or a public nuisance, (vi) violate any certificate of occupancy or operation which may be obtained for any Property, (vii) interfere with access to the Premises by fire prevention personnel and/or equipment, or (viii) pose a threat to the safety or security of any Property or any occupant thereof.

(c) Tenant shall not suffer or permit the Premises to be used in such manner as would reasonably be expected to impair Landlord’s title to, or its reversionary interest in, the Premises or in such manner as would reasonably be expected to result in a claim or claims of adverse usage or adverse possession by the public or of implied dedication of the Premises or any portion thereof.

(d) Subject to the terms of any Permitted Leasehold Mortgage, Tenant shall have the right (i) to convert the use of a Hotel (that is not already constructed as a time share, time interval or cooperative ownership property) and/or its leasehold estate under this Lease to any time sharing, time interval or cooperative form of ownership and (ii) upon Landlord’s approval, to subject the leasehold estate under this Lease to any condominium regime; provided, that any such use or regime shall be ultimately transient in character involving average periods of continuous rental or occupancy equal to or less than two (2) weeks in duration.

SECTION 5.6 MANAGEMENT STANDARD.

(a) Tenant shall operate, maintain, manage, repair and furnish each Property and the business to be carried on therein (including, without limitation, as to matters of maintenance, repair, safety, sanitation, guest service, and employee courtesy, appearance and conduct), in at least the applicable standard (such standard as it applies to a particular Property, the “MANAGEMENT STANDARD”) set forth below, subject, however, in each case to the initial quality and design aspects of each Property’s facilities, the provisions and limitations of the Management Agreement and such Hotel’s Annual Plan (as defined in the Management Agreement) and the availability of necessary working capital:

(i) The Portofino Bay Hotel shall be operated and managed as a first-class resort hotel in accordance with the standard of first-class resort hotel properties in the Orlando area as of the date hereof;

(ii) The Hard Rock Hotel shall be operated and managed as a first-class resort hotel in accordance with the standard of first-class resort hotel properties in the Orlando area as of the date hereof;

(iii) The Third Hotel shall be operated and managed as a first-class resort hotel in accordance with the standard of first-class resort hotel properties in the Orlando area as of the date hereof. and

(iv) The Support Facility shall be operated and managed in a good and business like fashion.

(b) The ability of Tenant to comply with the Management Standard for each Hotel is based upon, among other things, the success of the Theme Park Owner, as the Person responsible for Marketing (as defined in the Resort Agreement) of the Hotels, to generate sufficient revenue per available room through its Marketing efforts so that there will be sufficient working capital available to meet the high level of costs required to comply with such Management Standard. In addition, Tenant recognizes that an integral element of the success of the Theme Park Owner’s Marketing efforts is the ability of Tenant to operate the Hotels in a manner sufficient to justify the room rates which Theme Park Owner and Tenant will attempt to obtain. To the extent Theme Park Owner has not provided adequate Marketing services as contemplated by the first sentence of this paragraph, Tenant may be unable to meet such Management Standard for a particular period of time.

SECTION 5.7 CONTINUOUS OPERATION.

(a) After the opening for business of a Property, Tenant shall, except during any Force Majeure Event, cause such Property, if it is a Hotel, to be continuously opened to the public and each Property to be operated each day during the Term in the ordinary course of business of such Property.

(b) Notwithstanding Section 5.7(a), Tenant shall have the right, from time to time, to close portions of a Property for such reasonable periods of time as may be required to make repairs or Alterations or to prevent a dedication to the public of any such portions, including those required as a result of casualty or other damage to such Property. Tenant shall use all reasonable efforts to give Landlord with at least thirty (30) days prior written notice of any such closing and shall consult with Landlord with respect to the reasons for such closing.

SECTION 5.8 RUBBISH REMOVAL; EXTERMINATION.

(a) Tenant, at Tenant’s sole cost, shall cause any garbage and rubbish to be promptly removed from the Premises in a sanitary and efficient manner and shall use its commercially reasonable efforts to complete or cause to be completed such rubbish removal prior to 11:00 a.m. on each day.

(b) Tenant shall, at its own cost, retain a licensed, bonded professional pest and sanitation control service to perform inspections of the Premises as reasonably necessary for the purposes of controlling infestation by insects, rodents and vermin and Tenant shall promptly cause any corrective or extermination work reasonably recommended by such service to be performed.

SECTION 5.9 LIENS.

(a) Except to the extent required by any Legal Requirement, Tenant shall not create, or permit to be created or to remain, any lien, encumbrance or charge (whether levied on account of any mechanic’s, laborer’s or materialmen’s lien or any conditional sale, title retention agreement or chattel mortgage) which might become a lien, encumbrance or charge upon the Premises or any part thereof. Except to the extent required by any Legal Requirement, Tenant shall not cause or permit any work to be done upon, or any materials or services furnished to, any portion of the Premises except under a contract which states that a contractor is not permitted to file a mechanic’s lien or claim against Landlord’s interest in the Premises or any part thereof. Notwithstanding the foregoing, if any mechanic’s, laborer’s or materialmen’s lien shall at any time be filed against the Premises, Tenant shall with all due diligence cause the same to be discharged of record by payment or a transfer of such lien to other security pursuant to Florida law.

(b) Nothing in this Lease shall be deemed or construed in any way as constituting the request or consent of Landlord, express or implied, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any services or materials for any improvements, alteration to or repair of the Premises or any part thereof.

SECTION 5.10 FF&E; LOEWS NAME.

(a) Tenant shall at all times during the Term cause each Property to be furnished and equipped with FF&E, Operating Equipment and Operating Supplies in accordance with the Management Standard for such Property. Upon the Expiration Date, Tenant shall be obligated to irrevocably transfer to Landlord all of its right, title and interest in and to FF&E, Operating Equipment and Operating Supplies in existence on such date in accordance with Article XIV.

(b) No right or remedy of Landlord for any default and neither the termination nor cancellation of this Lease, nor any provision of this Lease, shall confer upon Landlord or any transferee, assignee or successor, or any Person claiming by or through Landlord, any right to use the “LOEWS” name, or any variation thereof, either alone or in conjunction with any other word or words, in the use or operation of the Project or otherwise. Tenant shall have the right to seek relief in a court of competent jurisdiction to enforce the provisions of this Section 5.10(b) by injunction and all other remedies at law and in equity, and Landlord shall bear all costs in connection with such proceedings, if the court rules against Landlord. The provisions of this Section 5.10(b) shall survive any termination of the Lease or expiration of the Term.

SECTION 5.11 FF&E RESERVE ACCOUNT.

(a) Tenant shall, or shall cause the Hotel Manager to, establish, in Tenant’s name and for the benefit of Tenant, a separate interest-bearing account (the “FF&E RESERVE ACCOUNT”) for each Hotel solely for the purpose of funding the renewal, replacement and additions of FF&E required for the operation of such Hotel in accordance with the terms of this Lease from and after the Opening Date thereof. To fund the FF&E Reserve Account, Tenant shall deposit, or shall cause the Hotel Manager to deposit, within thirty (30) days after the end of each month during the term of this Lease from and after such Opening Date, an amount equal to the percentage of Total Revenues of such Hotel as set forth in the following schedule:

FISCAL YEAR	PERCENTAGE OF TOTAL REVENUES
1	1%
2	2%
3 AND THEREAFTER	3%

To the extent Available Cash (without regard to the required FF&E Reserve Account payments) for any month is insufficient to allow for the FF&E Reserve Account deposit required above, Tenant shall, within thirty (30) days after the end of each Fiscal Year, deposit into the FF&E Reserve Account an amount sufficient to cause the FF&E Reserve Account to be fully funded as so required above.

(b) Tenant shall, or shall cause the Hotel Manager to, make expenditures from the FF&E Reserve Account for the purposes permitted hereunder as is necessary to maintain the Properties in accordance with this Lease. All amounts remaining in the FF&E Reserve Account at the close of each Fiscal Year shall be carried forward and retained until fully used as herein provided. Within one hundred twenty (120) days after the end of each Fiscal Year, Tenant shall provide Landlord with a written statement of the balance in the FF&E Reserve Account and the amount and nature of Tenant’s expenditures from the FF&E Reserve Account since the prior statement provided by Tenant.

(c) Tenant hereby grants to Landlord a security interest in the FF&E Reserve Account, and all profits and proceeds thereof, in order to secure Tenant’s obligations under this Section 5.11, which security interest shall be subject and subordinate only to the rights of the Permitted Leasehold Mortgagee or purchase money lender in such FF&E Reserve Account. Tenant hereby agrees not to grant a security interest in the FF&E Reserve Account to any Person other than a Permitted Leasehold Mortgagee, Landlord or purchase money lender. Landlord shall execute and deliver all such instruments as any Permitted Leasehold Mortgagee or purchase money lender shall reasonably require in order to confirm Landlord’s subordination of its security interest as aforesaid.

SECTION 5.12 UTILITIES; TELECOMMUNICATIONS SERVICES. Tenant shall be solely responsible for obtaining and paying, in a timely manner, all costs, expenses, fees, charges and amounts for heat, gas, potable water, irrigation water, air conditioning, electricity, sewerage, solid waste removal, cable television, telephone and any other utility used or consumed in or upon the Premises and shall separately meter the same to the extent practicable. Pursuant to Section 3.1, Landlord (solely in its capacity as the owner of the Sites) shall reasonably cooperate with Tenant in obtaining the permits and approvals required by Governmental Authorities and any necessary utility access agreements.

SECTION 5.13 OPTIONS ON AND ACCESS RIGHTS TO PHASE II SITES.

(a) UCDP hereby grants to Tenant an irrevocable option, exercisable in the manner and at the times provided in Section 5.13(c), to lease from UCDP the Primary Phase II Sites on the terms and conditions set forth in this Lease and the Partnership Agreement, including a base rent calculated in the same manner as Base Rent hereunder and additional rent equal to $5,687,500 (which amount shall be adjusted for inflation from and after the Opening Date of the Portofino), which shall be paid out of Income After Debt Service, to the extent of Available Cash, in accordance with the priority of distributions set forth (a) in Section 18.4 of the Partnership Agreement (for so long as an Affiliate of Landlord owns, directly or indirectly, an equity interest in Tenant) or (b) in Schedule 4.1 hereto (if an Affiliate of Landlord does not own, directly or indirectly, an equity interest in Tenant) for the applicable Fiscal Year, which right may not be assigned by Tenant except as provided in the next sentence. Upon the date that LOH has given URH or its successor notice of its decision to have its Affiliate participate in the development of the Primary Phase II Hotels pursuant to Section 9.3 of the Partnership Agreement, Tenant shall assign the option set forth in this Section 5.13(a) to the Phase II Partnership and UCDP agrees that Tenant may so assign such option. Promptly after delivery by the Phase II Partnership to UCDP of a notice indicating the Phase II Partnership’s exercise of the foregoing option, but in any event no later than thirty (30) days after such delivery, UCDP and the Phase II Partnership shall enter into a ground lease with respect to the Primary Phase II Sites on substantially similar terms as this Lease such that the Primary Phase II Sites will be treated as the “Sites” for all purposes of such ground lease (in substantially the same manner as such term is used in this Lease) and the hotels to be constructed on such sites will each be treated as the “Project”, “Properties” and “Hotels” for all purposes of such ground lease (in substantially the same manner as such term is used in this Lease). Such ground lease shall include such other changes from the terms of this Lease as necessary to give effect to the foregoing. Until such time as the option set forth in this Section 5.13(a) is exercised, UCDP hereby grants Tenant reasonable rights of access to such sites during normal business hours in connection with Tenant’s review of such sites for possible development. After the date that LOH has given or is deemed to have given URH or its successor notice of its decision not to have its Affiliate participate in the development of the Primary Phase II Hotels pursuant to Section 9.3 of the Partnership Agreement, this option shall terminate upon the expiration of Hotel Venture’s, or its successor’s, rights under Section 9.5 of the Partnership Agreement. Tenant, upon Landlord’s reasonable request, shall promptly execute a recordable document or instrument evidencing such termination of this option.

(b) UCDP hereby grants to Tenant an irrevocable option, exercisable in the manner and at the times provided in Section 5.13(c), to lease from UCDP the Third Phase II Site on the terms and conditions set forth in this Lease and the Partnership Agreement, including a base rent calculated in the same manner as Base Rent hereunder and additional rent equal to $1,312,500 (which amount shall be adjusted for inflation only from and after the Opening Date of the Portofino), which shall be paid out of Income After Debt Service, to the extent of Available Cash, in accordance with the priority of distributions set forth (a) in Section 18.4 of the Partnership Agreement (for so long as an Affiliate of Landlord owns, directly or indirectly, an equity interest in Tenant) or (b) in Schedule 4.1 hereto (if an Affiliate of Landlord does not own, directly or indirectly, an equity interest in Tenant) for the applicable Fiscal Year, which right may not be assigned by Tenant except as provided in the next sentence. Upon the date that LOH has given URH or its successor notice of its decision to have its Affiliate participate in the development of the Third Phase II Property pursuant to Sections 9.3 and 9.6 of the Partnership Agreement, Tenant shall assign the option set forth in this Section 5.13(b) to the Phase II Partnership and UCDP agrees that Tenant may so assign such option. Promptly after delivery by the Phase II Partnership to UCDP of a notice indicating the Phase II Partnership’s exercise of the foregoing option, but in any event no later than thirty (30) days after such delivery, UCDP and the Phase II Partnership shall enter into a ground lease with respect to the Third Phase II Site on substantially similar terms as this Lease such that the Third Phase II Site will be treated as a “Site” for all purposes of such ground lease (in substantially the same manner as such term is used in this Lease) and the hotel to be constructed on such site will be treated as the “Project”, a “Property” and a “Hotel” for all purposes of such ground lease (in substantially the same manner as such terms are used in this Lease except for changes to reflect that the Third Phase II Property consists of approximately 300 time share units). Such ground lease shall include such other changes from the terms of this Lease as necessary to give effect to the foregoing. Until such time as the option set forth in this Section 5.13(b) is exercised, UCDP hereby grants Tenant reasonable rights of access to such sites during normal business hours in connection with Tenant’s review of such sites for possible development. After the date that LOH has given or is deemed to have given URH or its successor notice of its decision not to have its Affiliate participate in the development of the Third Phase II Property pursuant to Section 9.3 or 9.5 of the Partnership Agreement, this option shall terminate upon the expiration of Hotel Venture’s, or its successor’s, rights under Section 9.5 of the Partnership Agreement. Tenant, upon Landlord’s reasonable request, shall promptly execute a recordable document or instrument evidencing such termination of this option.

(c) Landlord and Tenant acknowledge and agree that the options set forth in Section 5.13(a) and (b) may be exercised by Tenant (i) only after LOH or the Hotel Venture, as applicable (the “Phase II Notice Recipient”) has received a Phase II Commencement Notice with respect to the Primary Phase II Hotels or the Third Phase II Property (as applicable), and (ii) the Phase II Notice Recipient has provided the Person sending the applicable Phase II Commencement Notice (the “Phase II Notice Provider”) with written notice of its decision to have its Affiliate participate in the development of the Primary Phase II Hotels or the Third Phase II Property (as applicable) pursuant to the Partnership Agreement or Resort Agreement (as applicable). The delivery by Tenant to Landlord of a written certification, executed by the Phase II Notice Recipient, that the conditions set forth in clause (i) and (ii) of the preceding sentence have been complied with, together with a copy of the applicable Phase II Commencement Notice executed by the Phase II Notice Provider, shall be conclusive and binding upon Landlord. The option set forth in this Section 5.13 shall terminate automatically with respect to the Primary Phase II Hotels or the Third Phase II Property (as applicable) when the Phase II Notice Recipient and its Affiliates shall have no further rights to participate in such development pursuant to Section 9.5 of the Partnership Agreement or pursuant to Section 13.5(e) of the Resort Agreement. Notwithstanding anything to the contrary in this Agreement, Landlord shall have the right to develop and use the Phase II Sites at any time before the exercise of the options set forth in this Section 5.13 for any lawful use or purpose other than for hotels or properties with a time share or time interval form of ownership.

(d) Tenant acknowledges that Tenant shall not be entitled to exercise its option rights under this Section 5.13 with respect to the Primary Phase II Sites or the Third Phase II Site (as applicable) when the exercise of such rights would require, or result in, the demolition of, or a material impairment of the value of, any building constructed on such Phase II Site in accordance with subparagraph (c); provided however, if the Phase II Notice Provider has issued a Phase II Commencement Notice with respect to the Primary Phase II Hotels or the Third Phase II Property (as applicable) and the Phase II Notice Recipient has consented to participate in the development of any Phase II Hotel in accordance with the terms of the Partnership Agreement or Resort Agreement (as applicable) and either (i) the Landlord is an Affiliate of the Phase II Notice Provider or (ii) the Landlord has consented in writing (which consent may be given or withheld in Landlord’s sole discretion) to the construction of a Phase II Hotel on the Primary Phase II Sites or the Third Phase II Site (as applicable) as a stand alone hotel or as part of a mixed use development, any buildings located on the Primary Phase II Sites or the Third Phase II Site (as applicable) shall be demolished, if reasonably necessary, and the cost of such demolition shall be paid solely by the Phase II Notice Provider and not by the Phase II Notice Recipient or by any joint venture created by such Persons to develop the Phase II Hotels. The restriction on Phase II Notice Recipient’s rights set forth in the preceding sentence due to the existence of an existing building on a Phase II Site is not intended to limit Phase II Notice Recipient’s or its Affiliates’ rights to participate in any future development of hotels or properties with a time share or time interval form of ownership on the Primary Phase II Sites or the Third Phase II Site. Landlord shall have the right to transfer or convey any interest or title in the Phase II Sites to any other party subject to Section 10.7, and any transfer by Landlord permitted under Article X shall be subject to the options in favor of Tenant set forth in this Section 5.13.

(e) If any Phase II Hotel is constructed and owned by a Person other than Tenant and the Support Facility is planned to be used to provide services to such Phase II Hotel, Landlord shall, upon request from Tenant, execute an agreement with such other Person pursuant to which Landlord shall grant its consent to such other Person acquiring from Tenant a right of access to the Support Facility for all purposes necessary to service such Phase II Hotel in connection with its operation.

SECTION 5.14 SIGNIFICANT THEME PARK QUALITY CHANGE. If on any date the attendance at the Theme Park for the twelve (12) full calendar months immediately preceding such date is less than 8,000,000 (other than as a result of a Force Majeure Event or because the Theme Park has ceased to operate, which shall be governed by Sections 4.6 and 4.7), then, until the next date that attendance at the Theme Park for the twelve (12) full calendar months immediately preceding such date has exceeded 8,000,000, any obligation of Tenant to manage and operate each Hotel at the applicable management standard set forth in the Management Agreement and in Section 5.6 shall be suspended and, at Tenant’s option, Base Rent and Additional Rent payable hereunder shall be adjusted to equal fair market rent for the Properties as determined by a nationally known investment banking firm experienced in such valuations which at the time of retention is not providing services to either of the parties hereto or any of their Affiliates, and within the two (2) years prior to such retention did not receive more than $500,000 of revenues from such persons or entities; provided, that in no event shall Base Rent and Additional Rent after such adjustment be higher than Base Rent and Additional Rent payable, immediately prior to such adjustment, pursuant to Section 4.1. If the parties hereto are unable to agree upon the selection of such investment banking firm within thirty (30) days of the date of the exercise by Tenant of such option, then each party hereto shall choose one (1) investment banking firm so qualified, and such two firms shall select a third such firm so qualified. The investment banking firm so selected shall furnish the parties hereto with a written valuation within sixty (60) days of such selection, setting forth its determination of such fair market rent. The determination of the investment banking firm shall be final and binding on the parties hereto and a judgment upon the determination of the investment banking firm may be entered and enforced in any court of competent jurisdiction. Such adjusted Base Rent and Additional Rent shall be paid out of Income After Debt Service, to the extent of Available Cash, in accordance with the priority of distributions set forth (a) in Section 18.4 of the Partnership Agreement (for so long as an Affiliate of Landlord owns, directly or indirectly, an equity interest in Tenant) or (b) in Schedule 4.1 hereto (if an Affiliate of Landlord is does not own, directly or indirectly, an equity interest in Tenant) for the applicable Fiscal Year.

SECTION 5.15 CHANGES IN LEGAL DESCRIPTIONS. Landlord acknowledges that Tenant has entered into the Resort Agreement with the Theme Park Owner. If a legal description for all or a portion of the Shared Area described (and defined) in the Resort Agreement needs to be amended, subsequent to the date hereof, pursuant to the Resort Agreement, Landlord and Tenant each agree to execute and deliver an amendment to this Lease, or such documents as may be reasonably required, for the purpose of evidencing a corresponding amendment to the legal description of any affected Site.

SECTION 5.16 TITLE. Landlord shall not create or permit to be created any covenants, restrictions, conditions or easements affecting the Sites, without the prior approval of Tenant. Landlord may create or permit to be created liens, encumbrances, covenants, restrictions, conditions or easements (the “TITLE EXCEPTIONS”) affecting the Phase II Sites, provided that such Title Exceptions have no adverse effect (other than to an insignificant extent) upon Tenant’s exercise of its option rights set forth in Section 5.13 and Tenant’s ability to develop the Phase II Sites as contemplated by Section 9 of the Partnership Agreement and operate the Phase II Hotels thereon, subject to covenants, conditions or similar matters of title that are not more restrictive (with respect to the development or operation of hotels) than those applicable to the Phase I Hotels upon the exercise of such option. Notwithstanding anything to the contrary in this Section 5.16, the foregoing shall not restrict Landlord’s right to mortgage its interest in the Sites or the Phase II Sites, or to use the Phase II Sites as provided in Section 5.13(c).

SECTION 5.17 TITLE MATTERS. Landlord covenants that:

(a) it shall comply, or cause to be complied, with the maintenance obligations set forth in that certain Drainage Easement by and between the City of Orlando and UCDP and UCFP recorded in Official Records Book 4991, Page 446, of the Public Records of Orange County, Florida, and

(b) it shall, prior to the commencement of the construction of the Third Hotel, obtain the release of that certain Easement by and between Florida Center Limited Partnership and City of Orlando recorded in Official Records Book 2444, Page 1030, of the Public Records of Orange County, Florida.

ARTICLE VI

ENVIRONMENTAL COMPLIANCE

SECTION 6.1 LANDLORD’S ENVIRONMENTAL REPRESENTATION AND WARRANTY. Landlord hereby represents and warrants to Tenant that, as of the date hereof, (a) to the best of Landlord’s knowledge, after reasonable inquiry and except as disclosed in the three “Phase I” environmental reports prepared by Law Engineering and Environmental Associates dated February 4, February 4, February 13, 1998 and April 2, 1998 with respect to the Sites, (i) the

Sites and the Phase II Sites are in compliance with all Environmental Laws and no condition exists with respect to the soil, surface waters, groundwater, land, surface or subsurface strata, and/or ambient air at, on or with respect to the Sites and the Phase II Sites which could result in liability under any Environmental Laws and (ii) there has been no occurrence of a Release or Contamination, or threat of Release or Contamination, in each case, at, on or with respect to the Sites and the Phase II Sites, (b) Landlord has delivered to Tenant or shall make available to Tenant copies of all reports and other documentation in Landlord’s possession with respect to all studies of an environmental nature conducted on any portion of the Resort Property, including all environmental audits, environmental assessments and “Phase I” and “Phase II” reports, and (c) to the best of Landlord’s knowledge, the Resort Property (excluding the Sites and the Phase II Sites) is in compliance with all Environmental Laws and no condition exists with respect to the soil, surface waters, groundwater, land, surface or subsurface strata, and/or ambient air at, on or with respect to such adjacent property which could reasonably be expected to adversely impact the Sites or Phase II Sites.

SECTION 6.2 ENVIRONMENTAL COVENANTS. In addition to, but not in limitation of, the obligations of Tenant to comply with all Legal Requirements pursuant to Section 5.3, Tenant covenants and agrees as follows:

(a) The Premises, and the operations of Tenant thereon (including, without limitation, the performance of any Alterations), shall at all times comply in all respects with all Environmental Laws.

(b) Tenant shall obtain or caused to be obtained all environmental, health and safety permits necessary for the operations of Tenant and the Premises, in compliance with all Environmental Laws; all such permits shall at all times remain in good standing and Tenant’s operations and the Premises shall remain in compliance with all terms and conditions of such permits.

(c) No portion of the Premises shall become subject to any lien or security interest in favor of any Governmental Authority or other party for (i) liability under any Environmental Laws or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release or any Contamination, which is not discharged within one hundred eighty (180) days from the date filed against the Premises.

(d) Promptly after learning of the occurrence of any of the following affecting the Premises, Tenant shall give Landlord written notice thereof, describing the same and the steps being taken by Tenant with respect thereto, and including with such written notice all related correspondence and documentation: (i) the occurrence of any Contamination; (ii) any action, suit, investigation, litigation, arbitration, or governmental proceeding in respect of any Environmental Laws; (iii) Tenant’s operations on the Premises not being in compliance with any requirements of applicable Environmental Laws; (iv) Tenant being subject to any federal or state investigation evaluating whether any remedial action is needed to respond to any Contamination; (v) the Premises being subject to a lien in favor of any governmental entity for any liability under any Environmental Laws or damages arising from, or costs incurred by such governmental entity in response to, any Contamination; or (vi) any violation or breach of the covenants set forth in this Section 6.2. Tenant shall also send to Landlord a notice and copies of any and all results of any tests of underground storage tanks or any other environmental tests or examinations of the Premises performed or completed subsequent to the date hereof.

(e) If Tenant fails to comply with any Environmental Law (including compliance with requirements for curative action thereunder), then Landlord shall have the right (but not the obligation) to enter the Premises and to perform, and the right (but not the obligation) to require Tenant to perform, from time to time, in each case at the sole cost and expense of Tenant, reasonable inspections and investigations of the environmental condition of the Premises, including but not limited to soil and groundwater sampling and monitoring, inspections for Hazardous Substances, and environmental audits and risk assessments of the Premises’ waste management practices and of waste disposal sites used by Tenant. Any such environmental audits and risk assessments shall, among other things, (i) investigate any environmental hazards or conditions for which Tenant may be liable with regard to the Premises, (ii) determine whether Tenant’s operations on the Premises comply, in all respects deemed material by Landlord, with all applicable Environmental Laws, (iii) be performed by an environmental consultant reasonably satisfactory to Landlord, and (iv) be of a scope and nature that is reasonably satisfactory to Landlord. Tenant, at Tenant’s sole cost, shall promptly comply with all recommendations made by the environmental consultant or other expert conducting such audit or risk assessment or any other inspection or investigation under this Section 6.2(e), and shall promptly correct all deficiencies or problems reported by such environmental consultant or other expert (only to the extent the recommendations relate to procedures for preventing environmental damage, Contamination or non-compliance with any Environmental Law, and only to the extent any such matter or condition was not caused, by Landlord or its agents, employees, guests or contractors); provided, that Tenant shall have the right to obtain a second environmental audit and/or risk assessment by a consultant reasonably acceptable to Landlord of a scope and nature substantially the same as that described in the immediately preceding sentence. Landlord and Tenant shall work together to reasonably resolve any differences between the two reports. All costs and expenses incurred by Landlord in the performance of an environmental audit and/or risk assessment or any other inspection or investigation provided for hereunder shall be reimbursed by Tenant to Landlord upon written demand therefor.

SECTION 6.3 NO OBLIGATIONS OF LANDLORD. Notwithstanding any provision of this Lease to the contrary, neither the execution by Tenant, nor the acceptance by Landlord, of this Lease, nor any provision of this Lease shall be deemed to obligate Landlord to (a) cure any failure by Tenant to comply with any Environmental Law, (b) take any actions or complete any actions taken, or expend any sums, to cure any failure by Tenant to comply with any Environmental Law, or (c) require or otherwise cause Tenant to do any of the same; nor shall the execution by Tenant, nor the acceptance by Landlord, of this Lease, nor the existence or the exercise of any provision hereof, operate to place upon Landlord any responsibility for the operation, control, care, investigation of the environmental condition, management or repair of the Premises, or any responsibility for, or any right, power or ability to control or direct, the storage, transportation, release, removal, containment, encapsulation, remediation or other disposition of any Hazardous Substances.

SECTION 6.4 SURVIVAL. The provisions of this Article VI shall survive the expiration or prior termination of this Lease.

ARTICLE VII

INSURANCE

SECTION 7.1 INSURANCE DURING ALTERATIONS. Tenant shall provide and maintain, at Tenant’s sole expense, builder’s risk insurance (covering, without limitation, wind storm, flood and earthquake to the extent available at commercially reasonable rates, limits and deductibles) during the Initial Construction and any period that Tenant is performing Alterations, covering the Hotels, the Support Facility, the Building & Appurtenances, FF&E, Operating Equipment and Operating Supplies for replacement cost, including, without limitation, boiler and machinery insurance. Tenant shall also, during such period, provide and maintain at Tenant’s sole expense, adequate (but in no event less than $100,000,000 combined single limit) comprehensive general liability insurance, protecting against loss or damage arising in connection with the construction, furnishing and equipping and preparation for opening of the Premises. Such comprehensive general liability insurance shall specifically include the coverages and limits specified in Section 7.3, Workers’ Compensation and Employer’s Liability insurance (with a limit of not less than $1,000,000) as required by law and, in addition, any other coverage as may be required by law.

SECTION 7.2 PROPERTY INSURANCE. From and after the substantial completion of the Initial Construction, Tenant, at Tenant’s sole expense, shall insure the Premises (including, without limitation, the FF&E, the Building & Appurtenances, Operating Equipment and Operating Supplies) for replacement cost against damage for “all risk” perils (including, without limitation, wind storm, flood and earthquake coverage to the extent available at commercially reasonable rates, limits and deductibles) in aggregate amounts of at least the full replacement cost (less a $150,000 deductible) of each Property, including the Building & Appurtenances, FF&E, Operating Equipment and Operating Supplies thereof.

SECTION 7.3 LIABILITY INSURANCE AND OTHER COVERAGES. Tenant shall, throughout the Term, provide and maintain the following additional insurance coverage:

(a) Comprehensive general liability insurance having a minimum per occurrence limit of $100,000,000 (less a $150,000 deductible) against all claims for personal or bodily injury or for death or damage to property of third persons, which insurance shall include (without limitation) coverage against liability arising out of alleged (i) sale and/or service of intoxicating beverages, (ii) assault or battery, (iii) false arrest, detention or imprisonment, or malicious prosecution, (iv) libel, slander, defamation or violation of the right of privacy, (v) wrongful entry or eviction, (vi) contractual liability, (vii) completed operations (including broad form property damage) and (viii) contractor’s protective coverage.

(b) Workers’ compensation insurance and employer’s liability insurance, in amounts of at least $1,000,000, and any additional insurance required by similar employee benefit acts.

(c) Combined business interruption and extra expense insurance covering loss of income to Landlord and Tenant for a minimum period of one (1) year resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in Section 7.2. With respect to each Property, during the first Fiscal Year thereof, Tenant shall maintain business interruption insurance in an amount equal to at least one (1) year of Base Rent payable under this Lease and management fee payable under the Management Agreement, as reasonably projected by Landlord. Thereafter, the business interruption insurance shall be for an amount equal to the Base Rent paid by Tenant to Landlord and management fee paid by Tenant to the Hotel Manager for the preceding Fiscal Year. This business interruption insurance shall commence not later than the date of substantial completion of the applicable Property.

(d) Crime insurance, including bonds covering Tenant employees, for a minimum of $10,000,000 per loss (less a $150,000 deductible).

(e) Boiler and machinery insurance, including use and occupancy (loss of income), for all direct loss or damage to property caused by failure of boilers or breakdown of machinery, in minimum limits of $25,000,000.

(f) Tenant shall, at Tenant’s sole expense, promptly pay all premiums due and payable for the insurance required under Sections 7.3(a) through (e).

SECTION 7.4 ADDITIONAL COVERAGE OR AMOUNTS; Deductibles. Tenant shall carry, at Tenant’s sole expense, (a) insurance coverage of the types specified in Sections 7.1, 7.2 and 7.3 but in such different amounts as Landlord shall reasonably require from time to time and (b) such other or additional insurance in such amounts and against such risks as Landlord shall reasonably require from time to time with respect to the buildings, facilities and contents of the Premises similar to such insurance coverage carried by major hotels in the Orlando area.

SECTION 7.5 FORM OF POLICIES.

(a) All insurance required to be maintained by Tenant under this Article VII shall be written in form and substance reasonably satisfactory to Landlord by insurance companies with general policy holder’s ratings of not less than A and a financial rating of not less than Class XI as rated in the most recent available “Best’s” insurance reports, and licensed to do business in the State of Florida and authorized to issue such policies. Upon the failure of Tenant to procure, maintain and place such insurance and pay all premiums and charges therefor within fifteen (15) days after written demand by Landlord, Landlord may do so (but shall not be obligated to do so), and in such event Tenant agrees to pay the amount thereof to Landlord as additional rent within thirty (30) days after demand.

(b) All policies of insurance procured by Tenant shall:

(i) provide that such policies may not be changed, amended, reduced, canceled (including for nonpayment of premium) or allowed to lapse with respect to Landlord, except after at least thirty (30) days’ prior notice from the insurance company to Landlord, sent by registered mail;

(ii) provide that Tenant shall be solely responsible for the payment of all premiums under such policies and Landlord shall have no obligation for the payment thereof notwithstanding that Landlord is or may be named as an insured;

(iii) provide that the liability of the insurer thereunder shall not be affected by, and that the insurer shall not claim, any right of setoff, counterclaim, apportionment, proration, or contribution by reason of, any other insurance obtained by or for Landlord, Tenant, or any Person claiming by, through, or under any of them;

(iv) contain no provision relieving the insurer from liability for loss occurring while the hazard to buildings, improvements and fixtures is increased, whether or not within the knowledge or control of, or because of any breach of warranty or condition or any other act or neglect by, Landlord, Tenant, or any Person claiming by, through, or under any of them; and

(v) in the case of property insurance, contain a standard mortgagee clause which shall (A) provide that any reference to a mortgagee in such policy shall mean and include all holders of mortgages of any interests in the Premises, in their respective order and preference as provided in their respective mortgages, (B) provide that such insurance as to the interest of any mortgagee shall not be invalidated by any act or neglect of Landlord, Tenant or any Person claiming by, through, or under any of them and (C) waive any provision invalidating such mortgagee clause by reason of the failure of any mortgagee, Landlord, Tenant, or any Person claiming by, through, or under any of them to notify the insurer of any hazardous use or vacancy, any requirement that any mortgagee pay any premium thereon, or any contribution clause.

(c) On the Commencement Date, appropriate certificates, including evidence of the waivers of subrogation required pursuant to Section 7.6, shall be deposited by Tenant with Landlord. Any endorsements to any such policies (or, at Tenant’s election, appropriate certificates) shall also be so deposited upon issuance thereof and each renewal or replacement of a policy (or, at Tenant’s election, appropriate certificates) shall be so deposited at least thirty (30) days prior to the expiration of such policy.

(d) Any property damage policies required under this Article VII shall provide that any loss equal to or less than $5,500,000, adjusted for inflation, shall be payable to Tenant only and that the amount of any loss in excess of $5,500,000, adjusted for inflation, payable thereunder shall be adjusted with and payable to Landlord and Tenant, as their respective interests may appear.

(e) All insurance required to be carried by Tenant pursuant to this Article VII shall name as an additional insured Landlord and any Permitted Leasehold Mortgagee, and such other Persons as may be designated by Landlord.

SECTION 7.6 WAIVERS OF SUBROGATION. Landlord and Tenant each hereby waives any right of subrogation against the other in connection with any casualty, loss or damage affecting the Premises, and Landlord and Tenant shall each cause all property insurance policies maintained by Landlord or Tenant for the Premises to include a full waiver by the insurance company of any subrogation claims against Tenant or Landlord, as applicable, any of its Affiliates, and the officers, directors, shareholders, constituent partners, employees, agents and contractors of any of the foregoing Persons. Tenant assumes all risks in connection with the adequacy of any insurance maintained by Tenant with respect to the Premises, and Tenant waives any claim against Landlord, and its Affiliates, for any liability, cost or expense arising out of any uninsured claim, in part or in full, of any nature whatsoever, unless such claim has been shown to have been due to the gross negligence or willful misconduct of Landlord or its Affiliates.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 NON-LIABILITY. Landlord shall not be liable for any loss or damage to property of Tenant or any of its employees, guests, invitees or licensees by reason of theft or otherwise, unless such injury or damage has been shown to have been due to the gross negligence or willful misconduct of Landlord or its Affiliates. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless such injury or damage has been shown to have been due to the gross negligence or willful misconduct of Landlord or its Affiliates. Subject to the foregoing, all property of Tenant or others kept or stored on the Premises shall be so kept or stored at the risk of Tenant only.

SECTION 8.2 INDEMNIFICATION.

(a) Other than with respect to provisions herein providing for indemnification by Landlord of Tenant, Tenant hereby waives all claims against Landlord for losses of, or damage to, property of any kind in, upon or about the Premises, and for injuries to Tenant or its employees, or Tenant’s agents and third persons, regardless of the cause of such losses, damages or injuries, unless due to the gross negligence or willful misconduct of Landlord or any Affiliate of Landlord.

(b) Tenant shall indemnify, defend and hold harmless Landlord, its members and their constituent partners, its Affiliates, and the officers, directors, shareholders, employees and agents of any of the foregoing (collectively, the “LANDLORD INDEMNIFIED PARTIES”) from and against any and all third party (i.e. other than those of Landlord Indemnified Parties) claims, actions, damages, liabilities, costs, obligations, losses and expenses (including, but not limited to, attorneys’ fees and disbursements) arising from or out of or connected with or alleged to have arisen out of or be connected with, (i) any occurrence in, upon or at the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, patrons, guests, contractors, contractors’ employees, servants, Concessionaires, or business invitees on the Premises, provided such claim, action, damage, liability, cost, obligation, loss or expense is not caused in whole or in part by the gross negligence or willful misconduct of a Landlord Indemnified Party, and (ii) any brokerage commissions or finder’s fees resulting from acts of Tenant or any of its Affiliates. If Landlord shall be made a party to any litigation arising out of the foregoing, then Tenant shall protect and hold Landlord harmless and defend Landlord in connection with such litigation, subject to the same exception for the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Party, as aforesaid. All of Tenant’s covenants contained in this Section 8.2(b) shall inure to the benefit of each of the Landlord Indemnified Parties, and shall be enforceable against Tenant by each of the Landlord Indemnified Parties.

(c) Landlord shall indemnify, defend and hold harmless Tenant, its constituent partners, its Affiliates, and the officers, directors, shareholders, employees and agents of any of the foregoing (collectively, the “TENANT INDEMNIFIED PARTIES”) from and against any and all third party (i.e. other than those of Tenant Indemnified Parties) claims, actions, damages, liabilities, costs, obligations, losses and expenses (including, but not limited, to attorneys’ fees and disbursements) arising from or out of or connected with or alleged to have arisen out of or be connected with, (i) any occurrence in, upon or at the Premises due to the gross negligence or willful misconduct of Landlord or its Affiliates, or occasioned wholly or in part by any act or omission of Landlord or its Affiliates, (ii) the exercise of Landlord’s rights pursuant to Section 3.3, (iii) breach by Landlord of its representations and warranties set forth in Section 6.1, (iv) any brokerage commissions or finder’s fees resulting from acts of Landlord or any of its Affiliates, and (v) any breach of the representation and warranty of Landlord in Section 2.3 to the extent required in Section 2.3. The rights of Tenant under clause (iii) in the immediately preceding sentence shall survive the expiration or termination of this Lease or the Term. If Tenant shall be made a party to any litigation arising out of any of the foregoing, the Landlord shall protect and hold Tenant harmless and shall reimburse Tenant upon demand for all costs, expenses and attorneys’ fees incurred or paid by Tenant in connection with such litigation. All of Landlord’s covenants contained in this Section 8.2(c) shall inure to the benefit of each of the Tenant Indemnified Parties, and shall be enforceable against Landlord by each of the Tenant Indemnified Parties.

SECTION 8.3 NOTICE OF CLAIM. Whenever any claim shall arise for indemnification under this Article VIII, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, and shall cooperate fully in the defense, settlement or compromise of such claim. The indemnifying party shall have the sole right to select counsel for the defense of such claim, which selection shall not be subject to arbitration hereunder, and to control the defense, settlement or compromise of such claim, as long as, with respect to a settlement or compromise, such settlement or compromise involves only the payment of money for which the indemnified party is fully indemnified and includes a full unconditional release of the indemnified party from all related liability; provided that if, in the reasonable opinion of counsel to the indemnified party, there is a conflict or potential conflict of interest between the indemnifying party, on the one hand, and the indemnified party, on the other hand, the indemnified party shall be entitled to direct the defense thereof, but only with respect to such matters so in conflict, and any settlement or compromise of such matters shall be subject to the prior written consent of the indemnifying party (which shall not be unreasonably withheld); provided that the indemnifying party shall not be obligated pursuant to this Article VIII to pay the fees and expenses of more than one counsel in any single action in any single jurisdiction for all indemnified parties, except to the extent two or more of such indemnified parties have conflicting interests in the outcome of any such action. The indemnified party shall have the right to participate in (but not control) the defense of any such claim, with its counsel and at its own expense. In the event of any such claim for indemnification hereunder resulting from or in connection with any action by a third party, the notice shall specify, if known, the amount or an estimate, if reasonably possible, of the amount that could reasonably be expected to arise therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party. The indemnifying party shall obtain the prior written approval of the indemnified party (which approval may not be unreasonably withheld) before ceasing to defend against such third party claim or entering into any settlement or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any indemnified party and no indemnifying party will, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened demand, claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any such indemnified party is a party to such demand, claim, action or cause of action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of all such indemnified parties from all liability arising out of such claim, action, suit or proceeding.

SECTION 8.4 SURVIVAL. The provisions of this Article VIII shall survive the expiration or prior termination of this Lease.

ARTICLE IX

ESTOPPEL CERTIFICATES; SUBORDINATION; ATTORNMENT

SECTION 9.1 ESTOPPEL CERTIFICATES. Any party hereto shall, within twenty (20) days after a reasonable request made from time to time, but in no event more than once every twelve (12) months (unless in connection with a transfer, financing or refinancing), by the other party hereto and without charge, give a certification in writing to any Person reasonably specified by the requesting party stating: (a) that this Lease is then in full force and effect and unmodified or, if modified, stating the modifications; (b) that, as far as the maker of the certificate knows, Tenant is not in default in the payment of Rent or any additional charges to Landlord, or if in default, stating such default; (c) that, as far as the maker of the certificate knows, no party is in default in the performance or observance of any other covenant or condition to be performed or observed under this Lease or, if any party is in default, stating such default; (d) that, as far as the maker of the certificate knows, no event has occurred which authorizes, or with the lapse of time will authorize, Landlord or Tenant to claim a default under, or terminate, this Lease or, if such event has occurred, stating such event; (e) that, as far as the maker of the certificate knows, no party hereto has any offsets, counterclaims or defenses or, if so, stating them; (f) the dates to which rents and other amounts payable by Tenant have been paid; and (g) any other matters which may be reasonably requested by the requesting party. Any such certificate may be relied upon by any prospective mortgagee or purchaser of the Premises, or any portion thereof.

SECTION 9.2 SUBORDINATION AND ATTORNMENT. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to any mortgage or any deed of trust (or a lien resulting from any other method of financing or refinancing), now or hereafter incurred by Landlord; provided, however, that Tenant’s rights hereunder shall not be subordinated unless Tenant receives a subordination, non-disturbance and attornment agreement reasonably acceptable to Tenant and the holder of such Permitted Mortgage from the mortgagee or beneficiary under the mortgage or deed of trust agreeing that it will recognize all of the rights of Tenant under this Lease, including, without limitation, the restrictions on Landlord set forth under Section 10.7 (which shall apply to such mortgagee or beneficiary as if it was Landlord hereunder) and the right of Tenant to occupy and use the Premises in accordance with the terms of this Lease, including without limitation the right of Tenant to exercise the option set forth in Section 5.13 hereof, notwithstanding the foreclosure of, or exercise of the power of sale under, the mortgage or deed of trust given by Landlord which covers the Premises or any part thereof. Except as required above, no further instrument of subordination shall be required to evidence subordination.

ARTICLE X

ASSIGNMENT AND SUBLEASING; HOTEL MANAGER

SECTION 10.1 PROHIBITION ON ASSIGNMENT, SUBLEASING, ETC. BY TENANT. (a) Subject to Sections 10.2 and 10.3, for so long as an Affiliate of Landlord owns, directly or indirectly, an equity interest in Tenant, the right of Tenant and its Partners and their respective Affiliates to sell, transfer or assign interests in the Project shall be governed by the Partnership Agreement. At any other time, except as expressly permitted in this Lease, Tenant shall not, without the prior consent of Landlord in each instance, sell, assign or otherwise transfer this Lease or the Premises, in whole or in part, or any rights or interest which Tenant may have under this lease, or sublet the Premises or any part of the Premises, or otherwise permit the use thereof by any other Person, except for the use, in the ordinary course of Tenant’s operation of the Project, by guests and invitees of the Hotels. Any assignment, transfer or sublease in violation of this Section 10.1(a) shall be voidable at Landlord’s option.

(b) Subject to Section 10.2, (i) if Tenant is a corporation that is neither a Lending Institution nor a corporation whose shares are traded on a national securities exchange, or if a corporation that is neither a Lending Institution nor a corporation whose shares are traded on a national securities exchange is a general partner of Tenant, then a direct or indirect sale, assignment, transfer, exchange or other disposition (whether in a single transaction or in a series of related or unrelated transactions) of the stock in such corporation which result in a change of control (which means, for purposes of this Section 10.1 and Section 10.7, the change in ownership of greater than 50% of (A) the voting equity interests in the applicable Person or (B) the votes necessary to elect a majority of the Board of Directors or other comparable governing body of such Person), or a merger, consolidation or other combination of such corporation with another entity which results in a change of control, shall be deemed an assignment hereunder, (ii) if Tenant is a general or limited partnership, then the direct or indirect sale, assignment, transfer, exchange or other disposition of all or any portion of a general partner’s interest, the substitution of a general partner, or the addition of a general partner shall be deemed an assignment hereunder, and (iii) if Tenant is a limited liability company, then the direct or indirect sale, assignment, transfer, exchange or other disposition of a managing member’s interest, the substitution of a managing member, or the addition of a managing member shall be deemed to be an assignment hereunder. For purposes of this Lease, (1) a joint venture shall be deemed to be a partnership and a joint venturer a partner and (2) the term “corporation” shall include a limited liability company.

SECTION 10.2 CERTAIN PERMITTED ASSIGNMENTS BY TENANT. Notwithstanding any other provision of this Article X to the contrary, none of the following events shall require the consent or approval of Landlord; provided, that, as to any transfer described in clause (a), (b), (c) or (d) below, the assignee or transferee of Tenant’s interest in this Lease assumes all of Tenant’s obligations under this Lease by a written instrument, in recordable form, delivered to Landlord promptly after execution thereof; and, provided, further, that for so long as Theme Park Owner is an Affiliate of Landlord, no such assignee or transferee (or any Affiliate thereof) shall be a Landlord Competitor:

(a) a sale, assignment, transfer, exchange or other disposition of this Lease, together with the Premises, (i) to a Lending Institution, (ii) to a general partner of Tenant, (iii) to a limited partnership having as its sole general partner either (A) a wholly owned (whether directly or indirectly) Subsidiary of LOH or URH or (B) a limited partnership in which a wholly owned Subsidiary of LOH or URH is the sole general partner, (iv) to a general partnership having as its sole general partners any entity described in clause (ii) or (iii) above and/or a Lending Institution and (v) to a corporation that is controlled (as such term is defined in Section 1.1(e)) by LOH or URH or a wholly owned Subsidiary of either LOH or URH;

(b) a judicial sale of this Lease in a proceeding to foreclose a Permitted Leasehold Mortgage;

(c) an assignment, transfer or other disposition in lieu of foreclosure of a Permitted Leasehold Mortgage to the holder of such mortgage or a nominee controlled by such holder;

(d) a sale, assignment, transfer, exchange or other disposition of any general partnership interest in Tenant or in a general partner in Tenant if such sale, assignment, transfer, exchange or other disposition is to a Lending Institution, to the partnership itself or to another general partner in Tenant or general partner in a general partner in Tenant;

(e) a sale, assignment, transfer, exchange or other disposition of any limited partnership interest in Tenant or any partner in Tenant;

(f) a sale, assignment, transfer, exchange or other disposition of the stock of any corporation which is a general partner in Tenant or which is a general partner in such general partner if another general partner in Tenant or in a partnership which is a general partner in Tenant shall own, in the aggregate, greater than fifty percent (50%) of the voting stock in such corporation after such sale, assignment, transfer, exchange or other disposition; or

(g) any transactions in the shares of LHHC or any parent organization of LHHC, provided, that such transactions are not in securities which have the effect of avoiding the restrictions in Section 10.1 and this Section 10.2, such as tracking stock or a similar security.

As soon as practicable, but in no event less than forty-five (45) days prior to the closing for any sale, transfer or assignment of an interest in the Project, Tenant shall notify Landlord of (i) the identity of the proposed assignee, (ii) the principal terms of the proposed sale, transfer or assignment, and (iii) financial statements and other information relating to such assignee sufficient for Landlord to determine the financial strength and ability of such assignee to meet its obligations under this Agreement (taking into account the income generated, and reasonably anticipated to be generated, by operations at the Project).

SECTION 10.3 PERMITTED ASSIGNMENTS BY TENANT TO ESTABLISHED OPERATORS.

(a) Landlord shall not withhold its consent to a sale or assignment by Tenant of this Lease, together with the Premises in whole but not in part, to a third-party assignee if all of the following conditions are satisfied:

(i) No Event of Default by Tenant hereunder shall be continuing;

(ii) The proposed assignee or at least one of its principal or controlling parties possesses management ability and experience and a well-established reputation for quality management or the proposed assignee has provided by contract (the terms of which shall meet the requirements of a Management Agreement pursuant to Section 10.12 and a copy of which shall be furnished to Landlord) for the management of the Project by a Hotel Manager who possesses such ability, experience and reputation; provided, however, that any Hotel Manager operating the Project and the Phase II Hotels, or any Management Agreement which is in effect, at the time of the occurrence shall be deemed to meet the requirements of this clause (ii);

(iii) The proposed assignee (or the Person controlling the proposed assignee) has adequate financial responsibility to discharge all of the obligations on its part to be performed hereunder as and when the same fall due (taking into account the income generated, and reasonably anticipated to be generated, by operations in the Premises);

(iv) The proposed assignee (and its constituent partners, major shareholders, senior executive officers and other controlling Persons, if appropriate) (the

“ASSIGNEE PARTIES”) has been disclosed to Landlord and Landlord has not shown that the proposed assignee and its Affiliates do not enjoy a reputation for integrity, honesty and veracity;

(v) For so long as Theme Park Owner is an Affiliate of Landlord, the proposed assignee is not a Landlord Competitor;

(vi) The proposed assignee has agreed, in a writing in recordable form and delivered to Landlord promptly after execution thereof, to be bound by all the terms and conditions of this Lease and to accept all the duties and obligations of Tenant hereunder arising from and after the effective date of the assignment; and

(vii) If the proposed sale or assignment by Tenant results in a change in the record owner of the Project, the proposed assignee has agreed in writing to assume unconditionally any obligations of Tenant hereunder arising after the effective date of such assignment.

(b) Landlord shall be deemed to have consented to any sale or assignment by Tenant of this Lease, together with the Premises in whole but not in part, to a third-party assignee that the Theme Park Owner has approved or that is permitted under the Resort Agreement.

SECTION 10.4 PERMITTED TRANSFERS OF TENANT’S EQUITY INTERESTS.

(a) Landlord shall not withhold its consent to an occurrence deemed to be an assignment under Section 10.1(b) if each of the following conditions is satisfied:

(i) No Event of Default by Tenant hereunder shall be continuing;

(ii) At least one of the principals or controlling parties of Tenant after such occurrence possesses management ability and experience and a well-established reputation for quality management or Tenant has provided by contract (the terms of which shall meet the requirements of a Management Agreement pursuant to Section 10.12, and a copy of which shall be furnished to Landlord) for the management of the Project by a Hotel Manager who possesses such ability, experience and reputation;

(iii) For so long as Theme Park Owner is an Affiliate of Landlord, after such occurrence, the Persons controlling Tenant shall not be a Landlord Competitor; and

(iv) Any Persons who become Assignee Parties after the occurrence (and whose involvement cause the occurrence) but prior to Landlord’s consent to the deemed assignment who would have to be disclosed to Landlord pursuant to Section 10.3(a)(iv) have been disclosed to Landlord and Landlord has not shown to Tenant that such parties do not enjoy a reputation for integrity, honesty and veracity.

(b) Landlord shall be deemed to have consented to an occurrence deemed to be an assignment under Section 10.1(b) if the Theme Park Owner has approved such occurrence or it is permitted under the Resort Agreement.

SECTION 10.5 SUBLEASES AND CONCESSIONS.

(a) Notwithstanding anything to the contrary in this Article X, Tenant shall have the right, without the prior approval or consent of Landlord, to sublet any store, merchandise shop, restaurant or similar space in or about any Hotel, or to grant concessions, for beauty or barber shops, airline ticketing, automobile rental, newsstands, gift shops, apparel shops, arcades, or any other commercial or retail activities customarily found in hotels with a management standard consistent with the Management Standard of such Hotel; provided, that each sublease and concession agreement shall be consistent with the applicable Management Standard and shall be evidenced by an instrument, duly executed and acknowledged by the parties thereto, and an executed counterpart thereof shall be delivered to Landlord no later than the commencement of the term thereof; and, provided, further, that for so long as Theme Park Owner is an Affiliate of Landlord, no Concessionaire or sublessee shall be a Landlord Competitor. In amplification of, and not in limitation of, the foregoing, each such sublease and concession agreement shall:

(i) require the Concessionaire to comply with all Legal Requirements, the Resort Agreement (to the extent applicable), and any and all rules and regulations of any nature to which Tenant is or shall be subject by virtue of this Lease which affects the Premises; and

(ii) provide that, in the event of the termination of this Lease, the Concessionaire shall, if required by Landlord, attorn to and pay rents and all other charges directly to Landlord, but that if Landlord does not so require (which Landlord shall not be obligated to do, except with respect to any Approved Sublease), then such sublease or concession agreement shall cease and expire upon the termination of this Lease.

(b) Tenant shall, in all events, use its commercially reasonable efforts to require the faithful performance by Concessionaires of obligations imposed by the sublease and concession agreement.

(c) Tenant covenants that it will perform and observe all the material terms, covenants, conditions and agreements required to be performed and observed by it under each sublease and concession agreement, unless such performance shall have been expressly waived by the subtenant thereunder, to the effect that all things shall be done by Tenant which are necessary to keep unimpaired Tenant’s rights as landlord under each sublease and concession agreement.

(d) If Landlord shall recover or come into possession of the Premises subsequent to the Expiration Date, Landlord shall take over any and all subleases and concession agreements of the Premises or any part thereof made by Tenant and shall succeed to all the rights and obligations contained in said subleases and concession agreements or such of them as it may elect to take over upon the terms and conditions herein provided. Subject to the rights of any Permitted Leasehold Mortgagee, Tenant hereby expressly assigns and transfers to Landlord all of such subleases and concession agreements in effect at the time of such recovery of possession (such assignment and transfer not to be effective until the termination of this Lease or re-entry by Landlord hereunder) or, if Landlord shall otherwise succeed to Tenant’s estate in the Premises, Tenant shall, upon request of Landlord, execute, acknowledge and deliver to Landlord such further assignments and transfers as may be necessary to vest in Landlord the then existing subleases and concession agreements.

(e) If for any reason this Lease is terminated pursuant to the terms hereof, such termination shall not result in a termination of any sublease or concession agreement that was specifically approved by Landlord (an “APPROVED SUBLEASE”), and all such Approved Subleases shall continue for the duration of their respective terms and any extensions thereof as direct leases between Landlord hereunder and the subtenant or Concessionaire thereunder, with the same force and effect as if Landlord hereunder had originally entered into such sublease or concession agreement as landlord thereunder (subject, however, to the right of a Permitted Leasehold Mortgagee under a new lease granted pursuant to the provisions of Article XIII). Provided they are not in default under their respective Approved Subleases beyond any applicable grace periods provided for in their respective Approved Subleases, any subtenants or Concessionaires under Approved Subleases shall not be named or joined in any action or proceeding by Landlord under this Lease to recover possession of the Premises or for any other relief. Landlord shall, upon request of Tenant, prepare, execute, acknowledge and deliver agreements evidencing and agreeing to the foregoing provisions of the paragraph; provided, that Tenant shall pay the reasonable legal fees and disbursements of Landlord’s counsel in connection therewith.

SECTION 10.6 LANDLORD RIGHTS AGAINST ASSIGNEE, SUBLESSEE OF TENANT.

(a) If this Lease be assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof be sublet or be used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant under this Lease and expiration of Tenant’s time to cure such default, if any, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the rents herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 10.1, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease.

(b) The consent by Landlord to an assignment, mortgaging or subletting pursuant to any provision of this Lease shall not in any way be considered to relieve Tenant from obtaining the express consent of Landlord to any other or further assignment, mortgaging or subletting to the extent that Landlord’s consent is otherwise required hereunder. References in this Lease to use or occupancy by anyone other than Tenant shall not be construed as limited to subtenants and those claiming under or through subtenants but shall also include licensees and others claiming under or through Tenant with a possessory right to occupy space on the Premises for the transaction of business on or from the Premises, immediately or remotely. From and after the first day on which an Affiliate of Landlord does not own an equity interest in Tenant, Tenant agrees to pay all reasonable legal fees incurred by Landlord in connection with any proposed assignment by Tenant of this Lease or subletting by Tenant of the Premises or any part thereof.

(c) Notwithstanding anything to the contrary set forth in this Article X, (i) all assignments of this Lease by Tenant shall include the entire interest of Tenant in, under and to this Lease and in and to the Premises, and no transfer of Tenant’s interest in the Premises shall be made unless the entity receiving such transfer also receives assignment of this Lease, and (ii) no assignment, whether or not the same shall require the consent of Landlord, shall be effective unless and until a fully executed copy of the instrument effecting the assignment setting forth the assignee’s assumption of all of Tenant’s obligations under this Lease arising from and after the date of such assignment has been delivered to Landlord.

SECTION 10.7 SALE OR ASSIGNMENT BY LANDLORD.

(a) Subject to the provisions of this Section 10.7 and in Sections 10.8 and 10.9, Landlord shall have the right, without the prior consent of Tenant, to assign or otherwise transfer this Lease or sell the Sites and the Phase II Sites, or any rights or interest which Landlord may have under this Lease, to any Person other than a Tenant Competitor or any Affiliate thereof; provided, (A) that Landlord shall be prohibited from consummating any such assignment, transfer or sale (i) prior to the Completion Date (as defined in the Partnership Agreement) and (ii) if the Phase II Partnership exercises the option set forth in either Section 5.13(a) or (b), during the Phase II Development Period (as defined in the Partnership Agreement); and (B) nothing in this Section 10.7(a) or elsewhere in this Article X shall restrict an assignment, transfer or sale of the Sites and the Phase II Sites, together with Landlord’s interest in this Lease, (i) as part of, or in connection with, a direct or indirect sale of the Theme Park permitted by, Section 12.1 of the Resort Agreement or (ii) to the then current Theme Park Owner or an Affiliate thereof (and such assignment, transfer or sale described in this clause (B) shall be hereinafter referred to as a “Theme Park Related Transfer”). In no event shall Landlord sell Landlord’s interest in this Lease, the Sites and the Phase II Sites (as long as LOH or any Affiliate thereof has an ownership interest in such Phase II Hotels) other than as a sale of all of Landlord’s interests in the Sites, the Phase II Sites and this Lease in a single transaction to a single purchaser. The consent of Tenant, in its sole discretion (which shall not be subject to arbitration hereunder), shall be required for any such assignment, transfer or sale to a Tenant Competitor or any Affiliate thereof, except pursuant to a Theme Park Related Transfer. Such consent shall in no event be construed to relieve Landlord or such assignee or buyer from the obligation of obtaining the express consent in writing of Tenant to any further such assignment, transfer or sale to a Tenant Competitor to the extent such consent is required hereunder. Any assignment, transfer or sale in violation of this Section 10.7(a) shall be voidable at Tenant’s option.

(b) Subject to Section 10.8, (i) if Landlord is a corporation that is neither a Lending Institution nor a corporation whose shares are traded on a national securities exchange,

or if a corporation that is neither a Lending Institution nor a corporation whose shares are traded on a national securities exchange is a general partner of Landlord, then a direct or indirect sale, assignment, transfer, exchange or other disposition (whether in a single transaction or in a series of related or unrelated transactions) of the stock in such corporation which results in a change of control (as defined in Section 10.1(b)), or a merger, consolidation or other combination of such corporation with another entity which results in a change of control, shall be deemed an assignment hereunder, (ii) if Landlord is a general or limited partnership, then the direct or indirect sale, assignment, transfer, exchange or other disposition of all or any portion of a general partner’s interest, the substitution of a general partner, or the addition of a general partner shall be deemed an assignment hereunder, and (iii) if Landlord is a limited liability company, then the direct or indirect sale, assignment, transfer, exchange or other disposition of a managing member’s interest, the substitution of a managing member, or the addition of a managing member shall be deemed to be an assignment hereunder.

SECTION 10.8 CERTAIN PERMITTED SALES/ASSIGNMENTS BY LANDLORD.

Notwithstanding any other provision of this Article X to the contrary, none of the following events shall require the consent or approval of Tenant; provided, that, as to any transfer described in clause (a), (b), (c) or (d) below, the assignee or transferee of Landlord’s interest in this Lease assumes all of Landlord’s obligations under this Lease by a written instrument, in recordable form, delivered to Tenant promptly after execution thereof; and, provided, further, that no such assignee or transferee (or any Affiliate thereof) shall be a Tenant Competitor:

(a) an assignment or transfer of this Lease (i) to a general partner of Landlord, (ii) to a limited partnership having as its sole general partner either (A) a wholly owned (whether directly or indirectly) Subsidiary of the Theme Park Owner or any Affiliate thereof or (B) a limited partnership in which a wholly owned Subsidiary of the Theme Park Owner or any Affiliate thereof is the sole general partner, (iii) to a general partnership having as its sole general partners any entity described in clause (i) or (ii) above and (iv) to a corporation that is controlled (as such term is defined in Section 1.1(e)) by either the Theme Park Owner or a wholly owned Subsidiary thereof;

(b) an assignment or transfer of this Lease as a result of the bankruptcy of Landlord;

(c) a sale, assignment, transfer, exchange or other disposition of any general partnership interest in Landlord or in a general partner in Landlord if such sale, assignment, transfer, exchange or other disposition is to the partnership itself or to another general partner in Landlord or general partner in a general partner in Landlord;

(d) any transactions in the shares of, or other equity interest in, Rank, Rank Parks, Universal, or Universal Parks, or the sale of all or substantially all of the assets of any of the foregoing, or any parent organization of any of the foregoing, to the extent any such entity is publicly traded (or, with respect to the shares of Universal, any transfer of shares of Universal); provided, that such transactions are not in securities which have the effect of avoiding the restrictions in Section 10.7 and this Section 10.8, such as tracking stock or a similar security; or

(e) any Transfer (as defined in the Partnership Agreement) that is made in accordance with the provisions of Section 20 of the Partnership Agreement or Section 12 of the Resort Agreement.

SECTION 10.9 TENANT RIGHTS AGAINST TRANSFEREE OF LANDLORD.

(a) The consent by Tenant to an assignment or sale pursuant to any provision of this Lease shall not in any way be considered to relieve Landlord from obtaining the express consent of Tenant to any other or further assignment or sale to the extent that Tenant’s consent is otherwise required hereunder.

(b) Notwithstanding anything to the contrary set forth in this Article X, so long as LOH or an Affiliate of LOH owns, directly or indirectly, an equity interest in Tenant, (i) all assignments of this Lease by Landlord shall include the entire interest of Landlord in, under and to this Lease and in and to the Sites and the Phase II Sites, and no transfer of Landlord’s interest in the Sites and the Phase II Sites shall be made unless the entity receiving such transfer also receives assignment of this Lease, and (ii) no assignment, whether or not the same shall require the consent of Tenant, shall be effective unless and until a fully executed copy of the instrument effecting the assignment setting forth the assignee’s assumption of all of Landlord’s obligations under this Lease arising from and after the date of such assignment has been delivered to Tenant and each Permitted Leasehold Mortgagee.

SECTION 10.10 RELEASE OF ASSIGNOR.

(a) Neither any assignment of Tenant’s interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any Person other than Tenant, nor any collection of rent by Landlord from any Person other than Tenant as provided in this Article X, nor any application of any such rent as provided in this Article X shall, under any circumstances, relieve Tenant of its liability for the observance and performance of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed; provided, that, notwithstanding the foregoing, if Landlord has consented to or approved any assignment of Tenant’s interest in this Lease or if no such consent or approval was required for such assignment, Tenant shall be relieved of, and released from, all liability and obligations under this Lease arising after the effective date of such assignment.

(b) No assignment of Landlord’s interest in this Lease and no sale of any Site or any Phase II Site or any part thereof to any Person shall, under any circumstances, relieve Landlord of its liability for the observance and performance of the terms, covenants and conditions of this Lease on Landlord’s part to be observed and performed; provided, that, notwithstanding the foregoing, if Tenant has consented to or approved any assignment of Landlord’s interest in this Lease or if no such consent or approval was required for such assignment, Landlord shall be relieved of, and released from, all liability and obligations under this Lease arising after the effective date of such assignment.

SECTION 10.11 RIGHT OF FIRST OFFER. Subject to the proviso of the first sentence of Section 10.7(a), if Landlord proposes to offer the Sites and the Phase II Sites for sale, other than (a) pursuant to a Theme Park Related Transfer, or as permitted under Section 10.8 or (b) in connection with the sale or transfer of any other real property or other assets owned by Landlord or its Affiliates that are reasonably related to the Sites and the Phase II Sites, provided that, with respect to a sale or transfer described in the preceding clause (b), (i) the primary purpose of such sale is not the sale of the Sites and the Phase II Sites, (ii) the circumvention of the obligations of Landlord set forth in this Section 10.11 is not a purpose of such sale or (iii) such transaction is not in the form of a sale of securities which have the effect of avoiding the right of first refusal in this Section 10.11, such as tracking stock or similar security, then Landlord shall first offer the Sites and the Phase II Sites to Tenant in accordance with the following provisions:

(a) Landlord shall deliver a notice to Tenant stating (i) its bona fide intention to offer the Sites and the Phase II Sites for sale and (ii) the price and terms upon which it proposes to offer the Sites and the Phase II Sites.

(b) Within sixty (60) days after receipt of such notice, Tenant may elect to purchase the Sites and the Phase II Sites, at the price and on the terms specified in such notice, upon delivery by Tenant to Landlord of a written notice of such election. If Tenant elects to purchase the Sites and the Phase II Sites within such sixty (60) day period, Tenant shall complete such purchase within ninety (90) days after receipt of such notice; provided, however, that such purchase shall not take place until five (5) business days after the receipt of all government approvals required by all applicable Legal Requirements, if any.

(c) If Tenant does not elect to purchase the Sites and the Phase II Sites, Landlord may, during the ninety (90) day period following the expiration of the sixty (60) day period provided in Section 10.11(b), offer the Sites and the Phase II Sites to any third party (other than a Tenant Competitor); provided, that, if the economic terms reached with any such third party are more favorable to such third party by more than 5%, or the non-economic terms are more favorable to such third party in any material respect, from those initially presented to Tenant pursuant hereto with respect to the Sites and the Phase II Sites, the Sites and the Phase II Sites shall be reoffered to Tenant in accordance with Sections 10.11(a) and (b) and this Section 10.11(c) based on such revised terms; and, provided, further, that, if Landlord does not sell the Sites and the Phase II Sites to such third party within one hundred eighty (180) days, subject to extension for the duration of a Force Majeure Event or in connection with obtaining a required governmental consent, so long as Landlord is diligently pursuing obtaining such consent, but in no event longer than 365 days after the offer to such third party, the right provided under this Section 10.11 shall be deemed to be revived and the Sites and the Phase II Sites shall not be sold unless first reoffered to Tenant in accordance herewith. It shall be a condition to any such sale to any third party that such third party assume all of Landlord’s obligations under this Lease by a written instrument, in recordable form, delivered to Tenant on the date of the closing of such sale.

SECTION 10.12 MANAGEMENT AGREEMENT.

(a) Tenant agrees that proper management and operation of the Project and the Phase II Hotels, if any, is necessary to maximize Rent. Accordingly, subject to Section 10.12(b), Tenant shall enter into a management agreement (a “MANAGEMENT AGREEMENT”) for the management and operation of the Project and the Phase II Hotels, if any, by a hotel manager (the “HOTEL MANAGER”), and Tenant shall maintain in effect a Management Agreement at all times during the Term. Tenant shall promptly provide Landlord with a copy of any Management Agreement, and any amendments, modifications or supplements thereto. Any Hotel Manager shall be an organization, or an Affiliate of an organization, with not less than five (5) years experience in the operation and management of at least three (3) hotels of a level of quality consistent with the highest Management Standard; provided, that in no event shall a Landlord Competitor be the Hotel Manager. The Management Agreement should be on terms and conditions then customary for management agreements for first-class hotels.

(b) Landlord acknowledges that (i) Tenant has entered into a Management Agreement, dated as of the date hereof, with Loews Orlando Operating Company, Inc. as Hotel Manager and (ii) that it has consented to such agreement and to Loews Orlando Operating Company, Inc. as Hotel Manager.

ARTICLE XI

CASUALTY AND EMINENT DOMAIN

SECTION 11.1 CASUALTY.

(a) If the Project or any portion thereof is damaged or destroyed by fire or any other casualty or occurrence, whether or not such damage or destruction is insured under the insurance coverage required to be maintained by Tenant under this Lease, Tenant, at Tenant’s sole expense, shall cause the Project (or portion thereof) to be fully repaired and restored to the condition existing immediately prior to such fire, casualty or occurrence; provided, that, if such casualty or occurrence resulted in damage or destruction of a significant portion of the Theme Park, Tenant shall only be required to repair and restore the Project (or portion thereof) if the Theme Park Owner is required to repair and restore the damage or destruction to such portion of the Theme Park. Subject to the occurrence of a Force Majeure Event, Tenant shall commence the restoration within (i) one hundred twenty (120) days after receipt of the insurance proceeds paid following a fire or other insured casualty (the “NET INSURANCE PROCEEDS”) arising from the damage or destruction which caused the need for such restoration or (ii) if the fire or other casualty was not insured, one hundred five (105) days after the occurrence of the fire or casualty and in each case Tenant shall at such time diligently pursue the completion of such restoration.

(b) Except as may otherwise be required by any mortgage encumbering the Premises or any portion thereof, all Net Insurance Proceeds shall, if in an amount equal to $5,500,000, adjusted for inflation, or less per occurrence, be paid to Tenant and applied as provided herein. If greater than $5,500,000, adjusted for inflation, then all Net Insurance Proceeds shall be deposited with the Permitted Leasehold Mortgagee or, if none, with another

Lending Institution pursuant to a mutually acceptable trust agreement. Provided Tenant is conducting the restoration in accordance with this Lease and the Permitted Leasehold Mortgage or trust agreement, the Permitted Leasehold Mortgagee or Lending Institution shall disburse the Net Insurance Proceeds to Tenant from time to time upon receipt of a request from Tenant to cover amounts due to contractors, subcontractors, materialmen, engineers, architects or other Persons who have rendered services or furnished materials in connection with the restoration. The Net Insurance Proceeds shall be held in an interest-bearing account, and any interest so earned shall be deemed to be part of the Net Insurance Proceeds. Any Net Insurance Proceeds which are in excess of the costs of such restoration shall be promptly paid to Tenant and shall be Tenant’s sole and exclusive property.

(c) If, in accordance with this Section 11.1, Tenant shall undertake promptly to restore the Project (or such portion thereof) that has been destroyed or damaged, then from the date of such casualty and during the diligent restoration by the Tenant of the Project, until such time as the Project shall be fully restored, this Lease shall remain in good standing and shall not be in default and there shall be no abatement during such restoration period of any fees, charges or amounts payable by Tenant to Landlord hereunder. Nothing contained herein shall relieve Tenant of its obligations under this Article XI if the destruction or damage is not covered, either in whole or in part, by insurance or if the Net Insurance Proceeds shall be insufficient to pay the entire cost of the repair, restoration or replacement. Tenant’s liability under this Article XI shall survive any termination of this Lease pursuant to Section 11.1(d).

(d) Notwithstanding the foregoing, if a Property is totally destroyed (as defined in Section 11.1(e)) during the last three (3) years of the Term and insurance proceeds are available (“SECTION 11.1(D) PROCEEDS”) to fully cover the cost of repairing, restoring and/or replacing such Property (or, to the extent such Section 11.1 (d) Proceeds are inadequate for such purposes, funds sufficient therefor are provided by Tenant), then, in such event, Tenant may elect to terminate this Lease effective forty-five (45) days after Tenant shall have delivered to Landlord written notice of termination given no later than one hundred eighty (180) days following the destruction of such Property; provided, that Tenant’s right to so terminate shall be conditioned upon Tenant’s compliance with all of the following conditions:

(i) Tenant shall give Landlord written notice of such damage or destruction promptly, but not later than ninety (90) days after the event, detailing the facts that qualify the casualty under this Section 11.1(d);

(ii) No Event of Default of Tenant shall exist or be continuing under any provision of this Lease; and

(iii) Prior to the effectiveness of any such termination, Tenant shall pay, or cause to be paid, to Landlord an amount equal to the cost, as reasonably estimated by an architect or engineer mutually acceptable to Landlord and Tenant, of restoring such Property to its condition existing immediately prior to such fire or other casualty, which amount shall be due whether or not Landlord elects to demolish, reconstruct, or make any other changes, alterations, and/or improvements whatsoever in or to such Property.

(e) For purposes of this Lease, the term “totally destroyed” shall mean damage or destruction to a Property, the cost of which to repair, restore and/or replace shall exceed seventy-five percent (75%) of the then current full replacement cost of such Property, as reasonably determined by Landlord and Tenant.

(f) The Landlord (solely in its capacity as the owner of the Sites) shall reasonably cooperate with Tenant in obtaining the permits and approvals required to be issued by Governmental Authorities in connection with the construction, repair and restoration of any Property, Alterations or otherwise required pursuant to the terms of this Section 11.1 and any necessary utility access agreements, shall sign any application reasonably made by Tenant which is required in order to obtain such permits and approvals and utility access agreements and shall provide Tenant with any information and/or documentation not otherwise reasonably available to Tenant (if available to the Landlord) which is necessary to procure such permits and approvals and utility access agreements. Tenant shall reimburse the Landlord, within ten (10) days after the Landlord’s demand, for any reasonable out-of-pocket cost or expense incurred by the Landlord in connection with Landlord’s assistance in obtaining the permits and approvals and utility access agreements.

SECTION 11.2 EMINENT DOMAIN.

(a) If a Property, or such material portion thereof as to render the balance unsuitable for the operation of such Property by Tenant as required under this Lease, shall be taken (excluding a taking of the fee interest in such Property if, after such taking, Tenant’s rights under this Lease are not affected and no rights of any Permitted Leasehold Mortgagee are affected) for any public or quasi-public purpose by any Governmental Authority by the exercise of the right of condemnation or eminent domain or by agreement among Landlord, Tenant, the Permitted Leasehold Mortgagee and those authorized to exercise any such right, then this Lease shall terminate with respect to such Property as of the effective date of such taking. In such event, the actual amount of the award paid in connection with or arising from the acquisition or other taking of such Property or any portion of thereof by any such authority, less all reasonable out-of-pocket expenses incurred by Landlord, Tenant or the Permitted Leasehold Mortgagee in connection with obtaining such award, including, without limitation, all reasonable attorneys’ fees and disbursements incurred in connection therewith (the “NET CONDEMNATION AWARD”) shall be apportioned between Landlord and Tenant as of the day immediately prior to the vesting of title in such authority as follows:

(i) First, Landlord shall receive the then fair market value of the Property so taken or condemned considered as vacant, unimproved, and unencumbered, but subject to this Lease and including the Landlord’s reversionary interest in the Project at the end of the Term; and

(ii) Second, Tenant shall be entitled to the then fair market value of Tenant’s interest under this Lease in such Property and Tenant’s leasehold estate so taken or condemned (subject, however, to the rights of any Permitted Leasehold Mortgagees therein).

(b) If this Lease does not terminate with respect to the affected Property due to such taking or condemnation, (i) Tenant shall be entitled to the entire award to the extent required, pursuant to the terms of this Lease, for the restoration of the remaining portion of such Property, and (ii) out of the portion of the award not applied to restoration, the award shall be distributed to Landlord and (subject to the rights of any Permitted Leasehold Mortgagee) Tenant, which (A) as to Landlord, shall be in the same proportion as the loss attributable to such Property, considered as set forth in Section 11.2(a)(i), bears to the sum of the loss attributable to such Property and Tenant’s leasehold estate in such Property and (B) as to Tenant, shall be in the same proportion as the loss attributable to Tenant’s leasehold estate bears to the sum of the loss attributable to such Property and Tenant’s leasehold estate in such Property. If this Lease does not terminate due to such taking or condemnation, then Tenant shall commence such restoration within one hundred eighty (180) days after receipt of the Net Condemnation Award and, thereafter proceed with due diligence to restore the remaining portion of such Property and the Project to complete, independent and self-contained architectural units in accordance with plans and specifications approved by Landlord, which approval shall not be unreasonably withheld or delayed. If in connection with a taking the award is in excess of $3,000,000, adjusted for inflation, then the award shall be deposited with the Permitted Leasehold Mortgagee or, if none, with a Lending Institution pursuant to a mutually acceptable trust agreement. Except as may otherwise be required by a Permitted Leasehold Mortgagee, if such funds are less than or equal to $3,000,000, adjusted for inflation, the same shall be paid directly to Tenant to be applied as provided herein. Provided Tenant is conducting the condemnation restoration in accordance with this Lease and the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee or Lending Institution shall disburse the funds to Tenant from time to time upon receipt of a request from Tenant to cover amounts due to contractors, subcontractors, materialmen, engineers, architects or other Persons who have rendered services or furnished materials in connection with the condemnation restoration. If the Net Condemnation Award is insufficient to pay for the restoration, Tenant shall be responsible for the remaining cost and expense.

SECTION 11.3 PARTIAL LEASE TERMINATION. If there is a taking (excluding a taking of the fee interest in the Premises if, after such taking, Tenant’s rights under this Lease are not affected and no rights of any Permitted Leasehold Mortgagee are affected) for any public or quasi-public purpose by any Governmental Authority by the exercise of the right of condemnation or eminent domain or by agreement among Landlord, Tenant, the Permitted Leasehold Mortgagee and those authorized to exercise such right, of any portion of the Premises which does not result in a termination of this Lease in accordance with Section 11.2(a), then this Lease shall terminate with respect to the portion of the Site and/or Property so taken, but this Lease shall remain in full force and effect with respect to the portion of the Premises not taken by condemnation or eminent domain.

SECTION 11.4 TEMPORARY TAKING.

(a) If the temporary use of the whole or any portion of the Premises is taken for a public or quasi-public purpose by a lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement between Tenant and those authorized to exercise such right, Tenant shall give Landlord notice within five (5) days thereof. The Term shall not be reduced or affected in any way by reason of such temporary taking and Tenant shall continue to pay to Landlord Rent without reduction or abatement; provided, however, that if such temporary taking is for a period in excess of one hundred eighty (180) days, then such taking shall be deemed a permanent taking and the provisions of Sections 11.1 and 11.2, as applicable, shall apply.

(b) If the temporary taking is for a period not extending beyond the Term (including a taking restricted entirely to Tenant’s interest in this Lease and the Premises and not affecting Landlord’s interest in this Lease and the Sites in any way), Tenant shall apply the award it receives in compensation therefor toward a restoration of the improvements as may have been necessitated by such taking, and Tenant shall, subject to the rights of any Permitted Leasehold Mortgagee, be entitled to retain any remaining amount of such award.

(c) If the temporary taking is for a period extending beyond the expiration of the Term, the award therefor shall first be applied toward such restoration of the improvements as may have been necessitated by such taking, and the remainder shall be equitably apportioned between Landlord and Tenant as of the expiration of the Term.

SECTION 11.5 GOVERNMENTAL ACTION NOT RESULTING IN A TAKING. In case of any governmental action not resulting in the taking or condemnation of any portion of the Premises but creating a right to compensation therefor, such as the changing of the grade of any street upon which the Premises abut, then this Lease shall continue in full force and effect without reduction or abatement of Rent. Any award payable thereunder shall be applied first to reimburse Tenant for any construction work performed by Tenant resulting from such governmental action and Tenant shall, subject to the rights of any Permitted Leasehold Mortgagee, be entitled to retain any remaining amount of such award.

SECTION 11.6 COLLECTION OF AWARDS. Each of the parties hereto shall execute such documents as may be reasonably required to facilitate collection of any awards made in connection with any condemnation proceeding referred to in this Article XI.

ARTICLE XII

EVENTS OF DEFAULT

SECTION 12.1 EVENTS OF DEFAULT. Subject to the other terms and provisions of this Article XII, the occurrence of any of the following events or circumstances shall constitute an “EVENT OF DEFAULT” of Tenant hereunder:

(a) the failure by Tenant to pay any rent or other cost, fee, charge or amount due hereunder within thirty (30) days after written notice from Landlord;

(b) any failure by Tenant to perform any other of the material terms, conditions, covenants or obligations of this Lease to be observed or performed by Tenant within thirty (30) days after written notice from Landlord; provided, that if the matter cannot reasonably be cured within thirty (30) days, Tenant shall have such additional time as may be necessary to effect a cure so long as Tenant commences such cure within thirty (30) days after written notice and prosecutes such cure diligently to completion thereafter;

(c) the failure by Tenant to fully maintain its existence as a corporation, partnership or other entity in good standing which is not resolved within ninety (90) days after notice thereof; or

(d) immediately upon the occurrence of an Event of Bankruptcy of Tenant.

In the event of a default which with the giving of notice to Tenant and the passage of time would constitute an Event of Default, Landlord’s notice of such default to Tenant shall state with reasonable specificity the provision of this Lease under which the default is claimed, the nature and character of such default, the date by which such default must be cured, and that the failure of Tenant to cure such default by the date set forth in such notice will result in Landlord having the right to terminate this Lease. Landlord’s allegation of a default hereunder shall be subject to arbitration in accordance with the provisions of Article XVIII; provided, that Tenant shall initiate any such arbitration within the applicable grace period provided in this Section 12.1 or within ten (10) days after the giving of Landlord’s notice with respect to a default under Section 12.1(d). If Tenant has initiated arbitration of Landlord’s allegation of a default pursuant to this paragraph and the arbitrators have determined that a default has occurred, Tenant shall have an additional thirty (30) days thereafter in which to cure such default.

If, after the later to occur of (i) the last day of any cure period provided in Sections 12.1(a), (b) or (c) or (ii) the last day of the cure period, if applicable, provided for in the immediately preceding sentence, Landlord determines that Tenant has not cured the default of which Tenant was given notice as required by this Section 12.1, Landlord may give Tenant notice of the occurrence of an Event of Default (an “EVENT OF DEFAULT NOTICE”); provided, that no such Event of Default shall become effective for ten (10) days after such notice during which period Tenant may submit to arbitration, pursuant to Section 18.1, any dispute related to Tenant’s cure of such default. If Tenant does not submit such dispute to arbitration within such ten (10) day period or, if Tenant has initiated arbitration of a dispute related to Tenant’s cure of such default, upon a decision of the arbitrator that Tenant did not cure such default, the Event of Default shall become effective immediately after the end of such ten (10) day period or such arbitration, as the case may be. Subject to Section 3.1(b), an Event of Default Notice shall state which remedy Landlord is electing from among the remedies set forth in clauses (a), (b) and (c) of Section 12.2. If Landlord’s Event of Default Notice does not state that it will seek the remedy set forth in clause (c) of Section 12.2, then Landlord shall be deemed to have waived any right to such remedy as to that particular Event of Default if it is determined that such Event of Default has occurred. Notwithstanding anything herein to the contrary, for so long as URH or any other Affiliate of Landlord is a partner in the Partnership, Landlord shall not have any rights under this Article XII with respect to any Event of Default that is the result of actions taken by URH or any such other Affiliate under the Partnership Agreement or arises out of the exercise of rights and obligations of the Theme Park Owner with respect to Creative Aspects or marketing as provided in Article IX of the Resort Agreement.

SECTION 12.2 ENFORCEMENT OF PERFORMANCE; DAMAGES; AND TERMINATION. If an Event of Default occurs and becomes effective, Landlord may elect to (a) enforce performance or observance by Tenant of the applicable provisions of this Lease, (b) recover damages for breach of this Lease, or (c) subject to Section 16.1(b)(iii) and Article XIII, terminate this Lease pursuant to Section 12.3 if Landlord has elected such remedy in the applicable Event of Default Notice. Landlord’s election of a remedy hereunder with respect to an Event of Default shall not limit or otherwise affect Landlord’s right to elect any of the remedies available to Landlord hereunder with respect to any other Event of Default, except for an election to terminate the Lease.

SECTION 12.3 EXPIRATION AND TERMINATION OF LEASE.

(a) Subject to Article XIII, Section 16.1(b)(iii) and Section 18.2(a), if an Event of Default of Tenant occurs and becomes effective, provided Landlord has elected the remedy of termination in its Event of Default Notice, Landlord may, within ten (10) days after the date of entry by a court of a final judgment that an Event of Default of Tenant exists (but without Tenant waiving any rights it may have to stay the termination pending appeal), give Tenant and any Permitted Leasehold Mortgagee notice stating that this Lease and the Term shall terminate on the date specified in such notice, which date shall not be less than ten (10) days after the giving of the notice, and this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date specified in the notice were the Expiration Date, and Tenant shall quit and surrender Tenant’s interest in this Lease and the Premises and possession thereof forthwith. If such termination is stayed by order of any court having jurisdiction over any case in connection with an Event of Bankruptcy of Tenant or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such case, Tenant or Tenant as debtor-in-possession fails to assume Tenant’s obligations under this Lease within the period prescribed therefor by any Legal Requirement or within thirty (30) days after entry of the order for relief or as may be allowed by the court, Landlord, to the extent permitted by any Legal Requirement or by leave of the court having jurisdiction over such case, shall have the right, at its election, to terminate this Lease on five (5) days’ notice to such trustee, Tenant or Tenant as debtor-in-possession. Upon the expiration of such five (5) day period, this Lease shall expire and terminate and such trustee, Tenant and/or Tenant as debtor-in-possession, as the case may be, immediately shall quit and surrender Tenant’s interest in this Lease and the Project and possession thereof forthwith.

(b) Subject to Article XIII, if this Lease is terminated as provided in Section 12.3(a), Landlord may, without notice, re-enter and repossess Tenant’s interest in this Lease and the Premises (which may include, but not be limited to, re-entering and repossessing the Premises) and may dispossess Tenant by summary proceedings, writ of possession, proceedings in bankruptcy court or otherwise, subject to applicable Legal Requirements.

(c) If this Lease is terminated as provided in Section 12.3(a):

(i) Tenant shall pay to Landlord all Rent and all other payments, charges and amounts payable under this Lease by Tenant to Landlord to the date upon which the Term shall have expired and come to an end and Tenant shall surrender to

Landlord Tenant’s interest in this Lease and the Premises (and possession thereof) in the manner required by this Lease, and both parties hereto shall be relieved of all further obligations hereunder, except to the extent this Lease expressly provides that an obligation hereunder shall survive the expiration or termination of this Lease or of the Term; and

(ii) In no event shall Tenant be entitled to receive any credit or payment with respect to the value of the land and the Premises, title to which shall automatically vest in Landlord upon such termination.

SECTION 12.4 WAIVER OF RIGHTS OF TENANT AND LANDLORD. To the extent not prohibited by any Legal Requirement, Landlord and Tenant hereby waive and release all rights now or hereafter conferred by statute or otherwise that would have the effect of limiting or modifying any of the provisions of this Article XII. Notwithstanding the foregoing, neither party shall be deemed to have waived the benefit of any automatic stay provisions or any rights to remain in possession of the Sites under any present or future bankruptcy code.

SECTION 12.5 RECEIPT OF MONEYS AFTER NOTICE OR TERMINATION. No receipt of money by Landlord from Tenant after the termination of this Lease, or after the giving of any notice of the termination of this Lease, shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to recover Tenant’s interest in this Lease and the Premises (which may include, but not be limited to, recovering possession of the Premises) by proper remedy. After the service of notice to terminate this Lease or the commencement of any suit or summary proceedings or after a final order or judgment for the possession of Tenant’s interest in this Lease and the Premises (which may include, but not be limited to, a judgment for possession of the Premises), Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting the notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupation of Tenant’s interest in this Lease and the Premises (including, without limitation, the use and occupation of the Premises) or, at the election of Landlord, on account of Tenant’s liability hereunder.

SECTION 12.6 STRICT PERFORMANCE. No failure by Landlord or Tenant to insist upon strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy available to such party by reason of the other party’s default or an Event of Default, and no payment or acceptance of full or partial Rent during the continuance (or with Landlord’s knowledge of the occurrence) of any default or Event of Default, shall constitute a waiver of any such default or Event of Default or of such covenant, agreement, term or condition or of any other covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no default by either party, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any default or Event of Default shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent default. Payment by Tenant to Landlord of any Rent shall be without prejudice to, and shall not constitute a waiver of, any rights of Tenant against Landlord provided for under this Lease or at law or in equity. Tenant’s compliance with any request or demand made by Landlord shall not be deemed a waiver of Tenant’s right to contest the validity of such request or demand.

SECTION 12.7 RIGHT TO ENJOIN DEFAULTS. Subject to the provisions of Articles XIII and XVIII, in the event of Tenant’s default or Event of Default, Landlord shall be entitled to seek to enjoin the default or Event of Default and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise, except to the extent Landlord’s remedies are expressly limited by the terms hereof. Subject to the provisions of Article XVIII, in the event of any default by Landlord of any term, covenant or condition under this Lease, Tenant shall be entitled to seek to enjoin the default and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise, except to the extent Tenant’s remedies are expressly limited by the terms hereof. Each right and remedy of Landlord and Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise except to the extent Landlord’s remedies and Tenant’s remedies are expressly limited by the terms hereof, and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord or Tenant of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, except to the extent Landlord’s remedies and Tenant’s remedies are expressly limited by the terms hereof.

SECTION 12.8 REMEDIES UNDER BANKRUPTCY AND INSOLVENCY CODES. If an order for relief is entered or if any stay of proceeding or other act becomes effective against Tenant or Tenant’s interest in this Lease and the Premises or Landlord or Landlord’s interest in this Lease and the Sites, as applicable, in any proceeding which is commenced by or against Tenant or Landlord, as applicable, under the Bankruptcy Code or in a proceeding which is commenced by or against Tenant or Landlord, as applicable, seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future applicable federal, state or other bankruptcy or insolvency statute or law, Landlord or Tenant, as applicable, shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy or insolvency code, statute or law or this Lease (except to the extent Landlord’s remedies and Tenant’s remedies are expressly limited by the terms hereof). Permitted Leasehold Mortgagee will have possessory rights of Tenant with the same priority as Tenant originally.

SECTION 12.9 LANDLORD RIGHT TO CURE. If an Event of Default shall have occurred and be continuing under this Lease, Landlord may, at its option, upon reasonable prior notice to Tenant (unless Landlord reasonably believes there to be an emergency threatening Landlord’s property outside the Premises, or threatening substantial damage to Landlord’s interest in the Premises as Landlord, in which event no notice shall be required and Landlord may act immediately), perform the same for the account of, and at the expense of, Tenant and upon such performance Tenant’s Event of Default shall be deemed cured. The reasonable out-of-pocket costs so paid or incurred by Landlord, in its reasonable discretion, together with interest at the rate specified in Section 16.12, shall be due from and paid by Tenant, as additional rent, within five (5) days after Tenant’s receipt of written demand therefor from Landlord.

ARTICLE XIII

LEASEHOLD MORTGAGE

SECTION 13.1 RIGHT TO GRANT LEASEHOLD MORTGAGE. Notwithstanding the provisions of Section 10.1, Tenant shall have the right to mortgage or grant a security interest in Tenant’s interest in this Lease and the Premises under one or more leasehold mortgages to one or more Lending Institutions upon the condition that all rights acquired under such leasehold mortgages shall be subject to each and all of the covenants, conditions and restrictions set forth in this Lease and to all rights and interests of Landlord herein, none of which covenants, conditions, restrictions, rights or interests is or shall be waived by Landlord. In no event, however, shall there be more than two (2) such leasehold mortgages in effect at any one time.

SECTION 13.2 RIGHTS OF LEASEHOLD MORTGAGEE. If a Permitted Leasehold Mortgagee shall send to Landlord a true copy of its leasehold mortgage, together with written notice specifying the name and address of such Permitted Leasehold Mortgagee, then so long as such Permitted Leasehold Mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder to Landlord, the following provisions shall apply (in respect of such Permitted Leasehold Mortgage and of any other Permitted Leasehold Mortgages):

(a) Without the prior written consent of the Permitted Leasehold Mortgagee, Landlord and Tenant shall not enter into any material amendment, modification or supplement to this Lease.

(b) Landlord shall, upon sending Tenant any written notice or communication to Tenant of a material nature (including, without limitation, a notice of default), simultaneously send a copy of such notice or communication to the Permitted Leasehold Mortgagee in the same manner provided by this Lease for the giving of notices to Tenant, and no such material notice or communication shall be deemed to have been given by Landlord to Tenant hereunder unless Landlord shall have sent such notice to the Permitted Leasehold Mortgagee in the manner required by this Section 13.2. Landlord shall also give the Permitted Leasehold Mortgagee notice (“NOTICE OF FAILURE TO CURE”) if Tenant fails to cure a Default within the period, if any, provided in this Lease for such cure, promptly following the expiration of such period (i.e., an Event of Default). Only Events of Default expressly described in the Notice of Failure to Cure may give rise to a termination of the Lease by Landlord pursuant to its termination rights hereunder.

(c) The Permitted Leasehold Mortgagee shall have a period of forty-five (45) days after receipt of the Notice of Failure to Cure, in the case of any Event of Default, to (i) cure the Event of Default referred to in the Notice of Failure to Cure or (ii) cause it to be cured, subject to the provisions of Section 12.1(b). Nothing contained herein shall be construed as imposing any obligation upon any such mortgagee to so perform or comply on behalf of Tenant. Notwithstanding the foregoing provisions of this Section 13.2(c), following the delivery of a

Notice of Failure to Cure, within five (5) days following the written request of any Permitted Leasehold Mortgagee (which request may be contained in a notice from such Permitted Leasehold Mortgagee to Landlord with respect to the subject matter referred to in the foregoing clause (i) of this Section 13.2(c)), Landlord shall deliver to such Permitted Leasehold Mortgagee a statement certifying the aggregate amount of Rent then due and in arrears hereunder and the estimated per diem increase in such amount, but no such request shall increase any of the time periods provided for in this Section 13.2(c).

(d) Notwithstanding anything herein to the contrary, if the Landlord shall elect to terminate this Lease by reason of any default of Tenant, each Permitted Leasehold Mortgagee shall not only have the right to nullify any notice of termination by curing such default prior to the effective date of termination but shall also have the separate right to postpone and extend the specified date for the termination of this Lease, as fixed by Landlord in its notice of termination, for a period of not more than six (6) months from the date so specified for termination; provided, that such Permitted Leasehold Mortgagee shall unconditionally agree with Landlord (by giving a notice to that effect to Landlord), prior to the effective date of termination, that such Permitted Leasehold Mortgagee will accomplish the following within the times hereinafter provided and shall, in fact, accomplish the following in a timely manner: (i) cure or cause to be cured within thirty (30) days of such notice any then existing monetary defaults of which the Permitted Leasehold Mortgagee has knowledge; (ii) pay or cause to be paid during such six (6) month period any Rent and other monetary obligations of Tenant hereunder of which the Permitted Leasehold Mortgagee has knowledge, as the same fall due; (iii) promptly cure or cause to be cured any other defaults that such Permitted Leasehold Mortgagee can cure and of which the Permitted Leasehold Mortgagee has knowledge; and (iv) forthwith take such steps as it shall be lawfully able to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or otherwise, and thereafter prosecute the same to completion with reasonable diligence. If, at the end of said six (6) month period, the Permitted Leasehold Mortgagee shall be actively engaged in steps to acquire or sell Tenant’s interest herein including, without limitation, contesting any court order, or seeking relief from any statutory stay, restricting such acquisition or sale, and is in compliance with the other conditions set forth in clauses (i) through (iii) above, the time for said Permitted Leasehold Mortgagee to comply with the applicable provisions of clause (iv) above shall be extended for such period as shall be reasonably necessary to complete such steps with reasonable diligence upon the same conditions. If Tenant’s interest is acquired or sold as aforesaid, the intended termination of this Lease by Landlord under the aforesaid notice will be automatically nullified, and this Lease will continue as if said notice of termination had never been given.

(e) The name of each Permitted Leasehold Mortgagee shall be added to the loss payable endorsement of any and all fire and other casualty insurance policies to be carried by Tenant in respect of the Premises and/or the FF&E, and all such policies shall state that the insurance proceeds are to be paid to the First Permitted Leasehold Mortgagee to be held for the benefit of the parties hereto and applied in the manner specified in this Lease.

(f) A Permitted Leasehold Mortgagee shall have the right to appear in any condemnation proceedings and to participate in any and all hearings, trials and appeals in connection therewith. If there is a condemnation or eminent domain in respect of the Premises and/or the FF&E which does not result in a termination of this Lease, any award of payment therein shall be paid to the First Permitted Leasehold Mortgagee for the benefit of the parties hereto and applied in the manner specified in this Lease; and if the same results in a termination of this Lease, to the extent required under the applicable mortgage, Tenant’s portion of the award or payment (if any) shall be paid to the First Permitted Leasehold Mortgagee for the benefit of Tenant and the Permitted Leasehold Mortgagees.

(g) To the extent required under the applicable mortgage, no fire or casualty loss claims shall be settled and no agreement will be made in respect of any award or payment in condemnation or eminent domain without in each case the prior written consent of the First Permitted Leasehold Mortgagee.

(h) Except where the Permitted Leasehold Mortgagee has become the tenant hereunder, no liability for the payment of Rent or the performance of any of Tenant’s covenants and agreements hereunder shall attach to or be imposed upon the Permitted Leasehold Mortgagee (other than any obligations assumed by the Permitted Leasehold Mortgagee), all such liability (other than any obligations assumed by the Permitted Leasehold Mortgagee) being hereby expressly waived by Landlord.

(i) Landlord shall accept performance by a mortgagee of any covenant, condition or agreement on Tenant’s part to be performed hereunder with the same force and effect as though performed by Tenant; provided, that the covenants, conditions or agreements set forth in Section 16.20 shall continue to be obligations of Tenant.

(j) Notwithstanding any other provision of this Lease, except for payments of Rent and Additional Rent, no payment made to Landlord by any mortgagee shall constitute the mortgagee’s agreement that such payment was, in fact, due under the terms of this Lease.

SECTION 13.3 NEW LEASE WITH LEASEHOLD MORTGAGEE. In the event of termination of this Lease by reason of any uncured default by Tenant or rejection of this Lease by Tenant pursuant to Section 365 of the Bankruptcy Code or pursuant to any provisions of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally, Landlord will promptly notify the Permitted Leasehold Mortgagee of such termination and the amount of any sums then due to Landlord under this Lease, and the Permitted Leasehold Mortgagee shall have the right to have Landlord enter into a new lease of the Premises with the Permitted Leasehold Mortgagee or a nominee controlled by such Permitted Leasehold Mortgagee (hereinafter referred to in this Section 13.3 as its “nominee”) in accordance with the following provisions:

(a) The Permitted Leasehold Mortgagee or its nominee shall be entitled to such new lease if the Permitted Leasehold Mortgagee shall make written request upon Landlord for such new lease on or before the date which is thirty (30) days after the date on which the Permitted Leasehold Mortgagee shall have received the notice from Landlord of such termination and if such written request is accompanied by the Permitted Leasehold Mortgagee’s agreement to pay to Landlord, upon the execution and delivery of the new lease, the sums which would then be due to Landlord under this Lease had this Lease remained in effect;

(b) Such new lease shall be for what would have been the remainder of the Term hereunder if this Lease had not terminated, effective as of the date of such termination, at the rent and upon the terms, provisions, covenants and agreements as herein contained, including all rights and options herein contained;

(c) In such new lease, the Permitted Leasehold Mortgagee or its nominee shall agree to perform and observe all covenants herein contained on Tenant’s part to be performed and to cure all defaults of Tenant hereunder except for those covenants not capable of being cured by a party other than Tenant;

(d) Landlord shall not warrant possession of the Premises to the Permitted Leasehold Mortgagee or its nominee under the new lease, it being understood that the new lease shall be expressly made subject to the rights, if any, of Tenant under this Lease or any other Person claiming the right to possession through or under said Tenant;

(e) The Permitted Leasehold Mortgagee or its nominee as tenant under the new lease shall have the same right, title and interest in and to the Premises as Tenant had under this Lease;

(f) If more than one Permitted Leasehold Mortgagee shall make written request upon Landlord in accordance with the provisions hereof for a new lease, the new lease shall be delivered pursuant to the request of the Permitted Leasehold Mortgagee whose leasehold mortgage is prior in lien among those who made the request, and the written request of any Permitted Leasehold Mortgagee whose leasehold mortgage is subordinate in lien shall be void and of no force or effect; and

(g) Effective upon the commencement of the term of any new lease executed pursuant to this Section 13.3, all subleases for portions of the Premises to which Landlord is then a party shall be assigned and transferred without recourse by Landlord to the tenant under such new lease, and all monies on deposit with Landlord by sublessees which tenant would have been entitled to use but for the termination and expiration of this Lease may be used by the tenant under such new lease for the purposes of and in accordance with the provisions of such new lease.

SECTION 13.4 ASSIGNMENT BY LEASEHOLD MORTGAGEE. If a Permitted Leasehold Mortgagee shall acquire title to Tenant’s interest in this Lease by foreclosure, assignment in lieu of foreclosure or otherwise, or obtain a new lease pursuant to Section 13.3, Permitted Leasehold Mortgagee may assign this lease or such new lease in accordance with the terms and conditions of Article X.

SECTION 13.5 ADDITIONAL INSTRUMENT. Landlord shall, upon request, execute, acknowledge and deliver to each Permitted Leasehold Mortgagee an agreement prepared at the sole cost and expense of Tenant, in form satisfactory to the Permitted Leasehold Mortgagee and Landlord, among Landlord, Tenant and the Permitted Leasehold Mortgagee, agreeing to all the provisions of this Article XIII.

SECTION 13.6 NO SUBORDINATION OF FEE INTEREST. Landlord shall at no time be required to subordinate its fee simple interest in the Premises to the lien of any leasehold mortgage or to mortgage its fee simple interest in the Premises as collateral or additional security for any leasehold mortgage.

ARTICLE XIV

SURRENDER OF PREMISES

SECTION 14.1 CONDITION OF PREMISES. Subject to the provisions of Section 5.10, Tenant shall, on or before the last day of the Term or upon any other Expiration Date, peaceably and quietly surrender and deliver to Landlord the Premises (including the FF&E, the Operating Equipment and the Operating Supplies) in good order, condition and repair, reasonable wear and tear (and damage by fire or other casualty if the termination is pursuant to Article XI) excepted, and free and clear of liens, encumbrances and ownership rights or claims of Tenant (other than liens and encumbrances created by Landlord or its Affiliates (other than Tenant)) and (only if Landlord so elects) sublessees and Concessionaires; provided, however, that Landlord may, at its option, require any or all sublessees or Concessionaires not theretofore approved by Landlord to recognize Landlord under such sublease or concession agreement, in which event any such sublessees or Concessionaire shall become the sublessees or Concessionaire of Landlord for the balance of the remaining term of the applicable sublease or concession agreement.

SECTION 14.2 TITLE TO PREMISES, FF&E, ETC. Upon the Expiration Date, title to the Premises (including any FF&E, Operating Equipment and Operating Supplies owned by Tenant subject to any leases or encumbrances) shall thereupon, and without further act (or representation or warranty) of either party, vest in Landlord (subject, however, in the event of the sooner termination of this Lease, to the rights of any Permitted Leasehold Mortgagee to acquire the same in connection with the new lease pursuant to Section 13.3), subject to the rights of the holders of any trademarks appearing on any FF&E, Operating Equipment, and Operating Supplies owned by Tenant. Tenant shall promptly thereafter execute and deliver to Landlord such deed, bill of sale and other transfer documents or instruments as Landlord may reasonably request; provided, that they contain no covenant, warranty, representation or other liability of Tenant not contained herein.

SECTION 14.3 TITLE TO FF&E RESERVE ACCOUNT. Ownership of and to the FF&E Reserve Account and all proceeds thereof shall automatically vest in Landlord (subject to the lien therein of the Permitted Leasehold Mortgagees) upon the expiration of the Term without the payment of consideration therefor and without the necessity for the execution and delivery by Tenant of any instrument transferring title thereto. Notwithstanding the foregoing, Tenant covenants and agrees that, upon the expiration of the Term, Tenant shall, upon Landlord’s request, execute and deliver to Landlord any instrument or document reasonably requested by Landlord to confirm title in Landlord to said FF&E Reserve Account and all proceeds thereof.

SECTION 14.4 CASH AND ACCOUNTS RECEIVABLE. Tenant shall retain the right to all cash (other than cash in the FF&E Reserve Account) and accounts receivable on or in connection with the Premises existing as of the expiration of the Term and Landlord shall pay Tenant for all unopened consumable supplies located at the Premises upon the expiration of the Term (based on Tenant’s actual cost therefor); provided, however, that Tenant shall turn over to Landlord all deposits, accounts receivable and other payments with respect to all bookings for periods after the expiration of the Term. Landlord shall assume all advanced bookings for periods after the expiration of the Term made in the ordinary course of the operation of the Project. If, after the expiration of the Term, Landlord collects any accounts receivable to which Tenant is entitled, Landlord shall promptly remit such amounts to Tenant, subject to the rights of any recognized mortgagee.

SECTION 14.5 REFUSAL TO SURRENDER PREMISES.

(a) If Tenant holds over or refuses to surrender possession of the Premises in accordance with the provisions of this Lease, Landlord shall have the right, in addition to all other rights and remedies available to it, to treat such holding over as a tenancy at sufferance or a month-to-month tenancy. During such holding over period, Tenant shall be obligated to perform all of its obligations under this Lease (as if this Lease had not so expired or terminated), except that the Base Rent during the period of holding over shall be one hundred seventy-five percent (175%) of the Base Rent during the Term. During any such holding over period, Landlord shall have no obligations of any nature whatsoever under this Lease or otherwise to Tenant.

(b) If the Premises (including the Hotels and the FF&E) are not timely so surrendered, Tenant shall pay to Landlord all expenses which Landlord may incur by reason thereof and, in addition, shall indemnify and hold harmless Landlord from and against all claims made against Landlord by any tenant or tenants succeeding to the Premises or any part thereof, founded upon delay by Landlord in delivering possession of the Premises to such tenant or tenants or upon the improper or inadequate condition of the Premises, to the extent that such delay or improper or inadequate condition is occasioned by the failure of Tenant to perform its said surrender obligations and/or to timely surrender the Premises. All property of Tenant or of any other person which shall remain in the Premises after the expiration or sooner termination of this Lease shall be deemed to have been abandoned and may be retained by Landlord as its property or be disposed of without accountability in such manner as Landlord may deem fit and, if the cost of any disposition exceeds any proceeds from the sale of such property, such cost shall be paid by Tenant to Landlord upon demand.

SECTION 14.6 SURVIVAL CLAUSE. The provisions of this Article XIV shall survive the expiration of the Term.

ARTICLE XV

QUIET ENJOYMENT

SECTION 15.1 QUIET ENJOYMENT. Upon full and timely payment by Tenant of the amounts herein provided, and upon the observance and performance by Tenant of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly be entitled to use and enjoy the Premises for the term of the Lease, without hindrance or interruption by Landlord or any other Person or Persons lawfully or equitably claiming by, through or under Landlord.

ARTICLE XVI

MISCELLANEOUS

SECTION 16.1 LANDLORD CONSENT.

(a) All consents or approvals required to be obtained by Tenant from Landlord hereunder shall be granted by Landlord when UCDP has given its consent or approval, whether express or implied; and, for all purposes under this Lease, UCFP designates and appoints UCDP as the member of Landlord from which consents and approvals shall be obtained by Tenant. The parties hereto acknowledge and agree that each of UCDP and UCFP shall, jointly and severally, be obligated to perform or satisfy any obligation, covenant or agreement of Landlord hereunder.

(b) The parties hereto acknowledge and agree that, as of the date hereof, URH, an Affiliate of Landlord, is a general partner of Tenant. For so long as an Affiliate of Landlord owns, directly or indirectly, an equity interest in Tenant, the following provisions shall apply to Landlord hereunder:

(i) any consent or approval required to be obtained by Tenant from Landlord hereunder shall be deemed to be granted by Landlord if an Affiliate of Landlord which owns, directly or indirectly, an equity interest in Tenant had given its consent or approval to such matter in accordance with the Partnership Agreement;

(ii) any consent, approval, action or controversy concerning Section 3.2 (except for Section 3.2(a)(v)), Section 4.1, Section 4.2, Sections 5.2 through 5.15 (except for Sections 5.5(a) and (c)), Article VII, Article VIII, Section 10.1, Section 10.5, and Section 11.1 shall be resolved between the Partners, as such, in accordance with the dispute resolution procedures in the Partnership Agreement including Section 28.7 of the Partnership Agreement and arbitration pursuant to Section 28 of the Partnership Agreement. In any such arbitration, the Partner that is an Affiliate of Landlord may assert, and the arbitrator shall give due consideration to, any claim that the matter at issue, if adversely decided, as to such Partner, would have a significant adverse effect with respect to a material interest as Landlord hereunder; and

(iii) Landlord shall be prohibited from terminating this Lease.

(c) To the extent that the indemnification obligations provided in Section 8.2(b) are inconsistent with the indemnification obligations of Landlord and its Affiliates in the Partnership Agreement, the indemnification obligations granted in the Partnership Agreement shall control.

(d) Except as otherwise provided in Section 16.1(b)(ii), the parties hereto acknowledge and agree that, so long as a partner or other equity owner in Tenant is an Affiliate of the Landlord, the partner or other equity owner in Tenant that is not an Affiliate of the Landlord shall have the right on behalf of the Tenant, to give all notices, grant or withhold consents or approvals, and exercise any remedies of Tenant under this Agreement and the Landlord shall only look to such unaffiliated party with respect to such matters.

SECTION 16.2 INFLATION ADJUSTMENT. All currency figures referred to in this Agreement as being “adjusted for inflation” shall be deemed to be adjusted every year (as of each succeeding anniversary date of this Agreement) by the percentage change in the Consumer Price Index between the figure established by such index for the month in 1998 as of which this Agreement is dated (or such other month as may be expressly specified), and the last month immediately preceding such anniversary date for which such figure is publicly available. In the event such Consumer Price Index shall be discontinued or abandoned, the term Consumer Price Index shall refer to the closest comparable index as may be substituted by the Bureau of Labor Statistics. If no such index shall be substituted, then another index generally recognized as authoritative shall be substituted by agreement of the parties hereto, and if such parties cannot agree, such index shall be determined pursuant to arbitration as provided in Article XVIII.

SECTION 16.3 FORCE MAJEURE. A party alleging the occurrence of a Force Majeure Event shall use reasonable good faith efforts to notify the other party not later than twenty (20) days after such party knows of the occurrence of a Force Majeure Event; provided, however, that either party’s failure to notify the other of the occurrence of an event constituting a Force Majeure Event shall not alter, detract from or negate its character as a Force Majeure Event or otherwise result in the loss of any benefit or right granted to the delayed party under this Lease. In no event shall any party’s financial condition or inability to fund or obtain funding or financing constitute a “Force Majeure Event” with respect to such party. The times for performance set forth in this Lease (other than for monetary obligations of a party) shall be extended only to the extent performance is delayed by the occurrence of a Force Majeure Event, except as otherwise expressly set forth in this Lease.

SECTION 16.4 NO WAIVER. The waiver by Landlord or Tenant, as the case may be, of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition, or of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rents hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other then the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance. No covenant, tern or condition of this Lease shall be deemed to have been waived by Landlord or Tenant, as the case may be, unless such waiver is expressly set forth in writing by Landlord or Tenant, as the case may be.

SECTION 16.5 ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the rents herein stipulated shall be deemed to be other than on account of the earliest stipulated rents, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease.

SECTION 16.6 ENTIRE AGREEMENT. This Lease sets forth all the covenants, promises, agreements, obligations, conditions and understandings between Landlord and Tenant, oral or written, relating to the subject matter of this Lease. Neither Landlord nor Tenant has made any representations, warranties, covenants or agreements not expressly contained in this Lease. No subsequent alterations, amendment, change or addition to this Lease shall be binding upon Landlord and Tenant unless reduced to writing and signed by both parties hereto. Landlord and Tenant shall in no event be construed as partners or joint venturers.

SECTION 16.7 NOTICES. Whenever it is provided herein that notice, demand, request, consent, approval or other communication shall or may be given to, or served upon, any of the parties hereto by the other, or whenever any of such parties desires to give or serve upon any other any notice, demand, request, consent, approval or other communication with respect hereto, each such notice, demand, request, consent, approval or other communication (referred to in this Section 16.7 as a “NOTICE”) shall be in writing (whether or not so indicated elsewhere in this Lease) and shall be effective for any purpose only if given or served by (i) certified or registered U.S. Mail, postage prepaid, return receipt requested, (ii) personal delivery with a signed receipt or (iii) a recognized national courier service, in each case addressed as follows:

to Tenant:

UCF Hotel Venture

1000 Universal Studios Plaza

Orlando, Florida 32819

Attention: Mr. Tom Williams

with a copy to each of the following:

Loews Hotels Holding Corporation

667 Madison Avenue

New York, New York 10021

Attention: Corporate Secretary

Hughes Hubbard & Reed LLP

201 S. Biscayne Boulevard, Suite 2500

Miami, Florida 33131

Attention: William A. Weber, Esq.

Universal Rank Hotel Partners

1000 Universal Studios Plaza

Orlando, FL 32819

Attn: General Manager

Universal Studios, Inc.

100 Universal City Plaza

Universal City, CA 91608

Attn: General Counsel

Universal Studios Recreation Group

100 Universal City Plaza

Universal City, CA 91608

Attn: Chairman and Peter Csathy

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Stephen Gellman, Esq.

The Rank Group Plc

6 Connaught Place

London W2 2EZ

ENGLAND

Attn: Douglas M. Yates

Lord, Bissell & Brook

115 South LaSalle Street

Chicago, IL 60603

Attn: Wesley S. Walton, Esq.

to Landlord:

Universal City Development Partners

1000 Universal Studios Plaza

Orlando, Florida 32819

Attn: General Manager

Universal City Florida Partners

1000 Universal Studios Plaza

Orlando, Florida 32819

Attn: General Manager

with a copy to:

Universal Studios, Inc.

100 Universal City Plaza

Universal City, CA 91608

Attn: General Counsel

Universal Studios Recreation Group

100 Universal City Plaza

Universal City, CA 91608

Attn: Chairman and Peter Csathy

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Stephen Gellman, Esq.

The Rank Group Plc

6 Connaught Place

London W2 2EZ

ENGLAND

Attn: Douglas M. Yates

Lord, Bissell & Brook

115 South LaSalle Street

Chicago, IL 60603

Attn: Wesley S. Walton, Esq.

Any such Notice may be given, in the manner provided in this Section 16.7, on any party’s behalf by its attorneys designated by such party by notice hereunder. Every Notice shall be effective on the date actually received, as indicated on the receipt therefor or on the date delivery thereof is refused by the recipient thereof. All references in this Lease to the date of Notice shall mean the effective date, as provided in the immediately preceding sentence.

SECTION 16.8 CONSENTS AND APPROVALS.

(a) All consents and approvals which may be given under this Lease shall, as a condition of their effectiveness, be in writing. The granting by a party hereto of any consent to or approval of any act requiring consent or approval under the terms of this Lease, or the failure on the part of a party hereto to object to any such action taken without the required consent or approval, shall not be deemed a waiver by the party whose consent was required of its right to require such consent or approval for any other act.

(b) Unless expressly stated herein to be in the sole discretion of a party hereto, all consents and approvals which may be given by a party under this Lease shall not (whether or not so indicated elsewhere in this Lease) be unreasonably withheld or conditioned by such party and shall be given or denied within the time period provided, and if no such time period has been provided, within a reasonable time. Upon disapproval of any request for a consent or approval, which is not in the consenting or approving party’s sole discretion, the disapproving party shall, together with notice of such disapproval, submit to the requesting party a written statement setting forth with specificity its reasons for such disapproval.

(c) If, pursuant to the terms of this Lease, any consent or approval by either Landlord or Tenant is alleged to have been unreasonably withheld, conditioned or delayed, then any dispute as to whether such consent or approval has been unreasonably withheld, conditioned or delayed shall be settled by arbitration in accordance with Article XVIII. If there shall be a final determination that the consent or approval was unreasonably withheld, conditioned or delayed so that the consent or approval should have been granted, the consent or approval shall be deemed granted. Such deemed grant of consent or approval shall not be deemed to be satisfaction of any obligation under this Lease of the party from whom such consent or approval was requested to give such consent or approval reasonably, unconditionally and/or without delay and shall not prejudice any rights under this Lease of the party seeking such consent or approval to seek damages for such failure by the other party to so perform as required hereunder.

(d) Except as specifically provided herein, no fees or charges of any kind or amount shall be required by either party hereto as a condition of the grant of any consent or approval which may be required under this Lease.

SECTION 16.9 HEADINGS AND SECTION NUMBERS; TERMS GENERALLY.

(a) The headings and article and section numbers appearing in this Lease are inserted only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of such heading, section or article, nor in any way affect the interpretation of this Lease.

(b) (i) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Lease as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Lease, and Article, Section, paragraph, clause Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Lease unless otherwise specified, (iii) the word “including” and words of similar import when used in this Lease shall mean “including, without limitation,” unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) references to a Person are also references to its permitted successors and assigns and (vi) any reference herein to a “copy” or “copies” of any document, instrument or agreement shall mean a true, correct and complete copy (or copies) thereof.

SECTION 16.10 CONSTRUCTION OF LANGUAGE. The language in all parts of this Lease shall be construed in accordance with its meaning, and not strictly for or against either Landlord or Tenant.

SECTION 16.11 BROKER’S COMMISSION. Except for any broker’s or finder’s fees due to Sonnenblick-Goldman Company incurred in connection with the agreement between URH and LOH described in the third Whereas clause hereof, which shall be the sole responsibility of URH, each of Landlord and Tenant warrant that it has employed no broker or finders in connection with this transaction.

SECTION 16.12 INTEREST. Interest shall accrue on any sums owed by Tenant to Landlord, commencing on the first date of delinquency and continuing until the full amount (including interest) is paid to Landlord, at the rate of interest of four percentage points (4%) over the prime rate (which shall mean, for each interest period, the annual prime rate (or base rate) reported in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger U.S. Money Center commercial banks on the first date on which The Wall Street Journal is published during such interest period; provided that, if such rate is not available in The Wall Street Journal, Landlord and Tenant shall attempt in good faith to agree upon such a rate and, if no such rate is agreed upon, such rate shall be determined pursuant to the arbitration provisions set forth in Article XVIII), unless the failure to timely pay such amount is due to any act or omission of any Affiliate of Landlord that is a Partner, or has an equity interest, in Tenant. Notwithstanding anything to the contrary contained in this Lease, this Section 16.12 shall not be effective until such time as an Affiliate of Landlord does not own, directly or indirectly, an equity interest in Tenant.

SECTION 16.13 LIMITATIONS ON LIABILITY. It is specifically understood and agreed that there shall be absolutely no personal liability on the part of Landlord or Tenant or on the part of any of Landlord’s Affiliates or Tenant’s Affiliates, as the case may be, in respect of any of the terms, covenants and conditions of this Lease, and Tenant or Landlord, as the case may be, shall look solely to the interest of Landlord or Tenant, as the case may be, in the Premises for the satisfaction of each and every remedy of Tenant or Landlord, as the case may be, in the event of any breach or default by Landlord or Tenant, as the case may be, or by any successor in interest to Landlord or Tenant, as the case may be, of any of the terms, covenants and conditions of this Lease to be performed by Landlord or Tenant, as the case may be. From and after any conveyance of the Premises by Landlord, except if and to the extent that the conveying Landlord is personally liable for an obligation pursuant to the terms of this Lease, if such conveyance has been approved by Tenant, the conveying Landlord shall have no obligation or liability of any kind under this Lease for obligations arising from and after such conveyance if and to the extent that the entity receiving the conveyance shall assume the obligations of Landlord thereafter to be performed under this Lease.

SECTION 16.14 SUCCESSORS AND ASSIGNS; THIRD PARTY RIGHTS. Except as otherwise provided herein, the terms hereof shall be binding upon and shall inure to the benefit of the successors and permitted assigns, respectively, of Landlord and Tenant. Except as otherwise provided in Article VIII with respect to the indemnification obligations for the benefit of Landlord Indemnified Parties and Tenant Indemnified Parties and, with respect to LOH, Universal and Rank, as provided in any provisions hereof specifically referencing such Person, the provisions of this Lease are for the sole benefit of Landlord and Tenant and shall not inure to the benefit of any other Person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise, except a Permitted Leasehold Mortgagee.

SECTION 16.15 LABOR HARMONY. Without limiting the generality of any other provision in this Lease, each party hereto, in its sole discretion (which shall not be subject to arbitration), shall use good faith efforts to avoid any jurisdictional strike or dispute or any other labor dispute or problem which may adversely affect the other party in the efficient operation of its business.

SECTION 16.16 GOVERNING LAW. This Lease and all provisions thereof, irrespective of the place of execution or performance, shall be construed and enforced in accordance with the laws of the State of Florida applicable to agreements which are executed and are performed wholly in Florida.

SECTION 16.17 CUMULATIVE RIGHTS. The rights and remedies given to the Landlord or Tenant in this Lease are distinct, separate and cumulative rights and remedies, and no one of them, whether or not exercised by the Landlord or Tenant, as the case may be, shall be deemed to be in exclusion of any of the others, except as expressly set forth in this Lease.

SECTION 16.18 PARTIAL INVALIDITY. If any provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by any party hereunder or substantially increase the burden on any party hereto, shall be held to be invalid or unenforceable to any extent, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Lease.

SECTION 16.19 INJUNCTIVE RELIEF. Subject to Section 18.3, in the event of a breach or threatened breach by either party hereto of any of the covenants or provisions of this Lease, the other party hereto shall, in addition to any remedies expressly mentioned in this Lease, have the right of injunction and the right to invoke any remedy allowed at law or in equity.

SECTION 16.20 CONFIDENTIALITY.

(a) Landlord and Tenant shall hold, and shall cause their respective Affiliates to hold, in strict confidence and not disclose to others any proprietary or confidential information (including, without limitation, trade secrets and information with respect to competitors and any information provided to Landlord pursuant to Section 4.2) learned from the other or from or in connection with the operation of the Project or the Premises; provided, that proprietary or confidential information shall not include information which (i) was or becomes generally available to the public other than as a result of a breach of this Lease or Section 31 of the Partnership Agreement or (ii) was or becomes available to a Person bound by this Section 16.20 on a non-confidential basis from a source other than the other party or its Affiliates; provided, that such source was not, to such bound Person’s knowledge, bound by a confidentiality agreement with respect to such information. In addition, if Landlord, UCDP or UCFP transfers, directly or indirectly, its interests hereunder, the transferee thereof shall not at any time thereafter disclose any such proprietary or confidential information to any Affiliate or subsidiary of such transferee that is involved in the hotel business or any of the agents, employees or accountants of such Affiliate or subsidiary.

(b) If such a bound Person is requested, or becomes legally compelled, to disclose any of such proprietary or confidential information, such bound Person will provide the other party with prompt notice thereof (before such information is disclosed, if practicable) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 16.20. If such protective order or other remedy is not obtained or that the other party, in its sole discretion, waives any provision of this Section 16.20, such bound entity may furnish only that portion of the proprietary or confidential information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(c) All publicity relating to the Project and the Premises, including the development of the Project, the historical and projected financial results of the Project, future business plans of the Project, and the relationship among the parties hereto, shall be jointly planned, coordinated and agreed to by the parties hereto. Other than with respect to marketing of the Project by Tenant, neither party hereto shall act unilaterally in this regard without the prior written approval of the other party hereto; provided, however, that such approval shall not be unreasonably withheld or delayed.

(d) Landlord and Tenant shall remain bound by the provisions of this Section 16.20 despite any subsequent transfer of any interest in the Premises or any termination of this Lease.

SECTION 16.21 MEMORANDUM OF LEASE. Upon the execution and delivery of this Lease by both parties, Landlord and Tenant shall each execute a Memorandum of Lease in the form attached as Exhibit E hereto. Tenant shall cause such Memorandum of Lease to be recorded in the land records of the County.

ARTICLE XVII

LANDLORD’S INTEREST NOT SUBJECT TO LIEN

SECTION 17.1 LANDLORD’S INTEREST NOT SUBJECT TO LIEN.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS LEASE, THE INTEREST OF LANDLORD IN ALL OR ANY PORTION OF THE PREMISES, WHICH PREMISES ARE DEFINED IN THIS LEASE TO INCLUDE THE SITES, THE HOTELS, THE SUPPORT FACILITY, THE BUILDING & APPURTENANCES, THE FF&E, THE OPERATING EQUIPMENT, AND THE OPERATING SUPPLIES SHALL NOT BE SUBJECT TO ANY LIENS FOR IMPROVEMENTS FOR WORK MADE OR DONE BY OR AT THE INSTANCE OF TENANT, WHETHER OR NOT THE SAME SHALL BE MADE OR DONE WITH THE CONSENT OF LANDLORD OR BY AGREEMENT BETWEEN TENANT AND LANDLORD. IT IS AGREED THAT IN NO EVENT SHALL LANDLORD, OR THE INTEREST OF LANDLORD IN THE PREMISES, OR ANY IMPROVEMENTS THERETO, BE LIABLE FOR OR SUBJECTED TO ANY CONSTRUCTION, MECHANICS’, MATERIALMEN’S, LABORER’S, OR OTHER STATUTORY OR COMMON LAW LIENS FOR IMPROVEMENTS OR WORK DONE BY, OR AT THE INSTANCE OF THE TENANT. THIS LEASE EXPRESSLY PROHIBITS THE SUBJECTING OF THE INTEREST OF LANDLORD, INCLUDING LANDLORD’S REVERSIONARY INTEREST, IN THE PREMISES OR ANY IMPROVEMENTS THERETO, TO ANY CONSTRUCTION, MECHANICS’, MATERIALMEN’S, LABORER’S, OR OTHER STATUTORY OR

COMMON LAW LIENS, INCLUDING EQUITABLE CLAIMS OF LIEN, FOR IMPROVEMENTS MADE BY OR AT THE INSTANCE OF TENANT, OR CONCERNING WHICH TENANT IS RESPONSIBLE FOR PAYMENT UNDER THE PROVISIONS OF THIS LEASE, OR OTHERWISE, AND ALL PERSONS DEALING WITH, OR CONTRACTING WITH, TENANT DIRECTLY OR INDIRECTLY THROUGH OTHER PARTIES, ARE HEREBY PUT ON NOTICE OF THESE PROVISIONS.

(b) FURTHER, AT ALL TIMES DURING THE TERM OF THIS LEASE, WHICH IS A PERIOD OF ONE HUNDRED (100) YEARS, LANDLORD’S REVERSIONARY INTEREST IN THE SITES, THE HOTELS, THE SUPPORT FACILITY, THE BUILDING & APPURTENANCES, THE FF&E, THE OPERATING EQUIPMENT, AND THE OPERATING SUPPLIES SHALL REMAIN AT ALL TIMES SUPERIOR IN RIGHT, TITLE, AND DIGNITY TO ANY LIENS, RIGHTS TO CLAIM LIENS, OR ANY EQUITABLE RIGHT OR CLAIM OF LIEN, OF ANY NATURE WHATSOEVER, WHICH ANY CONTRACTOR, SUBCONTRACTOR, SUB-SUBCONTRACTOR, MATERIALMAN, OR LABORER, OR ANY PARTY CONTRACTING DIRECTLY OR INDIRECTLY WITH TENANT, MAY IMPOSE OR MAY SEEK TO IMPOSE, UPON TENANT’S INTEREST DURING THE TERM OF THIS LEASE, IN THE SITES, THE HOTELS, THE SUPPORT FACILITY, THE BUILDING & APPURTENANCES, THE FF&E, THE OPERATING EQUIPMENT, AND THE OPERATING SUPPLIES.

(c) THE PROVISIONS OF THIS NOTICE OF LANDLORD’S NON-LIABILITY FOR LIENS SHALL APPLY TO ALL CONSTRUCTION ACTIVITY WHICH MAY OCCUR DURING THE TERM OF THIS LEASE. SPECIFICALLY, THIS NOTICE OF LANDLORD’S NON-LIABILITY SHALL CONTINUE IN FULL FORCE AND EFFECT DURING THE TERM OF THIS LEASE, AND SHALL APPLY TO ANY REMODELING, RETROFITTING, ADDITIONS, REPLACEMENT, REFURBISHING, REPAIR, AND ANY CONSTRUCTION ACTIVITIES AND SUPPLY OF CONSTRUCTION LABOR, SERVICES, AND MATERIALS, OF ANY NATURE WHATSOEVER, WHICH MAY OCCUR DURING THE TERM OF THIS LEASE.

(d) THIS ARTICLE XVII SHALL BE INCLUDED IN THE MEMORANDUM OF LEASE TO BE PLACED OF RECORD IN THE COUNTY TO PUT EACH CONTRACTOR, SUBCONTRACTOR, MATERIALMAN, LABORER, VENDOR. OR SUPPLIER THAT MAY BE PROVIDING WORK IN CONNECTION WITH THE INITIAL CONSTRUCTION OR ANY ALTERATIONS ON NOTICE OR THE TERMS OF THIS ARTICLE XVIII.

ARTICLE XVIII

ARBITRATION

SECTION 18.1 ARBITRATION.

(a) Any dispute, disagreement, controversy or claim between Landlord and Tenant arising out of or relating to this Lease, or the breach hereof (a “DISPUTE”), except for matters that are stated to be in a party’s “sole discretion” or as otherwise provided herein to the contrary, shall be resolved by arbitration administered by the AAA as provided in this Section 18.1 and the Commercial Arbitration Rules of the AAA (the “AAA RULES”) in effect as of the commencement of the applicable arbitration proceeding, except to the extent the then current AAA Rules are inconsistent with the provisions of this Section 18.1, in which event the terms hereof shall control. The arbitration shall be governed by the United States Arbitration Act and this Section 18.1, and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction.

(b) If either Landlord or Tenant asserts that a Dispute has arisen, such asserting party shall give prompt written notice (or notice as otherwise provided herein) thereof to the other party and to the AAA. Any arbitration pursuant to this Section 18.1 shall be conducted in Orlando, Florida, unless the arbitrator or arbitrators are unable in a timely manner to conduct the arbitration in Orlando, Florida, in which case the arbitration will be conducted in a location mutually agreed upon by Tenant, Landlord and the arbitrator or arbitrators.

(c) (i) The arbitration shall be conducted by three (3) arbitrators, which arbitrators shall be selected in accordance with the AAA Rules, and at least one (1) of whom (but no more than two (2) of whom) shall have had experience in the management and/or operation of hotels, or as a consultant in connection with the management and/or operation of hotels.

(ii) Notwithstanding clause (i) above, if the Dispute at issue is for a liquidated amount not in excess of $500,000, adjusted for inflation, then the arbitration shall be conducted by one (1) arbitrator in accordance with the AAA Rules for Expedited Procedures, which arbitrator shall be selected in accordance with the AAA Rules for Expedited Procedures, and which arbitrator shall have had experience in the management and/or operation of hotels, or as a consultant in connection with the management and/or operation of hotels.

(iii) In connection with any arbitration proceeding pursuant to this Section 18.1, (A) no arbitrator shall have been employed or engaged by a party hereto within the previous five (5) year period, (B) each arbitrator shall be neutral and independent of the parties to this Lease and their respective hotel consultants, (C) no arbitrator shall be affiliated with either party’s auditors, (D) no arbitrator shall be employed by any hotel operator or an Affiliate of any hotel operator, and (E) no arbitrator shall have a conflict of interest with (including, without limitation, any bias towards or against) a party hereto or its then current hotel consultants. As used in this Lease, the term “arbitrator” or “arbitrators” shall mean the one (1) member arbitration panel or the three (3) member arbitration panel, as applicable, described herein.

(d) The award of the arbitrators shall be accompanied by a statement of the reasons upon which the award is based. The arbitrators shall not have the power to modify this Lease. The award may not include, and the parties hereto specifically waive, any award of punitive damages or attorneys’ fees and costs. Accordingly, each party hereto shall bear its own attorneys’ fees and costs incurred in connection with any arbitration proceeding. Unless otherwise specifically provided in this Agreement, the fees and costs of the arbitrators shall be borne equally by the parties hereto.

(e) The arbitrators may consolidate proceedings with respect to any Dispute under this Lease with proceedings with respect to any related controversy; provided, that any parties to such controversy who are not parties to this Lease consent to such consolidation.

(f) The parties hereto will cooperate in the exchange of documents relevant to any Dispute. Deposition or interrogatory discovery may be conducted only by agreement of such parties or if ordered by the arbitrators. In considering a request for such deposition or interrogatory discovery, the arbitrators shall take into account that the parties hereto are seeking to avoid protracted discovery in connection with any arbitration proceeding hereunder.

SECTION 18.2 ELECTION OF REMEDIES.

(a) If an Event of Default Notice states that Landlord has elected to seek the remedy of termination of this Lease, then Section 18.1 shall not be applicable. In such event, Landlord shall be required to commence a proceeding against Tenant within sixty (60) days after Tenant’s receipt of the Event of Default Notice, in the Circuit Court in and for the County. Such proceeding shall expressly seek, as an initial request for relief, among other relief not prohibited by this Lease that may be requested at the discretion of Landlord, an equitable determination by the court that an Event of Default exists under the terms of this Lease and an award of termination of this Lease. Tenant shall have the right to assert any counterclaim it may have against Landlord in any such proceeding. Such proceeding shall be commenced by Landlord in the Circuit Court in and for the County. If it is determined that the Circuit Court does not have subject matter jurisdiction over such proceeding, then Landlord shall dismiss such action and the matter shall be submitted to arbitration in accordance with Section 18.1.

(b) If an Event of Default Notice does not state that Landlord has elected to seek the remedy of termination of this Lease, then any Dispute arising therefrom shall be subject to arbitration in accordance with Section 18.1. If Tenant shall dispute Landlord’s assertion that such Event of Default has occurred, Tenant shall, within ten (10) days after Tenant’s receipt of the Event of Default Notice, commence an arbitration proceeding regarding such Dispute. In such event, an Event of Default shall not be deemed to have occurred and Landlord shall not be permitted to exercise any rights against Tenant pursuant to Section 12.2(a) or 12.2(b) until such time as the arbitrators have determined that an Event of Default has occurred.

SECTION 18.3 EMERGENCY PROVISIONAL RELIEF. If a party hereto determines that a Dispute presents such party with an extraordinary situation that requires it to seek emergency provisional relief prior to the appointment of the arbitrators who will determine such Dispute, it may seek such emergency provisional relief from any court having jurisdiction; provided, however, that (a) in order to obtain any such relief, the court shall determine that such party has met any applicable standards imposed by the law applicable to the relief requested with respect to such party’s rights to such relief and (b) such relief may only be sought and obtained on the condition that any order entered by the court will expire ten (10) days after the appointment of the arbitrators unless the party that sought the order renews its application for emergency provisional relief to the arbitrators within such ten (10) day period, which arbitrators shall then make de novo any findings of fact that may be required in ruling on such renewed application.

SECTION 18.4 RESOLUTION BY CHAIRMEN. Notwithstanding anything to the contrary in this Article XVIII, so long as Universal and Rank each own equity interests in Landlord and LHHC owns an equity interest in Tenant, prior to the submission of any Dispute to an arbitrator, either Tenant or Landlord may, upon written notice to the other party, cause the Dispute to be first referred to a group consisting of the Chairman of Universal Parks and the Commercial Director of Rank, as representatives of Landlord, and the Chief Executive Officer of LHHC, as representative of Tenant. In attempting to resolve such Dispute, the representatives of Landlord shall collectively be entitled to one vote and the representative of Tenant shall be entitled to one vote. If Landlord and Tenant, through such representatives, are unable to unanimously resolve such matter within ten (10) days after delivery of the written notice described in the preceding sentence, then the matter shall be referred to an arbitrator as provided in this Article XVIII. Any such unanimous resolution shall be deemed to be the determination of such parties.

SECTION 18.5 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, (b) the fee estate in the Project, except as may expressly be stated in a written instrument duly executed and delivered by the appropriate Person, or (c) a beneficial interest in Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the date first above written.

UNIVERSAL CITY DEVELOPMENT PARTNERS
	By:	Universal City Florida Ltd., a general partner
		By:	Universal City Florida Holding Co. II, a general partner
WITNESS:			By:	Rank Orlando II, Inc., a general

/s/
			By:	/s/
			Title:	V.P.
/s/

WITNESS:			By:	Universal City Property Management Company II, a general partner

/s/
			By:	/s/
/s/			Title:	Authorized Representative

	By:	Universal City Holding Co. II, a general partner
WITNESS:		By:	Rank Orlando II, Inc., a general partner

/s/
		By:	/s/
/s/		Title:	V.P.

WITNESS:		By:	Universal City Property Management Company II, a general partner

/s/		By:	/s/
		Title:	Authorized Representative
/s/

UNIVERSAL CITY FLORIDA PARTNERS
WITNESS:			By:	Rank Orlando, Inc., a general partner

/s/			By:	/s/
			Title:	V.P.
/s/
			By:	Universal City Property Management Company, a general partner
WITNESS:

/s/			By:	/s/
			Title:	Authorized Representative

/s/	By:	Universal City Florida Holding Co. I, a general partner
		By:	Rank Orlando, Inc., a general partner

WITNESS:		By:	/s/

/s/		Title:	V.P.

/s/	By:	Universal City Property Management Company, a general partner

		By:	/s/
WITNESS:		Title:	Authorized Representative

/s/		UCF HOTEL VENTURE

/s/	By:	Loews Orlando Hotel Partner, Inc., a general partner

		By:	/s/
Title:

	By:	Universal Rank Hotel Partners, a general partner
		By:	Universal Studios Hotel, Inc., a general partner
/s/
			By:	/s/
			Title:	Exec. V.P.

		By:	Rank Hotels Orlando, Inc., a general partner

			By:	/s/
			Title:	V.P.